Table of Contents

As filed with the Securities and Exchange Commission on December 5, 2024

Registration No. 333-283494

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM S-1/A
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Unusual Machines, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	3663	66-0927642
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4677 L B McLeod Rd

Suite J

Orlando, FL 32811

(855) 921-4600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Allan Evans
Chief Executive Officer
Unusual Machines, Inc.

4677 L B McLeod Rd

Suite J

Orlando, FL 32811

(855) 921-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Harris, Esq.
Edward Schauder, Esq.

Briana Reed, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
(561) 686-3307

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 5, 2024

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-283494) is being filed to update the Prospectus contained in this Registration Statement to update the Recent Developments section on page 49 of the Prospectus. Such recent developments include:

•	the issuance of 3,822,000 shares of our common stock to accredited investors in connection with the conversion of 3,822 shares of the Company’s Series A Convertible Preferred Stock;
•	the issuance of 45,250 shares of our common stock to Dominari Securities, LLC in connection with a warrant exercise of 45,250 warrant shares, with cash proceeds to the Company of $226,250;
•	the issuance of 8,750 shares of our common stock to Revere Securities, LLC in connection with a warrant exercise of 8,750 warrant shares, with cash proceeds to the Company of $43,750;
•	the issuance of 845,135 shares of our common stock to an accredited investor in connection with the conversion of $1,681,818 of a 4% Promissory Note due November 30, 2025, at a conversion price of $1.99;
•	the issuance of 662,403 shares of our common stock to an accredited investor in connection with a conversion of $1,318,182 of a 4% Convertible Promissory Note due November 30, 2025, at a conversion price of $1.99;
•	the issuance of 315,000 shares of our common stock to an accredited investor in connection with the conversion of 105 shares of the Company’s Series C Convertible Preferred Stock
•	The issuance of 315,000 shares of our common stock to an accredited investor in connection with a warrant exercise of 315,000 warrant shares, with cash proceeds to the Company of $626,850
•	updates to the number of outstanding shares of our common stock; and
•	updates to the principal stockholder table and related changes thereto.

UNUSUAL MACHINES, INC.

PROSPECTUS

3,577,568 Shares of Common stock

On October 30, 2024, Unusual Machines, Inc. (the “Company” or “Unusual Machines”) closed a financing in which it received gross proceeds of $1,955,000 before deducting fees to the placement agent and other offering expenses payable by the Company (the “Private Placement). In the Private Placement, the Company executed a Securities Purchase Agreements (the “Purchase Agreement”) with accredited investors (each, an “Investor” and together the “Investors”), under which the Investors purchased an aggregate of 1,286,184 units at a per unit purchase price of $1.52 per unit. Each unit consisted of one share of common stock, par value $0.01 per share (the “Common Stock”) and one warrant to purchase one share of the Company’s Common Stock at an exercise price of $1.99 per share (each an “Investor Warrant”) and collectively, the Investor Warrants”).

Allan Evans, the Company’s Chief Executive Officer and Sanford Rich and Robert Lowry, each a member of the Company’s Board of Directors, invested an aggregate of $250,000 in the Private Placement on identical terms to the other Investors. Subsequently, in accordance with the Rules of the NYSE American, these three directors increased their purchase price. See “The Private Placement”.

On October 29, 2024, as required by the Purchase Agreement, the Company also entered into a Placement Agency Agreement (the “PA Agreement”) with Dominari Securities LLC (the “Placement Agent”) to serve as the Placement Agent for the Offering.

Pursuant to the PA Agreement, the Company paid the Placement Agent, a cash fee equal to 8% of the gross proceeds raised in the Private Placement or $156,400 and warrants to purchase 102,895 shares of our Common Stock equal to 8% of the aggregate number of shares of Common Stock sold in the Offering (the “Placement Agent Warrants,” and together with the Investor Warrants, collectively, the “Warrants”). The Placement Agent Warrants have the same terms as the Investor Warrants.

In this Prospectus, we refer to each Investor, the Placement Agent and two of the Company’s officers as a “Selling Stockholder” and collectively, the “Selling Stockholders”.

This Prospectus relates to the offering and resale by the Selling Stockholders, of 3,577,568 shares of our Common Stock (the “Shares”) comprised of (i) 1,286,184 shares of our Common Stock from the Private Placement (ii) 602,305 shares of our Common Stock owned by the Company’s officers and directors, (iii) 1,389,079 shares issuable upon the full exercise of the Warrants from the Private Placement, and (iv) 300,000 shares of our common stock issued to three advisors of the Company pursuant to advisory agreements.

We are obligated to register the Shares and Warrants sold in the Private Placement pursuant to a Registration Rights Agreement that we entered into the holders of these securities on October 30, 2024. We are also registering the Shares offered by the Company’s officers and directors to permit them to pay income taxes stemming from grants of Shares and certain shares of our advisors in relation to a consulting agreement.

We refer to the Shares and Warrants together as the “Securities.” For a detailed description of each of the transactions in which the Selling Stockholders obtained the Securities being registered in the Prospectus and the terms of such Securities.

The Company is not selling any securities in this offering, and therefore will not receive any proceeds from the sale of the Securities by the Selling Stockholders. To the extent that Shares are issued upon a cash exercise of the Warrants, we will receive the proceeds. See “Use of Proceeds.”

We have agreed to pay the expenses of the registration of the Shares offered and sold under the Registration Statement by the Selling Stockholders. Each Selling Stockholder will pay any commissions or discounts applicable to the Shares it sells.

Our Common Stock is traded on the NYSE American under the symbol “UMAC.” On December 3, 2024, the last reported sale price of our Common Stock on the NYSE American was $11.85.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 6 of this Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December __, 2024

You should rely only on information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. The Selling Stockholders are not offering to sell or seeking offers to buy securities in jurisdictions where offers and sales are not permitted. We are responsible for updating this Prospectus to ensure that all material information is included and will update this Prospectus to the extent required by law.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this Prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our ability to manage our rapid growth and organizational change effectively;
•	changes in the political and regulatory environment and in business and economic conditions in the United States and globally;
•	our ability to list products on the U.S. Department of Defense’s Blue UAS Framework;
•	any failure of the United States to impose taxes on Chinese drones and drone parts;
•	the failure of our partnership with a drone manufacturer to produce orders;
•	The market and sales success of our existing and any new products;
•	our ability to raise capital when needed and on acceptable terms;
•	the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months;
•	our ability to make acquisitions and integrate acquired businesses into our company;
•	our limited operating history;
•	our ability to attract and retain qualified employees and key personnel;
•	geopolitical conflicts in Ukraine and Israel;
•	our ability to develop and maintain our brand cost-effectively; and
•	the other factors set forth in “Risk Factors” beginning on page 6 of this Prospectus.

You should read this Prospectus and the documents we have filed as exhibits to the Registration Statement, of which this Prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this Prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this Prospectus particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUMMARY

Background of Unusual Machines

Unusual Machines is a Nevada corporation originally incorporated in Puerto Rico with our principal place of business in Orlando, Florida. The Company reincorporated from Puerto Rico to Nevada on April 22, 2024.

Initial Public Offering

On February 16, 2024, the Company closed its initial public offering (the “IPO”) of 1,250,000 shares of Common Stock at a public offering price of $4.00 per share. The shares of Common Stock are traded on the NYSE American. Simultaneous with the closing of the IPO, the Company acquired Fat Shark Holdings Ltd. (“Fat Shark”) and Rotor Riot LLC (the “Rotor Riot”) from Red Cat.

The Business Combination and Business Overview

Under the terms of Share Purchase Agreement with Red Cat, (the “Purchase Agreement”), the Company purchased Rotor Riot and Fat Shark subsidiaries for $22.1 million (the “Purchase Price”) comprised of (i) $1.1 million in cash, (ii) a $2.0 million promissory note (the “Original Note”) issued by the Company to Red Cat, and (iii) $17.0 million of the Company’s Common Stock or 4,250,000 shares of Common Stock at the $4.00 per share IPO price. On July 22, 2024, the Company finalized the working capital adjustment as stipulated in the Purchase Agreement, which resulted in an increase in the overall purchase price by an additional $2.0 million. The Company agreed to increase the principal amount of the Original Note for the working capital adjustment, which increased the total Note Payable to $4.0 million.

Fat Shark is a leader in designing and manufacturing ultra-low latency first-person-view (“FPV”) video goggles for drone pilots, which it markets towards retail distributors including Rotor Riot.

Rotor Riot is a rapidly growing e-commerce marketplace, backed by the largest community of FPV drone pilots in the world and retails FPV drones and goggles, parts, tools, drone components, and accessories manufactured by third-parties.

Unusual Machines specializes in the production and sale of small drones and essential components and with the acquisitions of Fat Shark and Rotor Riot, it brings brand recognition and a strong curated retail channel in the FPV drone market segment. Unusual Machines intends to build its business both organically and through strategic acquisitions that leverage our retail business to onshore production of critical drone components. With the transition to onshoring production of drone components, the Company is expanding its business to sell drone parts to other businesses for customers that require a domestic supply chain including the United States Department of Defense. In this Prospectus, we refer to that business as “B2B.”

The Drone Industry

The drone industry continues to expand to become a powerful business tool and recreational activity, with growth occurring broadly and across our targeted industries. According to Drone Industry Insights, the global drone market is expected to grow to $54.6 billion by 2030, with the commercial market growing at a 7.7% compound annual growth rate (“CAGR”). According to Allied Market Research, the drone component industry is likewise expanding. The drone flight controller market, valued at $6.6 billion in 2022 is expected to reach $13.8 billion by 2032. The drone motor market, valued at $2.6 billion in 2021 is projected to reach $9.9 billion by 2031.

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Unusual Machines intends to pursue strategic acquisition targets that are cash flow positive and either sell drone parts or allow us to vertically integrate the production of drone parts. The Company believes that very promising, private companies (such as those the company will likely target) are in many instances underfunded and missing out on the ability to go public and bring their innovative products and solutions to a larger set of customers globally. We believe that unlocking this potential will be key to industry consolidation and breaking the dominance of China in the drone industry.

First Person View (FPV) Market Segment

Fat Shark and Rotor Riot principally operate in the FPV segment of the drone industry. This segment focuses on drones piloted with wearable display devices. These are head mounted displays (“HMDs”) or goggles for drone pilots. These goggles give pilots FPV perspective to control their drone in flight. This is a unique experience where the pilot is interacting with an aircraft through visual immersion. This experience is accomplished by live streaming footage from a camera mounted on the nose of the drone directly into specially designed goggles worn by the pilot. The image is transmitted via radio (traditionally analog but increasingly digital) to the pilot. The drone remote control unit, the drone, and the FPV goggles are all interconnected via radio. This effect requires sophisticated electronics that transmit visual information with sufficient speed and reliability to allow pilot control over the drone in real-time. Pilots routinely achieve speeds of over 90 mph in racing and other mission critical applications.

There are four common categories of FPV flight – freestyle flight, racing, cinema photography, and defense. In freestyle, the pilot navigates around obstacles focused on acrobatics and exploring the environment around the aircraft through the HMD. FPV racing describes a spectator sport where pilots fly their drones in competitions through a series of obstacles, flags, and gates in a racetrack. Cinema photography is the process of viewing and recording a subject matter from the air from the viewpoint of the pilot. Defense is a newer market segment characterized by the use cases emerging in the Ukrainian conflict.

Plans for Growth, Development, and Expansion

The Company’s initial revenues have been generated from sales to consumers or what we call “B2C.” In the quarter ended September 30, 2024, the Company generated its initial B2B sales to a European customer.

Unusual Machines plans to strengthen its market position through continued organic revenue growth. In parallel, the Company intends to aggressively invest in the extension of their business from just B2C sales to B2B sales of drone components.

On August 7, 2024, Unusual Machines’ Brave 7 controller became listed on the United States Department of Defense’s Blue UAS Framework (the “Blue List”) for drone parts. Following that key achievement, Unusual Machines launched commercial sales of its Brave F7 Flight Controller which was the first flight controller for first-person view drones to be listed. As of October 11, 2024, we had purchase orders for approximately 7,000 Brave 7s including 6,600 from a European customer. We expect that one or two additional drone components may be added to the Blue List this quarter.

Unusual Machines’ business strategy includes (i) accelerating its B2B business, (ii) increasing its overall customer base with its products and rapid adoption; (iii) investing in new products and IP, starting with the Fat Shark and Rotor Riot acquisitions that were completed with our IPO; (iv) expanding and growing Unusual Machine’s customer base and revenue streams from its existing customer base using a “land-and-expand” model that establishes initial relationships and grows those relationships through the provision of high quality products and services; (v) enhancing the Company’s products to improve the integration of third-party solutions; and (vi) seeking strategic partnerships and sponsorships with companies that want access to the FPV community.

For more information, see “Business” beginning on page 43 of this Prospectus.

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THE OFFERING

Issuer	Unusual Machines, Inc., a Nevada corporation

Securities offered by the Selling Stockholders	A total of 3,577,568 shares of our Common Stock. This includes (i) 1,286,184 shares of our Common Stock from the Private Placement and presently outstanding, (ii) 1,389,079 shares issuable upon the full exercise of the Warrants from the Private Placement, (iii) 602,305 shares of our Common Stock owned by the Company’s officers and directors, and (iv) 300,000 shares of our common stock issuable to three advisors of the Company pursuant to advisory agreements. See “Selling Stockholders” beginning on page 38 for more information.

Total Common Stock outstanding after this offering(1)	15,603,097 shares of Common Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the Securities covered by this Prospectus, except from the exercise of the warrants. We intend to use any proceeds from the exercise of warrants for working capital and general corporate purposes.

Risk Factors	Investing in our Common Stock involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our Common Stock, you should carefully review and consider the “Risk Factors” beginning on page 6 of this Prospectus.

(1)	The number of shares of our Common Stock to be outstanding after this offering assumes 13,914,018 outstanding as of December 3, 2024 (notwithstanding any beneficial ownership limitations) and (i) 1,389,079 Shares are issued upon the full exercise of the Warrants from the Private Placement, and (ii) 300,000 shares of common stock related to compensation for advisor agreements (the “Advisory Shares”). The Advisory Shares vest 50% upon November 22, 2024 and 50% upon May 22, 2025. Excludes the following:

•	428,000 shares of our Common Stock issuable upon conversion of outstanding Series A preferred stock (the “Series A”);
•	315,000 shares of our Common Stock issuable upon conversion of outstanding Series C preferred stock (the “Series C”);
•	323,500 shares issuable upon the full exercise of other warrants from our IPO and Series C;
•	330,000 shares issuable upon the full exercise of stock options issued to employees under our 2022 Equity Incentive Plan; and
•	Future equity grants to our officers and independent directors. See “Executive Compensation”.

Summary Risk Factors

Our business and an investment in our Common Stock are subject to numerous risks and uncertainties, including those highlighted in this “Risk Factors” section below. Some of these risks include:

Risks Related to our Business and Financial Condition

•	Because the Company had a very limited operating history prior to its acquisition of Fat Shark and Rotor Riot, any investment in us is highly speculative.
•	Fat Shark and Rotor Riot incurred net losses since their acquisition by Red Cat and may fail to achieve or maintain profitability.
•	We will begin to amortize our intangibles, which will result in a non-cash charge going forward and until we do a valuation, the amount is uncertain and the future charge may or may not be material.

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•	Further we have substantial goodwill on our balance sheet and expect that for the fourth quarter of 2024 we will impair our goodwill, which impairment could be material.
•	If the proceeds of the prior IPO and subsequent capital raises are insufficient to meet our working capital needs, and if we are then not able to obtain sufficient capital, we may be forced to limit the scope of our operations.
•	If we lose key personnel, it may adversely affect our business.
•	Conflicts of interest involving our board of directors (“Board”) and other parties could materially harm our business.
•	If we are unable to attract new customers or maintain and grow Fat Shark and Rotor Riot existing customer relationships in a manner that is cost-effective, our revenue growth could be slower than we expect and our business may be harmed.
•	Future operating results and key metrics may fluctuate significantly from period-to-period due to a wide range of factors, which makes our future results difficult to predict.
•	Any failures of or damage to, attack on or unauthorized access to our information technology systems or facilities or disruptions to our continuous operations, including the systems, facilities or operations of third parties with which we do business, such as resulting from cyber-attacks, could result in significant costs, reputational damage and limits on our ability to conduct our business activities.
•	Our failure to effectively manage our growth could harm our business.
•	If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Risks Related to Our Sale of Drone-Related Products and Operations in the Drone Industry

•	We operate in an emerging and rapidly evolving industry which makes it difficult to evaluate our business and future prospects.
•	We face competition from larger companies that have substantially greater resources which challenges our ability to establish market share, grow the business, and reach profitability.
•	The development and manufacture of FPV goggles encompasses several complex processes and several steps of our production processes are dependent upon third party vendors, supply chains, the availability of printed circuit boards (“PCBs”), optics, and certain chips. Any change in availability of these components, manufacturing or design partners could result in delivery interruptions, which could adversely affect our operating results.
•	Several steps of our production processes are dependent upon certain critical machines and tools which could result in delivery interruptions and foregone revenues.
•	We may not be able to procure necessary key components for our products or may produce or purchase too much inventory.
•	We may not be able to keep pace with technological advances; and we depend on advances in technology by other companies.
•	Lack of long-term purchase orders and commitments from customers may lead to a rapid decline in sales.
•	Our products require ongoing research and development and may experience technical problems or delays, which could lead the business to fail.
•	If we are involved in litigation, it could harm our business or otherwise distract management.
•	Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation, including due to our high reliance on online and social media platforms, would likely adversely affect our business and operating results.
•	Future growth and ability to generate and grow revenue and achieve or maintain profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.
•	Future acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.
•	If we incur any future impairment in the carrying value of our goodwill asset or write-off of our general intangibles, it could depress our stock price.
•	Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.

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Risks Related to Intellectual Property Protection

•	If third-party intellectual property infringement claims are asserted against us, it may prevent or delay our product development and commercialization efforts and have a material adverse effect on our business and future prospects.
•	We may depend on intellectual property rights including patent rights that have not yet been and may not be obtained by us, and our intellectual property rights and proprietary rights may not adequately protect our products.
•	If we lose our rights under our third-party technology licenses, our operations could be adversely affected.
•	Significant inflation could adversely affect our business and financial results.

Risks Related to Government Regulation of Our Operations and Industry

•	Failure to obtain necessary regulatory approvals from the FAA or other governmental agencies by us, our customers, or others who use our products, or limitations put on the use of unmanned aircraft systems, or “UAS,” in response to public privacy or safety concerns, may prevent us from expanding the sales of our drone solutions in the United States.
•	Failure to have our drone components added to the Blue List will materially and adversely affect our B2B business.
•	Rising threats of international tariffs, including tariffs applied to our U.S. made drone components by European countries, may materially and adversely affect our business.
•	We are or may become subject to governmental export and import controls, economic sanctions and other laws and regulations that could subject us to liability and impair our ability to compete in international markets.
•	If we fail to comply with U.S. and foreign laws related to privacy, data security, and data protection, it could adversely affect our operating results and financial condition.

Risks Related to Our Common Stock

•	Because the Purchase Price for Fat Shark and Rotor Riot exceeded an independent valuation that Red Cat received for the enterprise value of the target companies, you may lose all or part of your investment.
•	The market price of our shares of Common Stock is subject to fluctuation.
•	Our stock price may be and has been volatile, which could result in substantial losses to investors.
•	An active trading market for our Common Stock may not develop.
•	Because our sole remedy under the Purchase Agreement in the event of any breaches of representations and warranties is to cancel some or all of the 125,000 shares of our Common Stock held by Mr. Jeffrey Thompson, the value of such shares may be an insufficient remedy.
•	We are incurring significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
•	Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse impact on us.
•	Because our Common Stock is listed on NYSE American, we are subject to additional regulations and continued requirements.
•	Our Board may authorize and issue shares of new series of preferred stock that could be superior to or adversely affect current holders of our Common Stock.
•	If we raise capital in the future, it may dilute our existing stockholders’ ownership and/or have other adverse effects on us, our securities or our operations.
•	Common stock eligible for future sale may adversely affect the market price.
•	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Common Stock, the market price for our Common Stock and trading volume could decline.
•	We and our investors face the implications of our status as an emerging growth company under the federal securities laws and regulations.
•	We have never paid dividends and we do not expect to pay dividends for the foreseeable future.
•	Our Articles of Incorporation contains certain provisions which may result in difficulty in bringing actions against or on behalf of the Company or its affiliates.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Investors should carefully consider the following Risk Factors before deciding whether to invest in the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of our securities could decline.

Risks Related to our Business and Financial Condition

Because the Company had a very limited operating history prior to its acquisition of Fat Shark and Rotor Riot, any investment in us is highly speculative.

We completed our acquisitions of Fat Shark and Rotor Riot simultaneously with the closing of our IPO in February 2024. Both companies, prior to the completion of the acquisitions, were operated by Red Cat since their acquisition by Red Cat in 2020. While the management of each company remained as employees, no Red Cat officer, other than Dr. Allan Evans who became our Chief Executive Officer in December 2023, is joining us. Our management team will be headed by our executive officers including Andrew Camden, our new Chief Operating Officer who joined us from Rotor Riot together with individuals from Fat Shark and Rotor Riot, and our operations going forward are therefore subject to ordinary integration risks where two companies and two cultures are combined. Further, we may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our budgeted plans and estimates of future revenue. Similarly, if we are able to raise additional funds in future financing transactions, we may use a portion of those proceeds to acquire other operating businesses in our industry or in related industries to facilitate strategic growth and build our market presence and revenue potential. If we do acquire one or more businesses in the future, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail our business operations or plan of operations or acquisitions.

Additionally, our current revenue projections are based largely on customer and partner relationships and contracts that are still the subject of negotiation, the results of which remain uncertain. In addition to having no experience as a public company, our new operations will be subject to the risk of a lack of diversification, as today we are limited to drone products designed for consumer or recreational use rather than military or industrial applications. In the future, we may diversify our products beyond the consumer and recreational use but the timeline and success of those efforts are uncertain. Our new subsidiaries will lack the support they previously had in terms of their product development and production efforts, as they can no longer access the more vertically integrated resources that were available to them at Red Cat. The risk of this occurring will intensify if a recession occurs in the U.S. or global economy, as our future business is aimed at consumers whose spending patterns will likely decline as a result of inflation and the prospect of an economic downturn.

Fat Shark and Rotor Riot must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations, integration and growth process. Due to these contingencies, we may be unable to achieve or maintain profitability in some or all of our business segments in a timely manner or at all.

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Fat Shark and Rotor Riot have incurred net losses since their acquisition by Red Cat and may fail to achieve or maintain profitability.

Since their acquisition by Red Cat in 2020, Fat Shark and Rotor Riot incurred net losses for each reported quarter with the exception of Fat Shark which reported a small net income in the quarter ended July 31, 2022. Further, Unusual Machines was formed in July 2019 and has not conducted any active business. Following our acquisition of Fat Shark and Rotor Riot, their operations constitute our business. Further, Fat Shark had lower revenues in fiscal year 2023 compared to fiscal year 2022, and Rotor Riot had higher net losses in fiscal year 2023 compared to fiscal year 2022, and generally experiences fluctuating revenue as a result of recurring seasonal sales cycles. We will need to generate higher revenues and control operating costs in order to attain profitability. There can be no assurances that we will be able to do so or to reach profitability.

We expect to continue to incur losses for the foreseeable future and we expect costs to increase in future periods as we expend substantial financial and other resources on, among other things:

•	expanding into the B2B sector;

•	researching, developing, producing and distributing new products;

•	sales and marketing, which will require time before these investments generate sales results;

•	general and administrative expenditures, including significantly increasing expenses in accounting and legal fees related to the increase in the sophistication and resources required for public company compliance and other needs arising from the growth and maturity of the Company;

•	competing with other companies that are currently in, or may in the future enter, the markets in which we compete;

•	maintaining high customer satisfaction and ensuring product and service quality;

•	developing our indirect sales channels and strategic partner network;

•	maintaining the quality of our technology infrastructure;

•	establishing and increasing market awareness of our Company and enhancing our brand;

•	maintaining compliance with applicable governmental regulations and other legal obligations, including those related to intellectual property and drones; and

•	attracting and retaining top talent in a competitive labor market.

These expenditures may not result in additional revenue or the growth of our business in the manner or to the extent anticipated or intended or at all. If we fail to grow revenue or to achieve or sustain profitability, our business, financial condition, results of operations, and prospects could be materially adversely affected and the market price of our Common Stock could be adversely affected.

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If our existing cash is insufficient to meet our working capital needs, and if we are then not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

We expect that our existing cash and net proceeds received from the Private Placement will be sufficient to meet our working capital needs for at least 12 months from November 14, 2024. However, due to our continued negative cash flow we may require substantial additional working capital.

There can be no assurance that our businesses will reach profitability. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, then we may not be able to continue to develop our business activities, and we will have to modify our business plan. These factors could have a material adverse effect on our future operating results and our financial condition.

Our ability to raise financing through sales of equity linked securities depends on general market conditions and the demand for our Common Stock. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt transactions often include restrictive covenants that could limit our ability to engage in strategic transactions, acquire complimentary businesses, or adjust to changing market environments as quickly or efficiently as we otherwise would or at all. Further, if adequate financing is not available or is unavailable on acceptable terms, we may find we are unable to fund our planned expansion, continue offering the Fat Shark and Rotor Riot products, take advantage of acquisition opportunities, develop or enhance or products, or to respond to competitive pressures in the industry which may jeopardize our ability to continue operations.

If we lose key personnel, it may adversely affect our business.

Our future success depends in large part on the continued contributions of our executive officers, members of senior management and other key personnel, particularly Dr. Allan Evans, our Chief Executive Officer. Dr. Evans’ leadership, knowledge and experience in the drone industry is expected to be crucial to our business plan and any future successes and progress we experience. The loss of Dr. Evans’ services would therefore materially adversely affect our business and prospects. As a condition to the consummation of the IPO, we obtained “key person” insurance for Dr. Evans but not for any other officers or employees. Our executive officers, senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Conflicts of interest involving our Board and other parties could materially harm our business.

Our Board on which we heavily depend are or may become involved in other endeavors giving rise to conflicts of interests that are adverse to the Company. See “Management” and “Corporate Governance.” Mr. Jeffrey Thompson, a member of our Board is the Chief Executive Officer of Red Cat, a drone company with which we expect to partner on some of our B2B business. These arrangements could cause him to be unable or decline to devote sufficient time and attention to our Company and favor Red Cat, and/or to face a conflict of interest, financial or otherwise, adverse to us and in favor of Red Cat. Accordingly, from time-to-time our directors may not devote sufficient time and attention to our affairs, which could have a material adverse effect on our operating results, and there can be no assurance that other conflicts of interest will not arise from their other business ventures, any of which could materially and adversely impact our business.

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Finally, Rotor Riot offers a variety of drone products through its website, which includes a number of product offerings from competitors in the drone industry. While these relationships have enabled us to generate revenue, by virtue of their involvement in the sale of drones and drone-related products these customers also have interests that are adverse to ours, and may determine to reduce their expenditures on our products in the future and/or to vertically integrate their operations to reduce or eliminate their reliance on our products.

Any of the foregoing developments could result in materially adverse consequences to our Company, results of operations and financial condition.

If we are unable to attract new customers or maintain and grow Fat Shark and Rotor Riot existing customer relationships in a manner that is cost-effective, our revenue growth could be slower than we expect and our business may be harmed.

To increase our revenue following the acquisition of Fat Shark and Rotor Riot, we must add new customers, upsell to our existing customers, enhance our products with features that set us apart from our competitors, and effectively develop and market new products that enable us to maintain and expand our brand and market share. Demand for our products is affected by a number of factors, many of which are beyond our control. Additionally, the projections and estimates about the future success and growth of the drone industry and demand for drone-related products such as ours, could prove to be incorrect, in which case our results of operations and prospects will decline. For example, if a recession occurs in the U.S. or global economy, we expect that consumer spending, particularly for non-essential goods such as our drone products which are largely focused on recreational uses, may decline, limiting our ability to attract or maintain a sufficient customer base to achieve or maintain the revenue we seek in the development and sale of our products. Even if we do attract customers, the cost of new customer acquisition may prove so high as to prevent us from achieving or sustaining profitability.

Our future success also depends on our ability to increase the use of our products and solutions within and across our existing customers and future customers. While we believe there is a significant opportunity to further expand within Fat Shark and Rotor Riot’s existing customer base, including due to our planned employment of a “land-and-expand” business model in which we plan to establish relationships with new customers and grow those relationships over time by providing high quality products and services, our growth prospects depend on our ability to persuade customers to buy more product, and if we fail to do so, our business goals and prospects may not be achieved to the extent sought or anticipated or at all.

Future operating results and key metrics may fluctuate significantly from period-to-period due to a wide range of factors, which makes our future results difficult to predict.

Our operating results and key metrics could vary significantly from quarter-to-quarter as a result of various factors, some of which are outside of our control, including:

•	delays in the receipt of orders from the Department of Defense;

•	delays in getting Blue List approval for other drone components;

•	the expansion or contraction of our customer base and the amount of product ordered;

•	the size, duration and terms of our contracts with both existing and new customers, including distributors we contract with particularly as to Fat Shark’s sale of FPV goggles;

•	seasonality of sales at Rotor Riot which generally has experienced higher sales volumes in October – December than in other three-month periods as a result of holiday purchases and its e-commerce focus;

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•	sales cycles which fluctuate and often include delays between the end of one product or solution’s cycle and the launch of a new product or solution to replace or supplement the prior offering, which for example significantly impacts Fat Shark’s sales as it improves upon and launches new products and shifts focus away from older products;

•	the introduction of products and product enhancements by competitors, and changes in pricing for products offered by us or our competitors;

•	customers delaying purchasing decisions in anticipation of new products or product enhancements by us or our competitors or otherwise;

•	changes in customers’ budgets;

•	the amount and timing of payment for expenses, including infrastructure, research and development, sales and marketing expenses, employee benefit and stock-based compensation expenses;

•	costs related to the hiring, training and maintenance of our employees;

•	any future impact from the ongoing geopolitical military conflict (including the war in Israel, the Russian war in Ukraine, and tensions between China and Taiwan;

•	supply chain issues particularly due to Fat Shark’s reliance on one related party Chinese supplier;

•	political unrest affecting our relationship with China and future tariffs;

•	our lack of a long-term agreement with our suppliers which can affect the availability of parts and future costs;

•	changes in laws and regulations or other regulatory developments that impact our business;

•	the timing and extent of the growth of our business; and

•	general economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers operate.

Any one of these or other factors discussed elsewhere in this Prospectus may result in fluctuations in our operating results, meaning that quarter-to-quarter comparisons may not necessarily be indicative of our future performance.

Any failures of or damage to, attack on or unauthorized access to our information technology systems or facilities or disruptions to our continuous operations, including the systems, facilities or operations of third parties with which we do business, such as resulting from cyber-attacks, could result in significant costs, reputational damage and limits on our ability to conduct our business activities.

Our operations will depend on information technology infrastructure and computer systems, both internal and external, to, among other things, record and process customer and supplier data, marketing activities and other data and functions and to maintain that data and information securely. In recent years, several organizations have suffered successful cyber-attacks launched both domestically and from abroad, resulting in the disruption of services to customers, loss or misappropriation of sensitive or private data and reputational harm. If we are subject to a cyber-attack, we could suffer a similar breach or suspension in the future. Further, we may be unaware of a prior attack and the damage caused thereby until a future time when remedial actions cannot be taken. Cyber-threats are often sophisticated and are continually evolving. We may not implement effective systems and other measures to effectively identify, detect, prevent, mitigate, recover from or remediate the full diversity of cyber-threats or improve and adapt such systems and measures as such threats evolve and advance in their ability to avoid detection.

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A cyber-security incident, or a failure to protect our technology infrastructure, systems and information and our customers, suppliers and others’ information against cyber-security threats, could result in the theft, loss, unauthorized access to, disclosure, misuse or alteration of information, system failures or outages or loss of access to information. The expectations of our customers and regulators with respect to the resiliency of our systems and the adequacy of our control environment with respect to such systems may increase as the risk of cyber-attacks, and the consequences of those attacks become more pronounced. We may not be successful in meeting those expectations or in our efforts to identify, detect, prevent, mitigate and respond to such cyber-incidents or for our systems to recover in a manner that does not disrupt our ability to provide products and services to our customers or product personal, private or sensitive information about our business, customers or other third parties.

In July 2023, the Securities and Exchange Commission (the “SEC”) approved final rules requiring public companies to report material cybersecurity incidents and disclose their cybersecurity risk management, strategy and governance. The new rules will require us to enhance our cybersecurity compliance efforts and have the effect of causing us to expend funds to prevent material cybersecurity incidents and begin making cybersecurity-related periodic and annual disclosures.

Specifically, the new rules impose a new Form 8-K disclosure requirement about material cybersecurity incidents within four business days after we determine that a cybersecurity is material. Annually we will be required to disclose in our 10-K our processes, if any, to assess, identify and manage material risks from cybersecurity threats including whether we have hired third parties in connection with the processes. We also will be required to disclose whether any risks from cybersecurity threats have or are materially reasonably likely to materially affect us. Finally we must describe our Board’s oversight of risks from cybersecurity threats and management’s role in assessing and managing these risks. We expect to incur material additional compliance and reporting costs, including monitoring, collecting, and analyzing data concerning cyber-security incidents and evaluating and preparing the required disclosure. We may also be required to incur third party compliance costs.

The failure to maintain an adequate technology infrastructure and applications with effective cyber-security controls could impact operations, adversely affect our financial results, result in loss of business, damage our reputation or impact our ability to comply with regulatory obligations, leading to regulatory fines and sanctions. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from cyber-security threats. Failing to prevent or properly respond to a cyber-attack could expose us to regulatory fees or civil liability, cause us to lose customers or suppliers, prevent us from offering our products including due to resulting regulatory action, impair our ability to maintain continuous operations, and inhibit our ability to meet regulatory requirements.

Our failure to effectively manage our growth could harm our business.

Businesses, including development stage companies such as ours which often grow rapidly, may have difficulty managing their growth. These challenges are exacerbated in circumstances such as ours following a recent acquisition of operating businesses. We intend to expand the number and types of products we sell as we grow, if and as capital becomes available. Further, because of our reliance on consumer spending which depends on novelty and social trends, and the rapid and constant technologically advancements that characterize our industry, we are subject to periodic sales cycles, and we will therefore need to replace and regularly introduce on a timely basis new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded or enhanced versions of our existing products. Similarly, because our product offerings are largely dependent on others’ drone-related products and activities, we may need to adjust or update as third parties advance or alter their technology and activities. If we are able to successfully develop, produce and market our products, we will likely need to incur additional expenditures and expand our personnel with additional employees and consultants who are capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully.

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The replacement and expansion of our products is expected to place a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by these activities include the following:

•	New Product Launches: With the changes in and growth of our product portfolio, we will experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effectively market to stimulate demand and market acceptance. We may experience delays in our operations or product development or production efforts. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and reduce or delay product sales;

•	Existing Products Impacted by New Introductions: The introduction of new products or product enhancements may shorten the life cycle of our existing products, or replace sales of some of our current products, thereby offsetting the benefit of even a successful product introduction and may cause customers to defer purchasing our existing products in anticipation of the new products and potentially lead to challenges in managing inventory of existing products. We may also provide price protection to some of our retailers as a result of our new product introductions and reduce the prices of existing products. Granting these rights exposes us to greater risk of operational losses, as they limit our ability to react and adapt to changing economic conditions, such as rising costs caused by supply chain shortages. If we fail to effectively manage new product introductions, our revenue and ability to become profitable may be harmed; and

•	Forecasting, Planning and Supply Chain Logistics: With the changes in and growth of our product portfolio, we will experience increased complexity in forecasting customer demand, in planning for production, and in transportation and logistics management. If we are unable to scale and improve our forecasting, planning, production, and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory.

The drone industry relies on limited sources to supply certain components and materials used in the manufacturing of drones. Our intention is to purchase certain components from suppliers based in the United States, which may lead us to pay higher prices, or select parts from a more limited number of suppliers relative to our competitors, which would adversely impact our gross margin and operating results. Our operating results could be materially adversely impacted if our suppliers do not provide the critical components used to assemble our products on a timely basis, at a reasonable price, and in sufficient quantities.

Our ability to meet customer demand depends, in part, on our ability to obtain timely and adequate delivery of components for our products. All of the components that go into the manufacturing are sourced from third-party suppliers.

Some of the key components used to manufacture our products come from a limited or single source of supply, or by a supplier that could potentially become a competitor. Our contract manufacturers generally purchase these components on our behalf from approved suppliers. We are subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules.

If we lose access to components from a particular supplier or experience a significant disruption in the supply of products and components from a current supplier, we may be unable to locate alternative suppliers of comparable quality at an acceptable price, or at all, and our business could be materially and adversely affected. In addition, if we experience a significant increase in demand for our products, our suppliers might not have the capacity or elect not to meet our needs as they allocate components to other customers. Developing suitable alternate sources of supply for these components may be time-consuming, difficult and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may adversely affect our ability to meet our development requirements or to fill our orders in a timely or cost-effective manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with the supplier’s quality control, responsiveness and service, financial stability, labor and other ethical practices, and if we seek to source materials from new suppliers, there can be no assurance that we could do so in a manner that does not disrupt the manufacture and sale of our products.

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Our reliance on single source, or a small number of suppliers involves a number of additional risks, including risks related to supplier capacity constraints, price increases, timely delivery, component quality, failure of a key supplier to remain in business and adjust to market conditions, delays in, or the inability to execute on, a supplier roadmap for components and technologies; and natural disasters, fire, acts of terrorism or other catastrophic events, including global pandemics.

Certain components and services necessary for the manufacture of our products are available from only a limited number of sources, and other components and services are only available from a single source. Our relationship generally is on a purchase order basis and these firms do not have a contractual obligation to provide adequate supply or acceptable pricing to us on a long-term basis. These suppliers could discontinue sourcing merchandise for us at any time. If any of these suppliers were to discontinue its relationship with us, or discontinue providing specific products to us, and we are unable to contract with a new supplier that can meet our requirements, or if they or such other supplier were to suffer a disruption in their production, we could experience disruption of our inventory flow, a decrease in sales and the possible need to re-design our products. Any such event could disrupt our operations and have an adverse effect on our business, financial condition and results of operations. Several new and alternative suppliers have begun offering components suitable for use in our products. With new tooling and electronics, any one of these alternative components could be incorporated into our products but our costs could be higher, they may offer less performance, and, as a result, make our products too costly and less desirable.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel, particularly as we attempt to expand our operations and further develop and market our products. We face intense competition for a limited number of qualified individuals with the requisite skills and experience from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. These companies also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, if we move into new geographies, we will need to attract and recruit skilled personnel in those areas. We have limited experience with recruiting in geographic areas outside of the United States, and may face additional challenges in attracting, integrating and retaining international employees. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Risks Related to Our Sale of Drone-Related Products and Operations in the Drone Industry.

We operate in an emerging and rapidly evolving industry which makes it difficult to evaluate our business and future prospects.

The drone industry is relatively new and is growing rapidly. As a result, it is difficult to evaluate our business and future prospects. We cannot accurately predict whether, and even when, demand for our products will increase, if at all. The risks, uncertainties and challenges encountered by companies operating in emerging and rapidly growing industries include:

•	generating sufficient revenue to cover operating costs and sustain operations;

•	acquiring and maintaining market share;

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•	attracting and retaining qualified personnel;

•	successfully developing and commercially marketing new products;

•	complying with challenging supply chain issues which may arise;

•	complying with development regulatory requirements;

•	the possibility that favorable estimates or projections prove to be incorrect;

•	responding effectively to changing technology, evolving industry standards, and changing customer needs or requirements; and

•	accessing the capital markets to raise additional capital, on reasonable terms, if and when required to sustain operations or to grow the business.

As such, our current expectations and projects about future events and trends may be different from the actual results. Furthermore, if we are unable to address any of the above challenges successfully, our business, financial condition, results of operations, and prospects may be adversely affected by such failure.

We face competition from larger companies that have substantially greater resources which challenges our ability to establish market share, grow the business, and reach profitability.

The drone industry is attracting a wide range of significantly larger companies which have substantially greater financial, management, research and marketing resources than we have. The drone hardware and parts and components spaces are dominated by larger Chinese companies such as SZ DJI Technology Company, Ltd and T-Motor. With respect to our FPV products, current and potential future competitors also include a variety of established, well-known diversified consumer electronics manufacturers such as Samsung, Sony, LG Electronics (LGE), HTC, Lenovo, Epson, Yuneec, Boscam, Eachine, Walkera, SkyZone, MicroLED and large software and other products companies such as Alphabet Inc. (Google), Microsoft, Facebook and Snap. The large number of smaller and/or private companies focused on drone solutions also have competitive advantages over us which we may struggle to overcome, particularly as we seek to further establish and grow our customer base. Our competitors may be able to provide customers with different or greater capabilities than we can provide, including technical qualifications, pricing, and key technical support. Many of our competitors may utilize their greater resources to develop competing products and technologies, leverage their financial strength to utilize economies of scale and offer lower pricing, and hire more qualified personnel by offering more generous compensation packages. On the other hand, other small business competitors may be able to offer more cost competitive solutions or may be able to adapt more quickly to market developments due to lower overhead costs, leveraging of their professional relationships and networks, geographic or specialty focuses or greater flexibility inherent in smaller operations and a lower number of personnel.

Among product and service features that drive competition in our industry are breadth of product line, quality and durability of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion, and rapid product obsolescence due to technological improvements are therefore common in our industry as competitors strive to retain or expand market share. The Company’s ability to compete effectively will depend on, among other things, the Company’s pricing models, quality of customer service, development of new and enhanced products and services in response to customer demands and changing technology, reach and quality of sales and distribution channels and capital resources. Competition could lead to an inability to sustain sales levels, a reduction in the rate at which the Company adds new customers, a decrease in the size of the Company’s market share and a decline in its customers and revenue. In order to secure sales, we may have to offer comparable products and services at lower pricing, which could adversely affect our operating margins. Our inability to compete effectively against these larger companies could have a material adverse effect on our business, financial condition and operating results.

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The development and manufacture of FPV goggles encompasses several complex processes and several steps of our production processes are dependent upon third party vendors, supply chains, the availability of PCBs, optics, and certain chips. Any change in availability of these components, manufacturing or design partners could result in delivery interruptions, which could adversely affect our operating results.

As we continue to develop our products, we must progress through the complex and challenging processes involved in the technology and designs on which Fat Shark and Rotor Riot products are founded. Fat Shark and Rotor Riot rely on third party suppliers for the resources needed to navigate these processes and expect to continue to rely on such parties when we reach the manufacturing and marketing stages. Our reliance on third-party manufacturers and service providers will entail risks to which we may not be subject if our future operations were more vertically integrated, including:

•	the ongoing supply chain shortages, and any future supply chain and logistics challenges that we or our vendors may face in the future, including due to the reliance on lithium-ion batteries and other materials for our products;

•	the inability to meet any product specifications and quality requirements consistently;

•	a delay or inability to procure or expand sufficient manufacturing capacity;

•	discontinuation or recall of products or component parts;

•	manufacturing and product quality issues related to scale-up of manufacturing;

•	costs and validation of new equipment and facilities required for scale-up;

•	a failure to comply with applicable regulatory and safety standards in the U.S. and foreign markets in which we or our collaborators operate;

•	the inability to negotiate manufacturing and service agreements with third parties under commercially reasonable terms;

•	the possibility of breach or termination or nonrenewal of agreements with third parties in a manner that is costly or damaging to us;

•	we do not always execute definitive written agreements with our vendors, particularly those located in China, which exposes us to possible disputes concerning the existence or terms of our agreements and our intellectual property rights;

•	the reliance on a few sources, and sometimes, single sources for raw materials and components, such that if we cannot secure a sufficient supply of these product components, we cannot manufacture and sell products in a timely fashion, in sufficient quantities or under acceptable terms;

•	the lack of qualified backup suppliers for any raw materials currently purchased from a small number of source suppliers;

•	operations of our third-party manufacturers, suppliers or service providers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the party;

•	carrier disruptions or increased costs beyond our control;

•	possible misappropriation of our proprietary technology; and

•	failing to deliver products under specified storage conditions and in a timely manner.

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Given our early stages, our product technology and manufacturing processes are evolving, which can result in production challenges and difficulties. We may be unable to produce our products in sufficient quantity and quality to maintain existing customers and attract new customers. In addition, we may experience manufacturing problems which could result in delays in delivery of orders or product introductions. Any of these events could lead to production and marketing delays or failure or impact on our ability to successfully commercialize our products. If we fail to contract with third parties on favorable terms, coordinate with and supervise their services and contributions to our processes, and leverage those relationships to deliver quality products in a timely manner to customers, we could experience reductions or delays in revenue, reputational harm and diminished brand recognition, higher than expected expenses, or other adverse developments that would materially harm our business.

Several steps of our production processes are dependent upon certain critical machines and tools which could result in delivery interruptions and foregone revenues.

Fat Shark currently has no equipment redundancy to manufacture its products, meaning we will rely on a limited number of machines to perform a large quantity of steps in the manufacturing and assembly processes. Rotor Riot is limited by the number of personnel it has on staff to assemble custom drones. This may, among other things, delay delivery timelines or reduce our revenue and accounts receivable, and/or force us to rely more heavily on third parties to meet customer deadlines or volume demands, either of which will adversely affect our results of operation and ability to achieve and maintain profitability. If we experience any significant disruption in manufacturing, a serious failure of a critical piece of equipment, or an inability to hire personnel, we may be unable to supply products to our customers in a timely manner. Interruptions in our manufacturing could be caused by us or our partners including but not limited to equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery, installation, testing, repair and maintenance of manufacturing equipment can be extensive. We can provide no assurances that we will not lose potential sales or be able to meet production orders due to future production interruptions in our manufacturing lines.

We may not be able to procure necessary key components for our products or may produce or purchase too much inventory.

The drone industry, and the electronics industry as a whole, can be subject to business cycles. During periods of growth and high demand for products, we may not have adequate supplies of inventory on hand to satisfy customers’ needs. Furthermore, during these periods of growth, our suppliers may also experience high demand and, therefore, may not have adequate levels of the components and other materials that the Company requires to manufacture products so that it can meet customers’ needs. Our inability to secure sufficient components to produce products for customers, or similar challenges faced by the drone manufacturers we serve, could negatively impact our sales and operating results. We may choose to mitigate this risk by increasing the levels of inventory for certain key components assuming we have available cash resources. Increased inventory levels can increase the potential risk for excess and obsolescence should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets. Such a risk becomes especially prevalent during a recession and market downturn. If we purchase too much inventory, we may have to record additional inventory reserves or write-off the inventory, which could have a material adverse effect on our gross margins and on our results of operations.

We may not be able to keep pace with technological advances; and we depend on advances in technology by other companies.

The drone industry in general, and the market for the sale of drone hardware and component parts in particular, continues to undergo significant changes, primarily due to technological developments. Because of the rapid growth and advancement of technology, shifting consumer tastes and the popularity and availability of other forms of activities, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of the drone industry. The development of both drone-related software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in research and development relating to our products and technology, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations. In the time it takes to develop or improve upon a product, that product may become obsolete.

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It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with these technological advances, then our revenues, profitability and results from operations may be materially adversely affected. It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with these technological advances, then our revenues, profitability and results of operations may be materially adversely affected. However, if we struggle to adapt to an industry-shifting technological advancement or competitor offerings that render our products relatively less attractive or obsolete, including due to competitive pressures we face relative to other drone companies, it could have a material adverse effect on our business.

Further, we rely on and will continue to rely on components of our products that are developed and produced by other companies over which we have limited control. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies, and our ability to procure them from such third parties in a timely manner and on economically feasible terms. We may, from time-to-time, contract with and support companies developing key technologies in order to accelerate the development of such products for our specific uses. Such activities might not result in useful technologies or components for us.

Lack of long-term purchase orders and commitments from customers in our B2C business may lead to a rapid decline in sales.

Our B2C customers issue purchase orders or use our e-commerce site solely at their own discretion, often shortly before the requested date of shipment. Both our distributor relationships through Fat Shark and our online sales through Rotor Riot entail short-term contracts under which customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice, regardless of whether or not we are in default under our agreements. The online business involves retail customers who are not likely to be repeat customers unless a need arises for updated hardware or software solutions offered by us, which may not occur on a frequent basis, resulting in lack of reliable recurring revenue in that part of our business. In addition, current customers may decide not to purchase products for any reason. If those customers do not continue to purchase products, sales volume could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect from the negative financial effects of a decline in demand for products. Fat Shark and Rotor Riot typically plan production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Fat Shark resellers issue purchase orders but they have options to reschedule or pay cancellation fees. The uncertainty of product orders makes it difficult to forecast sales and allocate resources in a manner consistent with actual sales. Moreover, expense levels and the amounts invested in capital equipment and new product development costs are based in part on expectations of future sales and, if expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. As a result of lack of long-term purchase orders and purchase commitments, and long product development lead times, we may experience a rapid decline in sales.

As a result of these and other factors, investors should not rely on revenues and operating results for any one quarter or year as an indication of future revenues or operating results. If quarterly revenues or results of operations fall below expectations of investors or public market analysts, the price of our Common Stock could fall substantially.

Our products require ongoing research and development and may experience technical problems or delays, which could lead the business to fail.

Our future research and development efforts will remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If technical problems or delays arise, further improvements in products and the introduction of future products could be adversely impacted, and we could incur significant additional expenses and the business may fail. Additionally, we may deploy significant capital or human resources towards developing or improving upon a product, only for such efforts fail to yield the results we hoped for or intended, which would materially adversely affect our financial condition. This is an acute risk given the relatively new and evolving nature of the drone industry, and constant entrance of new market participants attempting to compete with us. Similarly, if we invest in product research and development efforts and a competitor brings a similar product to market before us, or alleges an infringement of their intellectual property, our ability to market the product or compete effectively could be lost. Any such development could materially harm our business.

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If we are involved in litigation, it could harm our business or otherwise distract management.

If we become a party to a substantial, complex or extended litigation, it could cause us to incur large expenditures and could distract management. For example, lawsuits by licensors, consumers, employees or stockholders or litigation with federal, state or local governments or regulatory bodies could be very costly and disrupt business. As described elsewhere in these Risk Factors, our operations and products, as well as those of our customers, collaborators and product end-users, come with the inherent possibility of lawsuits arising from product liability, property damage and personal injury, breach of contract and product warranty claims, intellectual property infringement, regulatory violations and sanctions, and data privacy issues, any of which can result in costly and time-consuming litigation which would divert our limited human and capital resources and could cause other adverse impacts on our business such as reputational harm and loss of future business. While disputes from time-to-time are not uncommon, we may not be able to resolve such disputes on terms favorable to us which could have a material adverse impact on our results of operations and financial condition.

Among other things, claims could be brought against us if use and misuse of our products causes personal injury or death. If a consumer causes damage to a person or property using our drone, we as a reseller of the drone could be sued for selling an allegedly defective product. The possibility that the foregoing events occur from events involving our products is particularly high, because we supply technology used in the operation of drones which is relatively novel and are frequently operated at high speeds and altitudes, and often in densely populated areas and/or by individuals who lack a high level of experience operating them. These characteristics increase the probability that injury or damage to personal property might occur, even absent a defect. Additionally, because Fat Shark’s products are used as ancillary or supplemental components of a drone’s functions, we may become involved in disputes arising from a third party’s actions or products that utilize its technology, even if we were not the direct cause of the issue. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources.

Product liability claims might be brought against us by customers, civilians or private entities or others using or otherwise coming into contact with our products. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. Regardless of merit or eventual outcome, product liability claims may cause:

•	impairment of our business reputation;

•	costs due to related litigation especially since we do not have product liability insurance;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to claimants or civil penalties imposed by governments;

•	regulatory scrutiny and product recalls, withdrawals or labeling, marketing or promotional restrictions; and

•	decreased demand for our products.

We anticipate the risk of product liability and other claims related to our products and their uses will grow as our products begin to be used. We are unable to predict if we will be able to obtain or maintain insurance for such claims. Insurance coverage is becoming increasingly expensive. We do not have such insurance and we may not be able to obtain it at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, would adversely affect our results of operations and business.

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Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation, including due to our high reliance on online and social media platforms, would likely adversely affect our business and operating results.

We believe that maintaining and enhancing Fat Shark and Rotor Riot brand identity, and our reputation are critical to our relationships with customers and strategic partners and to our ability to attract new customers and strategic partners. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to obtain new customers and retain and/or expand sales or upsell to existing customers;

•	our ability to maintain high customer satisfaction;

•	the quality and perceived value of our products;

•	our ability to obtain, maintain and enforce patents and trademarks and other indicia of origin, including those we expect to obtain through the acquisition of Fat Shark and Rotor Riot, will be critical to our business plan;

•	our ability to successfully differentiate from competitors’ products;

•	actions of competitors and other third parties;

•	our ability to provide customer support and professional services;

•	positive or negative publicity;

•	litigation or regulatory related developments.

Any of the foregoing developments or an inability to navigate these or other challenges to establish and grow our brand recognition and current and future product popularity could materially adversely affect us.

In addition, particularly with respect to Rotor Riot, we are highly dependent on online social media platforms such as Facebook, Instagram and YouTube to advertise our products, market our brand and develop and maintain customer loyalty. Each of these platforms requires that users adhere to strict terms and conditions governing content, communications and other activities on their platform, which are generally heightened for commercial uses such as ours. If we or third parties such as drone pilots who Rotor Riot uses to market our products online fail to adhere to these requirements, we could be limited, restricted or banned from some or all uses, which would materially adversely affect our business.

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Future growth and ability to generate and grow revenue and achieve or maintain profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create awareness of brands and products;

•	convert awareness into actual product purchases;

•	effectively manage marketing costs (including creative and media) in order to maintain acceptable operating margins and return on marketing investment; and

•	successfully offer to sell products or license technology to third-party companies for sale.

Planned marketing expenditures are unknown and may not result in increased total sales or generate sufficient levels of product and brand name awareness. We may not be able to manage marketing expenditures on a cost-effective basis.

Future acquisitions could disrupt our business and adversely affect our operating results, financial condition and cash flows.

We may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:

•	an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	We may incur substantial costs and deploy a significant amount of time and other resources towards a prospective transaction that does not close, either of which could materially harm our financial condition;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, contracts, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

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•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	potential known and unknown liabilities associated with an acquired company, including due to a non-disclosure or failure to identify such liabilities during the due diligence process prior to closing an acquisition;

•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;

•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

•	to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to successfully integrate the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.

Because we will incur impairment in the carrying value of our goodwill assets and begin to write-off of our general intangibles, the costs could depress our stock price.

As of September 30, 2024, we had $19,666,086 of estimated goodwill and intangible assets on our balance sheet. In the fourth quarter of 2024, we may begin to amortize our intangibles, which will result in a non-cash charge going forward. Until we do a valuation, which will occur in the fourth quarter, the amount of future amortization charges is uncertain, and the future charge may or may not be material. Moreover, we expect to incur a goodwill impairment charge in the fourth quarter which could be material. Goodwill and intangible assets must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of a reporting unit asset exceeds its current fair value, the goodwill asset is considered impaired. Events and conditions that could result in impairment in the value of our goodwill and intangible assets include, but are not limited to, significant negative industry or economic trends, significant decline in the Company’s stock price for a sustained period of time, significant decline in market capitalization relative to net book value, limited funding that could delay development efforts, significant changes in the manner of use of the assets or the strategy for the Company’s overall business, or safety issues that surface during development efforts, or the end of our product life cycles that will result in impairment of goodwill. Our stock price could be negatively impacted should future impairments of our goodwill and/or intangible assets occur. A valuation will be performed related to the closing of the Business Combination based on final assets acquired and liabilities assumed and final amounts of goodwill and other intangibles will be determined. These changes could depress our stock price.

Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.

The products that we sell could contain defects in design or manufacture. There can be no assurance we will be able to detect and remedy all defects in the hardware we sell, which could result in product recalls, product redesign efforts, loss of revenue, reputational damage and significant warranty and other remediation expenses. Similar to other mobile and consumer electronics, our products have a risk of overheating in the course of usage or upon malfunction. Any such defect could result in harm to property or in personal injury. If we determine that a product does not meet product quality standards or may contain a defect, the launch of such product could be delayed until we remedy the quality issue or defect. The costs associated with any protracted delay necessary to remedy a quality issue or defect in a new product could be substantial.

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Fat Shark and Rotor Riot generally provide a one-year warranty on all of our products, except in certain European countries where it can be two years for some consumer-focused products. The occurrence of any material defects in our products could expose us to liability for damages and warranty claims in excess of our current reserves, and we could incur significant costs to correct any defects, warranty claims or other problems. In addition, if any of our product designs are defective or are alleged to be defective, we may be required to participate in a recall campaign. In part due to the terms of our warranty policy, any failure rate of our products that exceeds our expectations may result in unanticipated losses. Any negative publicity related to the perceived quality of our products could affect our brand image and decrease retailer, distributor and consumer confidence and demand, which could adversely affect our operating results and financial condition. Further, accidental damage coverage and extended warranties are regulated in the United States at the state level and are treated differently within each state. Additionally, outside of the United States, regulations for extended warranties and accidental damage vary from country-to-country. Changes in interpretation of the regulations concerning extended warranties and accidental damage coverage on a federal, state, local or international level may cause us to incur costs or have additional regulatory requirements to meet in the future in order to continue to offer our support services. Our failure to comply with past, present and future similar laws could result in reduced sales of our products, reputational damage, penalties and other sanctions, which could harm our business and financial condition.

Estimated future product warranty claims may be based on a variety of factors including the expected number of field failures over the warranty commitment period, the term of the product warranty period, and the costs for repair, replacement and other associated costs. Because of the foregoing or other contingencies, these estimates could prove to be incorrect, such that our warranty obligations are higher than anticipated. Our warranty obligations may be affected by product failure rates, claims levels, material usage and product re-integration and handling costs. Should actual product failure rates, claims levels, material usage, product re-integration and handling costs, defects, errors, bugs or other issues differ from original estimates, we could end up incurring materially higher warranty or recall expenses than we anticipate, which would materially adversely affect our business.

Risks Related to Intellectual Property Protection

If third-party intellectual property infringement claims are asserted against us, it may prevent or delay our product development and commercialization efforts and have a material adverse effect on our business and future prospects.

Companies in the consumer electronics, wireless communications, semiconductor, AI, IT, and display industries steadfastly pursue and protect intellectual property rights, often times resulting in considerable and costly litigation to determine the validity of patents and claims by third parties of infringement of patents or other intellectual property rights. Other companies may hold or obtain patents or inventions or other proprietary rights in technology necessary for our business. If we are forced to defend against infringement claims, we may face costly litigation, diversion of technical and management personnel, and product shipment delays, even if the allegations of infringement are unwarranted.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing product development and sales. As the consumer electronics and drone industries expand and more patents are issued, the risk increases that our current and future products may be subject to claims of infringement of the patent rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to inventions, materials, engineering designs, or methods of manufacture related to the design, use or manufacture of our products. Because patent applications can take many years to issue, there may be patent applications currently pending that may later result in patents that our products may infringe upon. Third parties may obtain patents in the future and claim that use of our technologies or those of third parties with which our technologies are integrated infringes on these patents. If any third-party patents were to be held by a court to cover the manufacturing process of any of our products, or any of the characteristics or related components thereof, the holders of any such patents may be able to block our ability to commercialize such product unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patents were to be held by a court to cover aspects of our or our customers’ or strategic partners’ products or processes, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.

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Parties making intellectual property claims against us may obtain injunctive or other equitable relief, which could block our ability to further develop and commercialize one or more of our products. Defense of these claims, regardless of their merit, involves substantial litigation expense and diversion of our management’s attention from our business.

If we are unsuccessful in defending against patent infringement claims in any jurisdiction where such a dispute arises, our products could be found to infringe on the intellectual property rights of others. If a claim of infringement against us succeeds, we may have to pay substantial damages, possibly including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. The financial harm caused by any such development with respect to intellectual property disputes and litigation will be heightened to the extent we do not possess, acquire or maintain adequate insurance coverage for these contingencies now or in the future. Further, if there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could materially adversely affect our business.

We may depend on intellectual property rights including patent rights that have not yet been and may not be obtained by us, and our intellectual property rights and proprietary rights may not adequately protect our products.

Our commercial success will depend substantially on the ability to obtain patents and other intellectual property rights and maintain adequate legal protection for products in the United States and other countries. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that these assets are covered by valid and enforceable patents, trademarks, copyrights or other intellectual property rights, or are effectively maintained as trade secrets. With the closing of our IPO in February 2024, we have 12 issued patents, including four issued in the United States, and nine pending patent Applications, including two pending in the United States which were assigned to a wholly-owned subsidiary of the Company by UAV Patent Corp. (“UAV”) a wholly-owned subsidiary of Red Cat, in each case with a non-exclusive, non-sublicensable royalty free perpetual license back to UAV for Red Cat and its present and future subsidiaries to make, use and sell products subject to such assigned patents and applications solely with respect to military and defense drone applications.

We will apply for patents covering our products, services, technologies, and designs, as we deem appropriate. We may fail to apply for patents on important products, services, technologies or designs in a timely fashion, or at all. We do not know whether, and there can be no assurance that, any of our patent applications will result in the issuance of any patents. Even if patents are issued, they may not be sufficient to protect our products, technologies, or designs. Our existing and future patents may not be sufficiently broad to prevent others from developing competing products, technologies, or designs. Intellectual property protection and patent rights outside of the United States, particularly in China, are even less predictable. As a result, the validity and enforceability of patents cannot be predicted with certainty. Moreover, we cannot be certain whether:

•	we were the first to conceive, reduce to practice, invent, or file the inventions covered by each of our issued patents and pending patent applications;

•	others will independently develop similar or alternative products, technologies, services or designs or duplicate any of our products, technologies, services or designs;

•	any patents issued to us will provide us with any competitive advantages, or will be challenged by third parties;

•	we will develop additional proprietary products, services, technologies or designs that are patentable; or

•	the patents of others will have an adverse effect on our business.

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The patents we own or license and those that may be issued to us in the future may be challenged, invalidated, rendered unenforceable or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages. Moreover, third parties could practice our inventions in territories where we do not have patent protection or in territories where they could obtain a compulsory license to our technology where patented. Such third parties may then try to import products made using our inventions into the United States or other territories. We cannot ensure that any of our pending patent applications will result in issued patents, or even if issued, predict the breadth, validity and enforceability of the claims upheld in our and other companies’ patents. Further, patents have a limited lifespan. In the United States, the natural expiration of a patent is 20 years after it is filed, although various extensions may be available. The life of a patent, and the protection it affords, is limited. When the patent life has expired for a product, we will become vulnerable to competition from competitors attempting to replicate the technology that was formerly patent protected. Further, if we encounter delays such as due to regulatory approvals, the time during which we will be able to market and commercialize a product under patent protection could be reduced.

Unauthorized parties may attempt to copy or otherwise use aspects of our processes and products that we regard as proprietary. While we plan to enter into written agreements with certain of our employees and consultants with terms designed to protect our intellectual property rights, there cannot be any assurance that these provisions will provide us with the protection sought. Further, any third parties with whom we do not execute such agreements, such as certain of our suppliers, could attempt to dispute our intellectual property rights or misappropriate our technology or trade secrets. Policing unauthorized use of our proprietary information and technology is difficult and can be costly, and our efforts to do so may not prevent misappropriation of our technologies. We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products and, if unsuccessful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

We also rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. We plan to require employees, contractors, consultants, financial advisors, suppliers, and strategic partners to enter into confidentiality and intellectual property assignment agreements (as appropriate), but these agreements may not provide sufficient protection for our trade secrets, know-how or other proprietary information.

The laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions including China, we may be unable to protect our products, services, technologies and designs adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position. To protect or enforce our intellectual property rights, we may initiate proceedings or litigation against third parties. Such proceedings or litigation may be necessary to protect our trade secrets or know-how, products, technologies, designs, brands, reputation, likeness, authorship works or other intellectual property rights. Such proceedings or litigation also may be necessary to determine the enforceability, scope and validity of the proprietary rights of others. Any proceedings or lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Additionally, we may provoke third parties to assert claims against us, which could invalidate or narrow the scope of our own intellectual property rights. We may not prevail in any proceedings or lawsuits that we initiate and the damages or other remedies awarded, if any, may be significant. The occurrence of any of these events may adversely affect our business, financial condition and operating results.

We will register for certain of our trademarks in several jurisdictions worldwide. In some jurisdictions where we will apply to register our trademarks, other applications or registrations may exist for the same, similar, or otherwise related products or services. If we are not successful in arguing that there is no likelihood of confusion between our marks and the marks that are the subject of the other applications or registrations owned by third parties, our applications may be denied, preventing us from obtaining trademark registrations and adequate protection for our marks in the relevant jurisdictions, which could impact our ability to build our brand identity and market our products and services in those jurisdictions. Whether or not our application is denied, third parties may claim that our trademarks infringe their rights. As a result, we could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of our brand in the United States or other jurisdictions.

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Even in those jurisdictions where we are able to register our trademarks, competitors may adopt or apply to register similar trademarks to ours, may register domain names that mimic ours or incorporate our trademarks, or may purchase keywords that are identical or confusingly similar to our brand names as terms in Internet search engine advertising programs, which could impede our ability to build our brand identity and lead to confusion among potential customers of our products and services. If we are not successful in proving that we have prior rights in our marks and arguing that there is a likelihood of confusion between our marks and the marks of these third parties, our inability to prevent these third parties from using our marks may negatively impact the strength, value and effectiveness of our brand names and our ability to market our products and prevent consumer confusion.

If we lose our rights under our third-party technology licenses, our operations could be adversely affected.

Our current or future products may depend in part on technology rights licensed from third parties. We could lose our exclusivity or other rights to use the technology under our licenses if we fail to comply with the terms and performance requirements of the licenses. In addition, certain licensors may terminate a license upon our breach and have the right to consent to sublicense arrangements. If we were to lose our rights under any of these licenses, or if we were unable to obtain required consents to future sublicenses, we could lose a competitive advantage in the market, and may even lose the ability to commercialize certain products or technologies completely. Either of these results could substantially decrease our revenues.

Further, to the extent we need to obtain licenses from third parties to advance our research and development efforts or commercialize or improve upon our products, we may fail to obtain these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize those products, which could harm our business significantly.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to develop and commercialize our products. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater hardware or software development, production and commercialization capabilities. We may not be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding product candidates that we may seek to acquire, in which case our business could be harmed.

Significant inflation could adversely affect our business and financial results.

The high rate of inflation and resulting pressures on costs and pricing of business such as ours focused on the manufacture and sale of electronics products could adversely impact our business and financial results. While inflation has created some salary pressure with our employees who wish to mitigate the impact of inflation, we have not yet suffered inflationary pressures in procurement. A rise in inflation can adversely affect us by increasing our operating costs, including by increasing the costs of materials, freight and labor, which have already been under pressure due to supply chain constraints and the effects of the COVID-19 pandemic and the shortage of chips. The Company has not identified, planned or taken any actions to mitigate inflationary pressures. Further, in the U.S. the Federal Reserve has responded by increasing interest rates to combat inflation, however such increases may result in a reduced demand for our products and/or an economic downturn. In a highly inflationary environment, or any recession or economic downturn that may result, we may be unable to adjust our business is a manner that adequately addresses these challenges, and these developments could materially adversely affect our business, results of operations and financial condition.

Risks Related to Government Regulation of Our Operations and Industry

If we fail to have other drone products approved for the Department of Defense’s Blue List, our future results of operations may be materially and adversely affected.

During the summer of 2024, our first United States made drone product was approved and added to the Department of Defense’s Blue List. By virtue of being on the Blue List, it enables us to receive orders from agencies of the United States federal government. It also provides credibility to potential B2B customers who might be interested in purchasing drone components from us. We are seeking to add additional products to the Blue List. If these additional products are not added to the Blue List, our future results of operations may be materially and adversely affected.

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Failure to obtain necessary regulatory approvals from the FAA or other governmental agencies by us, our customers, or others who use our products, or limitations put on the use of unmanned aircraft systems, or “UAS,” in response to public privacy or safety concerns, may prevent us from expanding the sales of our drone solutions in the United States.

The regulation of UAS and drone solutions and component parts such as those we offer is subject to substantial change, with regulators including potential alterations, enhancements and additions to existing laws and regulations, and the ultimate treatment is uncertain. A substantial majority of our products are subject to drone-related regulations enforced by the FAA, either directly or due to their inclusion in UAS offered by third parties. Further, even if some of our operations or products are not directly subject to such regulations, Fat Shark’s customers’ operations of UAS that includes our products and technology are subject to those regulations, and their failure to comply will adversely affect our ability to sell to them in the future. Further, adverse regulatory actions such as enforcement proceedings affecting customers and other third parties with which we do business can also adversely affect us, even if the violation or harm alleged did not arise from our conduct or products. Generally, under current FAA regulations the failure to register a UAS, including model aircraft, in accordance with these rules may result in regulatory and criminal sanctions. The FAA may assess civil penalties up to $33,333. Criminal penalties include fines of up to $250,000 and/or imprisonment for up to three years. However, the FAA and other government bodies and agencies are considering changes to address the drone industry, which is relatively new and rapidly evolving. In addition, there exists public concern regarding the privacy and safety implications of the use of UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations. We cannot assure you that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of UAS and related products and technologies in certain markets. These developments, and any additional regulatory or other burdens imposed on our business and industry due to public health and safety or other concerns presently faced by the drone industry, could harm us and our customers and suppliers by increasing compliance costs and restricting our operations and product offerings and uses, which could materially adversely affect us.

Rising threats of international tariffs, including tariffs applied to goods between the U.S. and China, may materially and adversely affect our business.

Our B2C business has been heavily dependent on Chinese imports for our products and operations. For example, a substantial majority of Rotor Riot’s products are manufactured, directly and indirectly, using Chinese vendors. Fat Shark’s primary contract manufacturer is Shenzhen Fat Shark Technology Ltd. (the “Supplier”), which is located in Shenzhen, China and provides product manufacturing services, including raw material procurement. The majority owner of this entity is the wife of Fat Shark’s founder. We do not have any written agreements with the Supplier and rely only on purchase orders. In addition, Fat Shark’s principal contract manufacturer is located in China. We do not have any written agreements with our other suppliers in China. We rely only on purchase orders. There are inherent risks and uncertainties regarding the enforcement of our rights with respect to our oral agreements and purchase orders. Should our suppliers in China fail to honor our oral agreements and purchase orders we will not have any recourse against such suppliers under Chinese law. The legal system in China and the enforcement of laws, rules and regulations in China can change quickly and the Chinese government may intervene or influence the operations of our suppliers which would adversely impact our business insofar as we would have to seek other suppliers outside of China and such suppliers would most likely charge us more for our products. As a result of the recent United States presidential election, President-elect Trump is expected to threaten to and may impose steep tariffs on the importation from China of goods including the drones we use in our B2C business. If there are increased tariffs imposed, it could materially and adversely affect our business and results of operations. Since the beginning of 2018, there has been increasing rhetoric, in some cases coupled with legislative or executive action, from several U.S. and foreign leaders regarding the possibility of instituting tariffs on the foreign imports of certain materials and products. During this trend, the U.S. and China imposed tariffs or announced proposed tariffs to be applied in the future to certain of each other’s exports. Beginning in 2019, first the Trump administration imposed tariffs on imports of electronics products, including drones and component parts, of up to 25%. These tariffs apply to the vast majority of Rotor Riot’s and Fat Shark’s respective inventory, and Rotor Riot has in the past been, and either or both entities may in the future be, forced to implement price increases to adjust to the higher costs of production and sale, which imposes the risk of reduced demand for such products and lower sales and resulting revenue. Future tariffs or any further costs or restrictions imposed on products that we import, could require us to raise our prices on our B2C products, which may result in the loss of customers and harm our business, particularly since we rely on consumer spending and our products are typically considered non-essential, and purchases are therefore highly price sensitive.

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In addition, changes in political conditions in China and changes in the state of China-U.S. relations, including any tensions relating to potential military conflict between China and Taiwan, are difficult to predict and could adversely affect the operations or financial condition of the Company. In addition, because of our B2C involvement in the Chinese market, any deterioration in political or trade relations might cause a public perception in the U.S. or elsewhere that might cause that business to become less attractive. Such an impact could adversely affect our revenues and cash flows.

We are subject to a number of supply risks concerning our Brave7 Flight Controller which could adversely impact our ability to deliver such products to the United States Department of Defense and commercial customers.

We purchase our Brave7 Flight Controllers from a privately-held United States based manufacturer pursuant to a purchase order for the initial order of 10,000 units. We are subject to a number of risks including:

•	We do not have a supply agreement requiring the manufacturer to produce a specified volume per year;
•	The manufacturer expects to deliver the 10,000 controllers to us over a seven-month period which increases the likelihood we may be unable to meet a large order from one or more customers;
•	Beyond the 10,000 units, we have no assurances on future pricing which means future costs could adversely affect our marketing and future gross margins;
•	Because we have no non-compete from the manufacturer, it could manufacture controllers for our competitors;
•	We have no representations from the manufacturer on its intellectual property ownership of the controllers; and
•	Because we are not the manufacturer, we are subject to a number of risks including timely deliveries and quality control.

We are or may become subject to governmental export and import controls, economic sanctions and other laws and regulations that could subject us to liability and impair our ability to compete in international markets.

While we understand Fat Shark and/or Rotor Riot have had minimal sales outside of the U.S., we expect to seek to market our products outside of the U.S. During the quarter ended September 30, 2024, we commenced sales of our Brave7 Flight Controller to a European customer as part of a larger order. The U.S. and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies. Our products are subject to U.S. export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department’s Office of Foreign Assets Controls, and exports of our products must be made in compliance with these laws. Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products, including our firmware updates, could be provided to those targets or provided by our customers despite such precautions.

Further, the manufacture and sale of our products in certain states and countries may subject us to environmental and other regulations. For example, many of Fat Shark and Rotor Riot’s products rely on electricity generated by lithium-ion batteries, which implicate a variety of environmental and other regulations designed to control the production, use, and transportation of hazardous materials such as lithium and other components and minerals deployed in these batteries. In addition, the increasing global focus on climate change, including greenhouse gas (“GHG”) emissions, has resulted in legislative and regulatory efforts to address the causes and impacts of climate change, and any new and more strict laws and regulations to reduce GHG emissions and address other aspects of climate change, including carbon taxes, cap and trade programs, GHG reduction requirements, requirements for the use of green energy, and changes in procurement requirements, may result in increased operational and compliance obligations, which could adversely affect our financial condition and results of operations.

Our failure to obtain required import or export approval or to comply with other applicable domestic or international laws and regulations for our products or operations could harm our international and domestic sales and adversely affect our revenue, or could subject us to costly proceedings, penalties or damages and negative publicity.

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If we fail to comply with U.S. and foreign laws related to privacy, data security, and data protection, it could adversely affect our operating results and financial condition.

We, either directly or through our customers, collaborators or end-users of our products, are or may become subject to a variety of laws and regulations regarding privacy, data protection, and data security. This includes the European Union’s (“EU”) General Data Protection Regulation (the “EU GDPR”) and the United Kingdom’s General Data Protection Regulations (the “UK GDPR”) as a result of our sales in the EU. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. The application of these laws and regulations can arise from our e-commerce platform, social media activities, drone technology and applications, relationships with third parties and their operations, or from other activities we undertake now or that we may undertake in the future. Data privacy and protection regulations are frequently broad in terms of scope of the information protected, activities affected, and geographic reach.

In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the GDPR includes operational requirements for companies that receive or process personal data of residents of the EU that are broader and more stringent than those previously in place in the EU and in most other jurisdictions around the world. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue. Additionally, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”). In November 2020, the CCPA was amended by Proposition 24, the California Consumer Privacy Act, which extends the CCPA. The CCPA requires covered companies to provide California consumers with new disclosures and will expand the rights afforded consumers regarding their data. Fines for noncompliance may be up to $7,500 per violation. The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, and similar laws may limit the use and adoption of our products and services and/or require us to incur substantial compliance costs, which could have an adverse impact on our business.

Since the CCPA was enacted, the U.S. currently has at least 20 states – California, Colorado, Connecticut, Delaware, Indiana, Iowa, Kentucky, Maryland, Minnesota, Montana, Nebraska, New Hampshire, New Jersey, Oregon, Rhode Island, Tennessee, Texas, Utah and Virginia, that have comprehensive data privacy laws in place, or enacted comprehensive data privacy laws set to soon take effect. An additional seven states have enacted narrower privacy laws – Florida, Maine, Michigan, Nevada, New York, Vermont, and Washington. So far during the 2024 legislative cycle, at least four states have introduced comprehensive privacy bills that address a range of issues, including protecting biometric identifiers and health data, or governing the activities of specific entities. However, this patchwork approach to privacy legislation could pose compliance and liability risks for companies that have multistate operations. Proposed and enacted bills in various states have similar rights in preexisting privacy legislation but differ in implementation and enforcement. In June 2024, the American Privacy Rights Act of 2024 was introduced in the U.S. House of Representatives and was subsequently referred to the House Committee on Energy and Commerce has and is not yet adopted. As introduced, this proposed legislation would establish requirements for how companies handle personal data by, among other things, limiting the collection, processing, and transfer of personal data, prohibiting companies from transferring individuals’ personal data without their affirmative express consent, establishing a right to access, correct, and delete personal data, requiring companies to provide individuals with a means to “opt out” of the transfer of non-sensitive covered data and the right to opt out of the user of their personal information for targeted advertising, requiring companies to implement security practices aimed at protecting personal data, and imposing enforcement actions and the possibility of civil proceedings for violations. Proposed federal legislation, like the American Privacy Rights Act of 2024, will likely continue to be debated and, at some point, may be enacted in some form.

We intend to strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. Our limited resources may adversely affect our compliance effort. Given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be in conflict across jurisdictions, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us, customers, or third-party vendors or end-users involved with our products to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our operating results and financial condition.

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Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding the personal data of our employees, agents or customers could require us to modify our practices and may limit our ability to expand or sustain our salesforce or bring our products to market. Changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs and materially affect our operating results and financial condition.

Risks Related To Our Common Stock

Because the Purchase Price for Fat Shark and Rotor Riot exceeds an independent valuation that Red Cat received for the enterprise value of the target companies, you may lose all or part of your investment.

In connection with the acquisition, we paid Red Cat the Purchase Price of $22.1 million to acquire Fat Shark and Rotor Riot comprised of (i) $1.1 million in cash, (ii) the $4.0 million Note issued by the Company to Red Cat after the working capital adjustment, and (iii) $17.0 million of the Company’s Common Stock. In November 2020, Red Cat acquired Fat Shark for a purchase price of $8.4 million and in January 2020, Red Cat acquired Rotor Riot for a total purchase price of $2.0 million. In connection with the transaction, Red Cat received a valuation from a valuation expert engaged by Red Cat that estimated that Fat Shark and Rotor Riot had a combined enterprise value range of $5.1 million to $5.7 million, as of November 30, 2022. While the Purchase Price was negotiated in good faith between our Chief Executive Officer at that time and an independent special committee of the Red Cat Board, the Company does not intend to obtain an independent valuation on the assets and liabilities assumed. We anticipate to perform a valuation during the fourth quarter of 2024 based on final assets acquired and liabilities assumed to determine the final amounts of goodwill and other intangibles. See also the “Risk Factors – If we incur any future impairment in the carrying value of our goodwill asset or write-off our general intangibles, it could depress our stock price.” Accordingly, if the Company’s management is unsuccessful in implementing its growth strategy to grow its business to justify what it is paid for the Purchase Price, it is possible that an investor may lose all or part of its investment.

The market price of our shares of Common Stock is subject to fluctuation.

The market price of shares of our Common Stock may fluctuate and has fluctuated significantly in response to factors, some of which are beyond our control, including:

•	our ability to generate material sales in the B2B sector;

•	the announcement of new products by our competitors;

•	our ability to obtain patents for our products and defend our intellectual property from misappropriation and competitive use;

•	progress and publications of the commercial acceptance of similar technologies to those we utilize;

•	our ability to grow the revenues of Fat Shark and Rotor Riot and achieve consistent profitability;

•	our ability to execute our business plan;

•	actual or anticipated variations in operating results;

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•	additions or departures of key personnel including our executive officers;

•	business disruptions caused by natural disasters and uncontrollable events such as severe weather conditions or geopolitical turmoil;

•	cyber security attacks or data privacy issues involving our products or operations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;

•	adverse regulatory developments;

•	the possibility of a recession or market down-turn; or

•	general market conditions including factors unrelated to our operating performance

Recently, the stock market, in general, has experienced extreme price and volume fluctuations due to, among other factors, concerns involving the U.S. presidential election, inflation, the Federal Reserve interest rate increases or decreases, supply chain shortages, recession fears, and geopolitical turmoil including the war in Ukraine and Israel. The current prolonged delay in providing new aid to Ukraine and Israel are evidence of the political uncertainties. Continued market fluctuations could result in extreme market volatility in the price of our Common Stock which could cause a decline in the value of our Common Stock below its recent price.

Our stock price may be volatile, which could result in substantial losses to investors.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our Common Stock (including any stock-run ups or price declines) may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility particularly with small public companies with relatively smaller public floats that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility.

Factors that could cause the market price of our Common Stock to fluctuate significantly include:

•	the results of operating and financial performance and prospects of other companies in our industry;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;
•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;
•	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in the drone industry;
•	changes in government policies in the United States and, as our international business increases, in other foreign countries;
•	changes in earnings estimates or recommendations by securities or research analysts who track our Common Stock or failure of our actual results of operations to meet those expectations;

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•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	any lawsuit involving us or our products;
•	arrival and departure of key personnel;
•	sales of Common Stock by us, our investors or members of our management team; and
•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our Common Stock (including stock run ups or price declines) and could seriously harm the market price of our Common Stock, regardless of our operating performance. This may prevent you from being able to sell your shares at or above the price you paid for your shares, if at all. In addition, following periods of volatility in the market price of a company’s shares, shareholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

An active trading market for our Common Stock may not develop.

Prior to the IPO, there was no public market for our Common Stock. The IPO price for our Common Stock was determined through negotiations with the underwriters. Although our Common Stock trades on the NYSE American, an active trading market for our shares may never develop or be sustained following this IPO. If an active market for our Common Stock does not develop, it may be difficult to sell our Common Stock without depressing the market price for the Common Stock, or at all.

Because our sole remedy under the Purchase Agreement in the event of any breaches of representations and warranties is to cancel some or all of the 125,000 shares of our Common Stock held by Mr. Jeffrey Thompson, the value of such shares may be an insufficient remedy.

The Purchase Agreement contains representations and warranties made by Red Cat and Mr. Jeffrey Thompson, Red Cat’s Chief Executive Officer. Based upon negotiations with Red Cat and its counsel, we agreed that Mr. Thompson, one of our founders, and a member of our Board, will backstop Red Cat’s indemnification obligations under the Purchase Agreement in the event we claim Red Cat and/or Mr. Thompson have breached any of their respective representations and warranties contained in the Purchase Agreement, as amended, with 125,000 shares of our Common Stock held by Mr. Jeffrey Thompson (after giving effect to the 1-for-2 reverse stock split). Such shares will not be placed into escrow. Red Cat has no liability for such breaches by it. That means if the value of such shares held by Mr. Thompson is not at least equal to our damages, we will not have a remedy sufficient to permit us to recoup all of our damages. The only exception is fraud. Although we negotiated this limited remedy in good faith, it is possible that the shares held by Mr. Thompson may not be sufficient in which case such breach may adversely and materially affect our Common Stock price.

We are incurring significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

With the completion of our IPO, we are incurring increased costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Securities Exchange Act of 1934 (the “Exchange Act”), as well as the rules of NYSE American. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. The SEC’s new cybersecurity rules and if upheld the new climate change rules will increase our compliance costs. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Furthermore, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, our management team will need to devote substantial attention to interacting with the investment community and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

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Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate disclosure controls and internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock. In our Form 10-K for the year ended December 31, 2023, we reported that we did not maintain effective disclosure controls or internal controls over financial reporting and in our Form 10-Q for the nine months ended September 30, 2024, we reported that we had not remediated those material weaknesses. Investors may not purchase or hold our Common Stock as a result of these failures, which may result in lower prices.

Because our Common Stock is listed on NYSE American, we are subject to additional regulations and continued requirements.

With the completion of our IPO in February 2024, we are required to meet the continued listing standards for NYSE American. If we fail to meet NYSE American’s listing standards, our Common Stock may be delisted. NYSE American requires that the average closing price of its listed common stock remain above $1.00 over a 30 consecutive day period, in order to remain listed. In addition, to maintain a listing on NYSE American, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements standards, our Common Stock could be subject to delisting. Delisting would have a negative effect on the price of our Common Stock and would impair your ability to sell our Common Stock when you wish to do so.

Our Board may authorize and issue shares of new series of preferred stock that could be superior to or adversely affect current holders of our Common Stock.

Our Board has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further stockholder approval which could adversely affect the rights of the holders of our Common Stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing common stockholders.

Any of these actions could significantly adversely affect the investment made by holders of our Common Stock. Holders of Common Stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our Common Stock could receive less proceeds in connection with any future sale of the Company, in liquidation or on any other basis.

If we raise capital in the future, it may dilute our existing stockholders’ ownership and/or have other adverse effects on us, our securities or our operations.

If we are required to raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will decrease, and these stockholders may experience substantial dilution. Additionally, the issuance of additional shares of Common Stock or other securities could result in a decline in our stock price. Further, if we are required to raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets and negative covenants prohibiting us from engaging in certain transactions or corporate actions that may have the effect of limiting our ability to pursue our business strategy and growth objectives.

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Common Stock eligible for future sale may adversely affect the market.

We entered into a Registration Rights Agreement with each Selling Stockholder under which the Company agreed to file a Registration Statement on Form S-1 to register the Common Stock, within 30 days of October 30, 2024 and to use its commercially reasonable efforts to have such registration statement declared effective 60 days (or 75 days if such registration statement is reviewed by the SEC) after filing the registration statement. This Registration Statement covers the sale of 3,577,568 shares of our Common Stock. This includes (i) 2,188,489 shares of our Common Stock, and (ii) 1,389,079 shares issuable upon the full exercise of the Warrants as well as certain other shares (collectively, the “Registrable Securities”).

Upon registration, the Registrable Securities, subject to certain beneficial ownership limitations, will be freely-tradable. The following discussion refers to the public sale of our Common Stock by our other stockholders beginning after expiration of the lock-up agreement all of our officers, directors and 5% shareholders have entered into. From time-to-time after the expiration of the lock-up period, our stockholders may be eligible to sell all or some of their Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”), subject to certain limitations. In general, Rule 144 provides that any non-affiliate of the Company who has held restricted Common Stock for at least six months, is entitled to publicly sell their restricted stock, provided that the Company stays current in its SEC filings. Affiliates, which would include an officer, director or other person in control of the Company may sell after a six month holding period from the date of purchase) with the following restrictions: (i) the Company is current in its SEC filings, (ii) the holders comply with certain manner of sale provisions, (iii) the holders file a Form 144, and (iv) the holders comply with volume limitations limiting the sale of shares within any three-month period to the greater of (1) a number of shares that does not exceed 1% of the total number of outstanding shares, or (2) the average weekly trading volume computed over a four week period. A person who has ceased to be an affiliate at least three months immediately preceding the applicable sale and who has owned such shares of Common Stock for at least six months may sell the shares under Rule 144 without regard to any of the limitations described above except for the current public information requirement.

Future sales of substantial amounts of our Common Stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time-to-time, and could impair our ability to raise capital through sales of equity or equity-related securities. In addition, the market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market or the perception that these sales may occur.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Common Stock, the market price for our Common Stock and trading volume could decline.

The trading market for our Common Stock will be influenced by research or reports that industry or securities analysts publish about our business. We do not currently have any analysts publish research reports about us, and we cannot assure you that any will. If analysts do, and one or more analysts who cover us downgrade our Common Stock, the market price for our Common Stock would likely decline.

We and our investors face the implications of our status as an emerging growth company under the federal securities laws and regulations.

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include but are not limited to: reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following February 16, 2029; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur as of the end of any fiscal year if the market value of our Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

We have never paid dividends and we do not expect to pay dividends for the foreseeable future.

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our Common Stock in the foreseeable future. The payment of future cash dividends, if any, depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors. As a result, capital appreciation, if any, of our Common Stock, will be your sole source of gain for the foreseeable future.

Our Articles of Incorporation contains certain provisions which may result in difficulty in bringing actions against or on behalf of the Company or its affiliates.

Section 7 of our Articles of Incorporation provides that the internal affairs of the Company, including derivative actions, shall be brought exclusively in the courts located in Clark County, Nevada. To the extent that any such action asserts a claim under the Exchange Act, that claim must be brought in federal court. Section 7 also provides that the United States federal courts generally shall have exclusive jurisdiction over claims brought under the Securities Act, the effect of which is that an action under the Securities Act with respect to the Company may only be brought in the federal courts, whereas absent such provision the federal and commonwealth courts would otherwise have concurrent jurisdiction over such a matter. Any claim seeking relief under the Exchange Act may only be brought in federal court. Further, Section 7 also provides for the United States District Court for the District of Nevada as the exclusive venue for any cause of action under either the Securities Act or the Exchange Act, meaning such federal court is the only court in which such a case may be brought and heard. These provisions may have the effect of precluding stockholders from bringing suit in their forum or venue of choice. Further, these provisions may give rise to a potential ambiguity as to which courts – state or federal – should preside over certain cases such as cases with overlapping claims under both Nevada corporate law and the Securities Act and the rules and regulations thereunder. While the Supreme Court of Delaware has upheld a charter provision designating federal courts as the exclusive forum for actions brought under the Securities Act, it is unclear how a court in Nevada, might rule. Therefore, an investor seeking to bring a claim against or on behalf of the Company or its affiliates under Nevada law or the federal securities laws may be forced to litigate their case in a court which poses geographic or other hardships, and could face uncertainty as to which jurisdiction and venue the case will ultimately be heard in, which may delay, prevent or impose additional obstacles on the investor in such litigation. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and there is uncertainty as to whether a state or federal court would enforce this charter provision.

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USE OF PROCEEDS

This Prospectus relates to the Shares that may be offered and sold from time-to-time by the Selling Stockholders. We will not receive any proceeds upon the sale of the Common Stock by the Selling Stockholders in this offering. See “Plan of Distribution” elsewhere in this Prospectus for more information, except that if all of the Warrants are exercised for cash, we will receive approximately $2.7 million. We will use any proceeds for working capital and general corporate purposes including expansion of our B2B business.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our Common Stock, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our Common Stock will be at the discretion of the Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

DETERMINATION OF OFFERING PRICE

Each Selling Stockholder will determine at what price(s) such Selling Stockholder may sell the Securities, and such sales may be made at prevailing market prices, or at privately negotiated prices.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) 3,822 shares of Series A preferred stock converted into 3,822,000 shares of common stock that occurred after September 30, 2024, (ii) 50 shares of Series B preferred stock converted into 250,000 shares of common stock that occurred after September 30, 2024, (iii) 105 shares of Series C preferred stock converted into 315,000 shares of common stock that occurred after September 30, 2024, (iv) the elimination of $3.0 million of debt and issuance of 1,507,538 shares of common stock related to the conversion option in the Notes that occurred after September 30, 2024, (v) proceeds of approximately $0.9 million and issuance of 369,000 shares of common stock related to warrant exercises that occurred after September 30, 2024, (vi) proceeds of $2,764,267 and issuance of 1,389,079 shares of Common Stock assuming the full exercise of Warrants from the private placement, (vii) the gross proceeds of $1,955,000 and issuance of 1,286,184 shares of common stock related to the Private Placement, (ix) the issuance of 179,313 shares granted to our executive officers and board members under our equity incentive plan issued after September 30, 2024 and (iv) stock compensation expense of approximately $1.4 million related to the 300,000 shares granted from our advisory agreements.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the adjustments outlined above are subject to change. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Recent Developments” on page 48 of this Prospectus and our consolidated financial statements and related notes included elsewhere in this Prospectus.

	As of September 30, 2024 (Presented in $ except for share numbers)
	Actual	Pro Forma
Long term debt	$3,000,000	$–

Series A Convertible Preferred Stock, 4,250 shares issued and outstanding as of September 30, 2024 and 428 shares pro forma as of the date of this prospectus	43	5
Series B Convertible Preferred Stock, 50 shares issued and outstanding as of September 30, 2024 and 0 shares pro forma as of the date of this prospectus	1	–
Series C Convertible Preferred Stock, 210 shares issued and outstanding as of September 30, 2024 and 105 shares pro forma as of the date of this prospectus	2	1

Common stock, 6,184,983 shares issued and outstanding as of September 30, 2024 and 15,603,097 shares pro forma	61,850	156,031

Additional paid in capital	27,959,642	38,246,121
Accumulated deficit	(8,795,536)	(10,560,040)
Total stockholders’ equity	$19,226,002	$27,842,118
Total capitalization	$22,226,002	$27,842,118

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THE PRIVATE PLACEMENT

On October 30, 2024, Unusual Machines closed a financing in which it received gross proceeds of $1,955,000 before deducting fees to the placement agent and other offering expenses payable by the Company. In the Private Placement, the Company entered into a Securities Purchase Agreement with accredited investors, under which the investors purchased an aggregate of 1,286,184 units at a per unit purchase price of $1.52 per unit. Each unit consisted of one share of or Common Stock and one Warrant to purchase one share of the Company’s Common Stock at an exercise price of $1.99 per share.

Allan Evans, the Company’s Chief Executive Officer and Sanford Rich and Robert Lowry, each a member of the Company’s Board of Directors, initially invested an aggregate of $250,000 in the Private Placement on identical terms to the other Investors. Subsequently, in order to comply with NYSE American rules, Mr. Evans, Mr. Rich and Mr. Lowry each agreed to pay an additional $36,842, $36,842, and $18,421, respectively, to the Company.

On October 29, 2024, as required by the Securities Purchase Agreement, the Company also entered into a Placement Agency Agreement with a broker-dealer (the “Placement Agent”) to serve as the Placement Agent for the Private Placement. Pursuant to the Placement Agency Agreement, the Company paid the Placement Agent, 8% of the gross proceeds raised in the Private Placement or $156,400 and issued the Placement Agent Warrants to purchase 102,895 shares of our Common Stock equal to 8% of the aggregate number of shares of Common Stock sold in the Private Placement. The Placement Agent Warrants have the same terms as the Investor Warrants. We refer to the Warrants issued in the Private Placement and the Placement Agent Warrants together as the “Warrants”.

The Company issued the Selling Stockholders a five and a half year Warrant exercisable for an aggregate of 1,389,079 shares of the Company’s Common Stock. The Warrants have a term of five and a half years from the Closing Date and may not be exercised for 180 days after the Closing Date (the “Exercise Date”) and, subject to certain limited adjustments, are exercisable at $1.99 per share, subject to certain adjustments set forth in the Warrants. If at any time after the Exercise Date, there is no effective registration statement registering, or the Prospectus contained therein is not available for the resale of the Warrant Shares (as defined in the Investor Warrants) by the Investor, then the Investor Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise.” The Warrants contain beneficial ownership limitations preventing the holders from owning in excess of 4.99% or 9.99% of outstanding shares of Common Stock at any given time and, subject to stockholder approval, 19.99% of all current outstanding Common Stock currently outstanding or such lesser percentage required by the NYSE American without first obtaining approval in accordance with the NYSE American rules.

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SELLING STOCKHOLDERS

We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time-to-time. Except for the ownership of our securities, and as otherwise provided below, the Selling Stockholders have not had any material relationship with us within the past three years. However, the Selling Stockholders also consist of our executive officers and directors; three of the Selling Stockholders are directors who purchased units in the Private Placement; in addition, two executive officers, certain advisory board members and our non-employee directors have received stock grants and are offering their Common Stock for sale as Selling Stockholders.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each of the Selling Stockholders, based on its ownership of the shares of Common Stock immediately prior to this offering.

The third column also lists the Shares being registered by this Prospectus for resale by the Selling Stockholders.

The Selling Stockholders may sell all, some or none of the offered Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Shares of Common Stock Beneficially Owned prior to this Offering	Shares Offered by this Prospectus		Shares of Common Stock Beneficially Owned After this Offering	Percentage of Shares of Common Stock Beneficially Owned After this Offering (1)

Dominari Securities LLC (2)	102,895	102,895	(3)	45,250	–%
Kyle Wool & Soo Yu (4)	223,684	223,684	(5)	_	–%
Donald J. Trump Jr. (6)	331,580	331,580	(7)	_	–%
Sanford Rich, IRA(8)	184,485	172,185	(9)	12,300	*
Robert P. Lowry (10)	106,397	106,397	(11)	_	–%
AVFunds LLC (12)	131,580	131,580	(13)	_	–%
The Steven Scopellite 2021 Irrv Trust DTD 02/24/2021 (14)	328,948	328,948	(15)	_	–%
Paul Mann (16)	131,580	131,580	(17)	_	–%
George S. Gavallas (18)	197,368	197,368	(19)	_	–%
James McCabe (20)	328,948	328,948	(21)	_	–%
Atwater Consulting LLC (22)	65,790	65,790	(23)	_	–%
Joe Giamichael (24)	32,894	32,894	(25)	_	–%
Reimer Family Partnership, LP (26)	32,894	32,894	(27)	_	–%
Michael Anthony Schiavello (28)	32,894	32,894	(29)	_	–%
Importing Exporting LLC (30)	32,894	32,894	(31)	_	–%
Joshua Lipman and Jo-Ann Lipman (32)	32,894	32,894	(33)	_	–%
Jennifer Wool Cottone and Michael Cottone (34)	65,790	65,790	(35)	_	–%
Paul Prasarn (36)	32,894	32,894	(37)	_	–%
Christopher F. Devall (38)	19,738	19,738	(39)	_	–%
Erica Groussman (40)	65,790	65,790	(41)	_	–%
Allan Evans (42)	735,228	131,578	(43)	603,650	4.34%

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AKAA Family LLLP (44)	223,684	223,684	(45)	_	–%
Brett Borgersen (46)	32,894	32,894	(47)	_	–%
Simon Becker (48)	65,790	65,790	(49)	_	–%
Colin Bristow (50)	32,894	32,894	(51)	_	–%
Brian Hoff (52)	343,000	343,000	(53)	_	–%
Andrew Camden (54)	100,000	100,000	(55)	_	–%
Cristina Colon (56)	45,434	40,607	(57)	4,827	*
Jeffrey Thompson (58)	325,984	37,484	(59)	288,500	3.8%
Alexco Consulting, LLC (60)	50,000	50,000	(61)	_	–%
Guilford Enterprises Limited (62)	50,000	50,000	(63)	_	–%

*	Less than 1%

(1)	Percentages are based on 13,914,018 shares of Common Stock outstanding as of the date of this Prospectus and assumes the Selling Stockholders’ Shares offered by this Prospectus are sold.
(2)	Dominari Securities LLC is managed by CEO, Kyle Wool with a business address of 725 Fifth Avenue, 23rd Floor, New York, NY 10022. Dominari Securities, LLC was the underwriter of the Company’s IPO and Placement Agent for its Private Placement.
(3)	Represents 102,895 Shares issuable upon the exercise of the Warrants.
(4)	The principal address of the Selling Stockholders is 25 Rady Ln., East Quogue, NY 11942.
(5)	Includes 111,842 Shares issuable upon exercise of the Warrants.
(6)	The principal address of the Selling Stockholder is 725 Fifth Avenue, 23rd Floor, New York, NY 10022. The Selling Stockholder is an advisor to the Company.
(7)	Includes 65,790 Shares issuable upon exercise of the Warrants. Also includes 200,000 shares of common stock issuable pursuant to a restricted stock unit agreement and advisory agreement. The restricted stock units vest 50% upon November 22, 2024 and 50% upon May 22, 2025.
(8)	The principal address of the Selling Stockholder is 26 Beach Drive, Darien, CT 06820. Mr. Rich is a director of the Company.
(9)	Includes 65,789 Shares issuable upon exercise of the Warrants.
(10)	The principal address of the Selling Stockholder is 20 Surfside, Humacao, PR 00791. Mr. Lowry is a director of the Company.
(11)	Includes 32,895 Shares issuable upon exercise of the Warrants.
(12)	AVFunds LLC is managed by Mitchell Casper with a principal address of 1521 Alton Rd., Ste. 643, Miami, FL 33139.
(13)	Includes 65,790 Shares issuable upon exercise of the Warrants.
(14)	The trustee for The Steven Scopellite 2021 Irrevocable Trust DTD 02/24/2021 is Michael Canarick. The principal address of the Selling Stockholder is 510 Bald Eagle Dr., Jupiter, FL 33477.
(15)	Includes 164,474 Shares issuable upon exercise of the Warrants.
(16)	The principal address of the Selling Stockholder is The Old Rectory Church Lane, Suffolk, IP13 6DS.
(17)	Includes 65,790 Shares issuable upon exercise of the Warrants.
(18)\	The principal address of the Selling Stockholder is 617 White Pelican Way, Jupiter, FL 33477.
(19)	Includes 98,684 Shares issuable upon exercise of the Warrants.
(20)	The principal address of the Selling Stockholder is 68 Fiesta Way, Ft. Lauderdale, FL 33301.
(21)	Includes 164,474 Shares issuable upon exercise of the Warrants.
(22)	Atwater Consulting LLC is managed by Anthony Hayes with a principal address of 3009 John Vaughan Rd., Williamsburg, VA 23185.
(23)	Includes 32,895 Shares issuable upon exercise of the Warrants.
(24)	The principal address of the Selling Stockholder is 144 Hillside Village, Rio Grande, PR 00745.
(25)	Includes 16,447 Shares issuable upon exercise of the Warrants.
(26)	The general partner of Reimer Family Partnership, LP is David Reimer with a principal address of 1995 NE 118th Rd., Miami, FL 33181.
(27)	Includes 16,447 Shares issuable upon exercise of the Warrants.

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(28)	The principal address of the Selling Stockholder is 19 Sterling Lane, Sands Point, NY 11050.
(29)	Includes 16,447 Shares issuable upon exercise of the Warrants.
(30)	Importing Exporting LLC is managed by Josh Shipley with a principal address of 154 Clinton Rd., New Hartford, NY 13413.
(31) (32)	Includes 16,447 Shares issuable upon exercise of the Warrants. The principal address of the Selling Stockholder is 3 Sweetgrass Rd., Westhampton, NY 11977.
(33)	Includes 16,447 Shares issuable upon exercise of the Warrants.
(34)	The principal address of the Selling Stockholder is 24 Teal Dr., Fairport, NY 14450.
(35)	Includes 32,895 Shares issuable upon exercise of the Warrants.
(36)	The principal address of the Selling Stockholder is 615 Owego Road, Candor, NY 13743.
(37)	Includes 16,447 Shares issuable upon exercise of the Warrants.
(38)	The principal address of the Selling Stockholder is 2504 General Forrest Circle, Virginia Beach, VA 23454.
(39)	Includes 9,868 Shares issuable upon exercise of the Warrants.
(40)	The principal address of the Selling Stockholder is 6203 Laguna Path, North Miami Beach, FL 33141.
(41)	Includes 32,895 Shares issuable upon exercise of the Warrants.
(42)	The principal address of the Selling Stockholder is 1511 Ponce de Leon Ave., Unit 948, San Juan, PR 00909. Dr. Allan Evans is the Chief Executive Office and Chairman of the Board. The numbers in columns 1 and 3 include Common Stock held by an entity controlled by Dr. Evans.
(43)	Includes (i) 578,650 shares held by Consulting LLC, an entity managed by the Selling Stockholder and (ii) 65,789 Shares issuable upon exercise of the Warrants.
(44)	AKAA Family LLLP is managed by Douglas A. Perera Jr. with a principal address of P.O. Box 291676, Davie, FL 33329.
(45)	Includes 111,842 Shares issuable upon exercise of the Warrants.
(46)	The principal address of the Selling Stockholder is 255 Evernia Street, Apt. 506, West Palm Beach, FL 33401.
(47)	Includes 16,447 Shares issuable upon exercise of the Warrants.
(48)	The principal address of the Selling Stockholder is 103 Jasmine Ct., Franklin Lakes, NJ 07417.
(49)	Includes 32,895 Shares issuable upon exercise of the Warrants.
(50)	The principal address of the Selling Stockholder is 96 Evergreen Avenue, Rye, NY 10580.
(51)	Includes 16,447 Shares issuable upon exercise of the Warrants.
(52)	The principal address of the Selling Stockholder is 4677 LB Mcleod Road, Suite J, Orlando, FL 32811. The Selling Stockholder is the Chief Financial Officer of the Company.
(53)	Includes shares of restricted stock that were granted under the Company’s 2022 Equity Incentive Plan.
(54)	The principal address of the Selling Stockholder is 4677 LB Mcleod Road, Suite J, Orlando, FL 32811. The Selling Stockholder is the Chief Operating Officer of the Company.
(55)	Includes shares of restricted stock that were granted under the Company’s 2022 Equity Incentive Plan.
(56)	The principal address of the Selling Stockholder is 4677 LB Mcleod Road, Suite J, Orlando, FL 32811. Ms. Colon is a director of the Company.
(57)	Includes shares of restricted stock that were granted under the Company’s 2022 Equity Incentive Plan.
(58)	The principal address of the Selling Stockholder is 4677 LB Mcleod Road, Suite J, Orlando, FL 32811. Mr. Thompson is a director of the Company.
(59)	Includes shares of restricted stock that were granted under the Company’s 2022 Equity Incentive Plan.
(60)	Alexco Consulting, LLC is managed by Larry Glick with a principal address of 12154 Arbordale Way, Palm Beach Gardens, FL 33412. The Selling Stockholder is an advisor to the Company.
(61)	Includes 50,000 shares of common stock issuable pursuant to a restricted stock unit agreement and advisory agreement. The restricted stock units vest 50% on November 22, 2024 and 50% on May 22, 2025.
(62)	Guilford Enterprises Limited is managed by JP Yoo with a principal address of #13-01, 36 Robinson Road, City House, Singapore 06887. The Selling Stockholder is an advisor to the Company.
(63)	Includes 50,000 shares of common stock issuable pursuant to a restricted stock unit agreement and advisory agreement. The restricted stock units vest 50% on November 22, 2024 and 50% on May 22, 2025.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the Securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. The Selling Stockholders may not sell the Shares to a broker-dealer acting as a principal, since this would constitute a material change to this Plan of Distribution, unless we file a post-effective amendment to the Registration Statement containing this Prospectus.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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BUSINESS

Background of Unusual Machines

Unusual Machines is a Nevada corporation, with our principal place of business in Orlando, Florida. The Company was originally incorporated in Puerto Rico and reincorporated as a Nevada corporation on April 22, 2024.

Initial Public Offering

On February 16, 2024, we closed our IPO for the sale of 1,250,000 shares of Common Stock, at a public offering price of $4.00 per share. The IPO generated gross proceeds of $5.0 million and net proceeds of approximately $4.5 million. We incurred and paid additional direct offering costs prior to the close of the IPO of $0.1 million during the nine months ended September 30, 2024, and $0.5 million during the year ended December 31, 2023. We used $1.0 million of proceeds to pay for the acquisition of Fat Shark and Rotor Riot as discussed below.

Acquisition of Fat Shark and Rotor Riot

Under the terms of the Purchase Agreement, the Company purchased from Red Cat its Rotor Riot and Fat Shark subsidiaries for $20.1 million comprised of (i) $1.1 million in cash, (ii) a $2.0 million promissory note issued by the Company to Red Cat, and (iii) $17.0 million of the Company’s Common Stock or 4,250,000 shares of Common Stock.

Simultaneous with the closing of our IPO, on February 16, 2024, we closed the acquisitions of Fat Shark and Rotor Riot.

On July 22, 2024, we finalized the working capital adjustment as stipulated in the Purchase Agreement, which resulted in an increase in the overall purchase price by an additional $2.0 million. We agreed to increase the principal amount of the original note for the working capital adjustment, which increased the total Note Payable to $4.0 million. In addition, we agreed to extend the maturity date of the promissory note to November 30, 2025.

The Drone Industry

The drone industry continues to expand to become a powerful business tool and recreational activity, with growth occurring broadly and across our targeted industries. According to Drone Industry Insights, the global drone market is expected to grow to $54.6 billion by 2030, with the commercial market growing at a 7.7% compound annual growth rate (“CAGR”). According to Allied Market Research, the drone component industry is likewise expanding. The drone flight controller market, valued at $6.6 billion in 2022 is expected to reach $13.8 billion by 2032. The drone motor market, valued at $2.6 billion in 2021 is projected to reach $9.9 billion by 2031.

Until our Brave 7 Flight Controller was added to the Department of Defense’s Blue List in the summer of 2024, all of our revenues were generated from B2C sales. Following the addition to the Blue List, we sold 6,600 Brave 7s to a European customer and the end of the third quarter began shipments. An important part of our focus is now the B2B market. In addition to future sales of the Brave 7 Flight Controller, we are seeking to get additional drone parts added to the Blue List. Upon approval, our goal is to monetize these products and continue to expand our B2B business. Because our B2B business is focused upon manufacturing of drones and drone parts in the United States and as a result of the recent United States presidential election, we are hopeful that our United States made drone products will generate material sales in the future.

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Unusual Machines intends to pursue strategic acquisition targets that are cash flow positive and either sell drone parts or allow us to vertically integrate the production of drone parts. The Company believes that very promising, private companies (such as those the company will likely target) are in many instances underfunded and missing out on the ability to go public and bring their innovative products and solutions to a larger set of customers globally. We believe that unlocking this potential will be key to industry consolidation and breaking the dominance of China in the drone industry.

First Person View (FPV) Market Segment

Fat Shark and Rotor Riot principally operate in the FPV segment of the drone industry. This segment focuses on drones piloted with wearable display devices. These are head mounted displays (“HMDs”) or goggles for drone pilots. These goggles give pilots FPV perspective to control their drone in flight. This is a unique experience where the pilot is interacting with an aircraft through visual immersion. This experience is accomplished by live streaming footage from a camera mounted on the nose of the drone directly into specially designed goggles worn by the pilot. The image is transmitted via radio (traditionally analog but increasingly digital) to the pilot. The drone remote control unit, the drone, and the FPV goggles are all interconnected via radio. This effect requires sophisticated electronics that transmit visual information with sufficient speed and reliability to allow pilot control over the drone in real-time. Pilots routinely achieve speeds of over 90 mph in racing and other mission critical applications.

There are four common categories of FPV flight – freestyle flight, racing, cinema photography, and defense. In freestyle, the pilot navigates around obstacles focused on acrobatics and exploring the environment around the aircraft through the HMD. FPV racing describes a spectator sport where pilots fly their drones in competitions through a series of obstacles, flags, and gates in a racetrack. Cinema photography is the process of viewing and recording a subject matter from the air from the viewpoint of the pilot. Defense is a newer market segment characterized by the uses of drones in the wars in Ukraine and Israel.

Plans for Growth, Development, and Expansion

Unusual Machine’s plans to strengthen its market position through continued organic revenue growth. In parallel, the Company intends to aggressively invest in the extension of their business from just B2C sales to B2B sales of drone components. Unusual Machine’s business strategy includes (i) increasing its overall customer base with its products and rapid adoption; (ii) investing in new products and IP, starting with the Fat Shark and Rotor Riot acquisitions that were completed with our IPO, (iii) expanding and growing Unusual Machine’s customer base and revenue streams from its existing customer base using a “land-and-expand” model that establishes initial relationships and grows those relationships through the provision of high quality products and services, (iv) enhancing the company’s products to improve the integration of third-party solutions, and (v) seeking strategic partnerships and sponsorships with companies that want access to the FPV community.

As discussed above, the approval of our Brave7 Flight Controller to the Blue UAS Framework marked a key step for Unusual Machines to expand into the B2B sector. Following that approval in August 2024, we agreed to sell 6,600 units to an overseas customer.

Customers

Revenues for Fat Shark are principally generated through distributors and for Rotor Riot online through its e-commerce site, www.rotorriot.com. Both Fat Shark and Rotor Riot market their products and services to recreational and professional drone pilots and hobbyists.

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Competition

Rotor Riot competes with a number of significantly larger, better capitalized companies. SZ DJI Technology Co., Ltd., commonly known as DJI, is the dominant market leader with a global market share estimated at more than 70%, according to industry research firms. Other competitors include GetFPV and Lumenier. Race Day Quads is a larger, direct competitor in the FPV sector. Rotor Riot competes against these competitors by leveraging its visibility on the internet through its Facebook page which has more than 43,000 followers and its Rotor Riot YouTube channel which has more than 277,000 subscribers. We believe that the Rotor Riot brand has been at the center of the racing and freestyle culture of drones since registering its domain name in 2015.

Fat Shark also competes with DJI along with other FPV headset companies including Skyzone FPV, Orqa, and HD Zero. The Fat Shark brand has been synonymous with FPV headsets since the emergence of the market in 2008. Fat Shark continues to compete through partnerships with other FPV companies and a focus on manufacturing and product quality.

Suppliers

Rotor Riot purchases inventory from approximately 50 suppliers although 57% of this inventory is purchased from four vendors. The two most critical components are electronics and frames. Approximately 95% of Rotor Riot’s inventory is purchased directly from Chinese vendors, all of which could be subject to varying tariffs. The United States has continuously increased tariffs since 2019, which Rotor Riot is currently subject to and range from 2% to 25%. These tariffs increase the cost of goods which reduces the company’s profit margins.

Fat Shark has sources over 90% of its components and inventory from a single Chinese supplier, Shenzhen Fatshark Co. Ltd. See “Related Party Transactions” for additional information. We source our Brave7 Flight Controller from a U.S. based manufacturer. See “Risk Factors” at page 6.

Government Regulation and Federal Policy

National Defense Authorization Act and American Security Drone Act

In December 2023, Congress passed the National Defense Authorization Act (“NDAA”), which includes the American Security Drone Act (“ASDA”). The bill prohibits, starting in December 2025, federal agencies and federally funded programs from purchasing or using drones manufactured in countries that are viewed as threats to U.S. national security, such as China. The basis for the legislation is that purchases from these countries (i) pose a significant threat to national security, (ii) represent efforts to infiltrate and influence American society, and (iii) risk the theft of personal and business data. Specifically, the American Security Drone Act:

•	Prohibits federal departments and agencies from procuring and operating certain foreign commercial off-the-shelf drone or covered unmanned aircraft system manufactured or assembled in countries identified as national security threats, and provides a timeline to end current use of these drones.
•	Prohibits the use of federal funds awarded through certain contracts, grants, or cooperative agreements to state or local governments from being used (1) to procure a covered unmanned aircraft system that is manufactured or assembled by a covered foreign entity or (2) in connection with the operation of such a drone or unmanned aircraft system.
•	Requires the Comptroller General of the United States to submit a report to Congress no later than 275 days after the enactment of the NDAA detailing the amount of foreign commercial off-the-shelf drones and covered unmanned aircraft systems procured by federal departments and agencies from countries identified as national security threats.

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Federal Aviation Administration

The Federal Aviation Administration (“FAA”) of the United States Department of Transportation is responsible for the regulation and oversight of civil aviation within the U.S. Its primary mission is to ensure the safety of civil aviation. The FAA has adopted the name “unmanned aircraft” (“UA”) to describe aircraft systems without a flight crew on board. More common names include drone, Unmanned Aerial Vehicle (“UAV”) and remotely operated aircraft.

The FAA began issuing regulations governing drones in 2005 with their scope and frequency expanding in recent years with the significant increase in the number of drones sold. In December 2015, the FAA announced that all drones weighing more than 250 grams, or 0.55 pounds, must be registered with the FAA. As of December 2023, the FAA reported the registration of almost 791,000 drones, of which approximately 370,000 were commercial and approximately 416,000 were recreational. In addition, more than 370,000 remote pilots were certified.

In January 2021, the FAA finalized rules requiring that drones be identifiable remotely. These rules are effective for drone manufacturers beginning in September 2022 and for drone pilots in September 2023. The FAA believes that remote ID technologies will enhance safety and security by allowing the FAA, law enforcement, and federal security agencies to identify drones flying in their jurisdiction. These efforts lay the foundation for more complex operations, such as those beyond visual line of sight at low altitudes, as the FAA and the drone industry move toward a traffic management ecosystem for Unmanned Aircraft System flights separate from, but complimentary to, the air traffic management system.

The Company believes that the oversight of the FAA is beneficial to the drone industry generally, and the Company specifically. Approximately 10 % of the drones sold by Rotor Riot are below the weight threshold required to register. The remaining 90% have more functionality, are more likely to be used for commercial purposes, and therefore, should be registered.

Environmental Considerations

Compliance with applicable environmental laws since inception has not had a material effect upon the Company’s capital expenditures, earnings or competitive position. However, drones are battery operated which use electricity for charging. To that extent, except for users who use solar and other non-electrical power to charge drones, users of drones the Company sells burn carbon which negatively affects the environment. Further, the SEC’s new climate change rules will likely increase our compliance costs.

Employees and Human Capital Resources

As of the date of this Prospectus, the Company has 15 full-time employees. In addition, our Chief Executive Officer is a full-time consultant through an entity he controls.

Intellectual Property

The Company has consolidated its IP into a subsidiary, UMAC IP Holdings Corp. The IP portfolio primarily includes design and utility patents related to FPV headsets. None of the patents are currently licensed and IP is generated in the general course of doing engineering design. The Company owns the intellectual property and all rights associated with them.

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The following table summarizes currently issued patents (indicated by “Issued”) including the grant dates thereof, and patent applications (indicated by “Pending or Published”). As the chart indicates, some of these patents are in the U.S., where when issued the patent protection generally applies for 20 years from the date the patent application was made (subject to potential extension, if applied for and granted). In general, patent protection provides the patent holder with a monopoly on the invention within its scope for the duration of the patent.

Country	Status	Patent No	Application Date	Grant Date	Title
United States	Issued	29/610,543	7/13/2017		UNMANNED AERIAL VEHICLE
Canada	Issued	179088	1/11/2018		UNMANNED AERIAL VEHICLE
China	Issued	201830008387.4	1/11/2018		UNMANNED AERIAL VEHICLE
EU	Issued	4665040	1/12/2018		UNMANNED AERIAL VEHICLE
Korea	Issued	30-2018-1689	1/11/2018		UNMANNED AERIAL VEHICLE
United States	Issued	15/684,814	8/23/2017		UNMANNED AERIAL VEHICLE
Canada	Abandoned	3009413	6/26/2018		UNMANNED AERIAL VEHICLE
China	Pending	201810895541.3	8/8/2018		UNMANNED AERIAL VEHICLE
EU	Pending	EP18179512.1	6/25/2018		UNMANNED AERIAL VEHICLE
United States	Issued	29/610,554	7/13/2017		PRINTED CIRCUIT BOARD
Canada	Issued	179089	1/11/2018		PRINTED CIRCUIT BOARD
China	Issued	201830008494.7	1/11/2018		PRINTED CIRCUIT BOARD
EU	Issued	4665032	1/12/2018		PRINTED CIRCUIT BOARD
Korea	Issued	30-2018-1690	1/11/2018		PRINTED CIRCUIT BOARD
China	Pending	201810324925.X	4/12/2018		SINGLE-PANEL HEAD-MOUNTED DISPLAY
EU	Pending	19159958.8	3/4/2019		SINGLE-PANEL HEAD-MOUNTED DISPLAY
United States	Issued	16/002,200	6/7/2018		SINGLE-PANEL HEAD-MOUNTED DISPLAY
China	Pending	202010150301.8	3/6/2020		APPARATUS FOR ATTACHING ACCESSORIES TO A FIRST-PERSON VIEW HEADSET
United States	Published	17/187,838	2/28/2021		APPARATUS FOR ATTACHING ACCESSORIES TO A FIRST-PERSON VIEW HEADSET
United States	Pending	29/783,966	5/17/2021		HEADSET
China	Pending	202130741102.X	11/11/2021		VR GLASSES
Canada, European Union Countries, Japan, United Kingdom	Pending	Not yet assigned	11/12/2021		HEADSET

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Trademark Portfolio

The following table summarizes current registered trademarks (indicated by “Registered”) including the registration dates. As the chart indicates, these trademarks are registered in the U.S. and abroad.

Country	Status	Trademark	Reg. No.	Reg. Date.	App. No.	App. Date.	Class	Next Deadline
US	Registered	ROTOR RIOT	5,175,159	4/4/2017	87/074,341	6/16/2016	16, 25, 35, 41	AOU due 4/4/2023
Australia	Registered	ROTOR RIOT	1814854	4/18/2017	1814854	12/9/2016	16, 25, 35, 41	Renewal due 12/9/2026
Canada	Registered	ROTOR RIOT	TMA1013525	1/22/2019	1813182	12/8/2016	16, 25, 35, 41	Renewal due 1/22/2034
EU	Registered	ROTOR RIOT	016152688	5/14/2017	016152688	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026
UK	Registered	ROTOR RIOT	UK00916152688	5/14/2017	UK00916152688	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026
US	Registered	Rotor Riot Logo	5,175,160	4/4/2017	87/074,378	6/16/2016	16, 25, 35, 41	AOU due 4/4/2023
Australia	Registered	Rotor Riot Logo	1814855	4/18/2017	1814855	12/9/2016	16, 25, 35, 41	Renewal due 12/9/2026
Canada	Registered	Rotor Riot Logo	TMA1013624	1/22/2019	1813183	12/8/2016	16, 25, 35, 41	Renewal due 1/22/2034
EU	Registered	Rotor Riot Logo	016152837	5/14/2017	016152837	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026
UK	Registered	Rotor Riot Logo	UK00916152837	5/14/2017	UK00916152837	12/12/2016	16, 25, 35, 41	Renewal due 12/12/2026

Unusual Machines has recently filed for a trademark on our logo.

Research and Development

Research and development activities are part of Unusual Machine’s business, and the Company will follow a disciplined approach to investing our resources to create new drone technologies and solutions. A fundamental part of this approach is a well-defined screening process that helps us identify commercial opportunities that support desired technological capabilities in the markets we serve.

Legal Proceedings

The Company and its subsidiaries are not defendants (or the equivalents) in any pending litigation.

Properties

We own no real estate properties. With the closing of our IPO, our principal place of business is located in Orlando, Florida at the Rotor Riot facility. In October 2023, Rotor Riot signed a five-year lease for a 6,900 sq. foot facility in Orlando, FL. We currently anticipate that the current leased space will be sufficient to support our current and future needs. In addition, we have an executive office located at 15 Ave. Muñoz Rivera, Suite 2200, San Juan, Puerto Rico 00901 which we sublet from Red Cat on month-to-month basis.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited and unaudited financial statements (prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”)) and related notes included elsewhere in this Prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Prospectus, particularly in the section entitled “Risk Factors.” Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Unusual Machines, Inc. and its subsidiaries. All amounts presented in tables, other than per share amounts, are in thousands unless otherwise noted.

Recent Developments

Private Placement

On October 29, 2024 we entered into Securities Purchase Agreements with the Selling Stockholders for a Private Placement for aggregate gross proceeds of $1.95 million before deducting fees to the Placement Agent and other expenses payable by us in connection with the Private Placement. We intend to use the net proceeds of the Private Placement for working capital and general corporate purposes. As part of the Private Placement, we issued an aggregate of 1,286,184 units at a per unit purchase price of $1.52 per unit. Each unit consisted of one share of Common Stock and one Warrant to purchase one share of the Company’s Common Stock. The Warrants have a term of five and a half years from the Closing Date and may not be exercised for 180 days after the Closing Date and are exercisable at $1.99 per share, subject to certain limitations and adjustments set forth in the Investor Warrants.

Share Conversions and Warrant Exercises

On November 7, 2024, the Company issued 400,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 400 shares of the Company’s Series A Convertible Preferred Stock.

On November 12, 2024, the Company issued 275,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 275 shares of the Company’s Series A Convertible Preferred Stock.

On November 27, 2024, the Company issued 900,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 900 shares of the Company’s Series A Convertible Preferred Stock and 540,000 shares of the Company’s common stock to another accredited investor in connection with a conversion of 540 shares of the Company’s Series A Convertible Preferred Stock. In addition, the Company issued 45,250 shares of the Company’s common stock to Dominari Securities, LLC in connection with a warrant exercise of 45,250 warrant shares and received cash proceeds in the amount of $226,250. The issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

On November 29, 2024, the Company issued 1,075,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 1,075 shares of the Company’s Series A Convertible Preferred Stock and 632,000 shares of the Company’s common stock to another accredited investor in connection with a conversion of 632 shares of the Company’s Series A Convertible Preferred Stock. In addition, the Company issued 8,750 shares of the Company’s common stock to Revere Securities, LLC in connection with a warrant exercise of 8,750 warrant shares and received cash proceeds in the amount of $43,750. The issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

Between December 2, 2024 and December 3, 2024, the Company issued 845,135 shares of the Company’s common stock to an accredited investor in connection with the conversion of $1,681,818 of a 4% Convertible Promissory Note due November 30, 2025 at a conversion price of $1.99 and 662,403 shares of the Company’s common stock to another accredited investor in connection with a conversion of $1,318,182 of a 4% Convertible Promissory Note due November 30, 2025 at a conversion price of $1.99. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act. In addition, the Company issued 315,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 105 shares of the Company’s Series C Convertible Preferred Stock. In addition, the Company issued 315,000 shares of the Company’s common stock to an accredited investor in connection with a warrant exercise of 315,000 warrant shares and received cash proceeds in the amount of $626,850.

Results of Operations

Years Ended December 31, 2023 and 2022

Revenue

During the years ended December 31, 2023 and 2022, we did not generate any revenues and as such did not incur any cost of goods sold.

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Operating Expenses

During the year ended December 31, 2023, we incurred research and development expenses totaling $0 compared to $91,325 for the year ended December 31, 2022, resulting in a decrease of $91,325 or 100%. Prior to the acquisition targets of Rotor Riot and Fat Shark, our primary focus was to create a US made camera sensor, which we no longer pursued after we signed our purchase agreement to acquire Rotor Riot and Fat Shark.

During the year ended December 31, 2023, we incurred general and administrative expenses totaling $2,377,862 compared to $1,079,715 for the year ended December 31, 2022, resulting in an increase of $1,298,147 or 120.2%. The increase primarily relates to stock compensation expense of $600,000 related to shares issued for services during 2023 and increased legal expenses and professional fees related to the business combination and for preparation of becoming a public company.

Net Loss

Net loss for the year ended December 31, 2023, totaled $2,383,462 compared to $1,171,777 for the year ended December 31, 2022, resulting in an increase of $1,211,685 or 103%. The increase in net loss relates to $600,000 in stock compensation expense and the increase in general and administrative expenses as we start to build out our operations for the business combination and becoming a public company.

Unusual Machines Cash Flows

Years Ended December 31, 2023 and 2022

Operating Activities

Net cash used in operating activities was $1,776,552 during the year ended December 31, 2023 compared to net cash used in operating activities of $1,189,191 during the year ended December 31, 2022, representing an increase of $587,361 or 49.4%. This increase in net cash used primarily resulted from our increase in net loss of $1,211,685, changes in other working capital of $20,554 offset by non-cash expenses of $604,715.

Investing Activities

Net cash used in investing activities was $3,164 during the year ended December 31, 2023 compared to net cash provided by investing activities of $40,647 during the year ended December 31, 2022, representing an overall decrease of $43,811 or 108%. The cash used in investing activities during 2023 related to purchasing computer equipment. The cash provided by investing activities during 2022 primarily related to a related party receivable for $45,222 being paid back, offset by the purchase of computer equipment of $4,575 during the year.

Financing Activities

Net cash used in financing activities totaled $424,933 during the year ended December 31, 2023 compared to net cash provided by financing activities of $462,075 during the year ended December 31, 2022, resulting in a decrease in a change in net cash by financing activities of $887,008 or 192%. The decrease is related to proceeds received from exempt private offerings of our common stock in 2022 that were not received in 2023 and the change in deferred offering costs related to our IPO of $337,108.

Three Months Ended September 30, 2024 compared to the Three Months Ended September 30, 2023

Revenue

During the three months ended September 30, 2024 we generated revenues totaling $1,531,264 compared to $0 during the three months ended September 30, 2023, representing an increase of $1,531,264 or 100%. We did not generate any revenues until the closing of the acquisitions of Fat Shark and Rotor Riot on February 16, 2024. The majority of our revenue during the quarter relates to completed and fulfilled product sales during the period through our Rotor Riot retail channel and from our B2B wholesale through Fat Shark.

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Cost of Goods Sold

During the three months ended September 30, 2024, we incurred cost of goods sold of $1,131,777 compared to $0 during the three months ended September 30, 2023, resulting in an increase of $1,131,777 or 100%. Similar to revenues, we did not incur any cost of goods sold until the closing of the acquisitions on February 16, 2024. Cost of goods sold primarily relate to product costs from our sales, but also include certain shipping and other direct product costs.

Gross Margin

During the three months ended September 30, 2024, our gross margin was $399,487 compared to $0 during the three months ended September 30, 2023, resulting in an increase of $399,487 or 100%. Our gross margin, as a percentage of sales, totaled 26% during the three months ended September 30, 2024, compared to 0% during the three months ended September 30, 2023. We anticipate our gross margin to fluctuate period to period depending on certain promotions and products that are sold during the period and the margins we generated during the quarter are in line with our expectations and normal operating margins.

Operating Expenses

During the three months ended September 30, 2024, operations expenses totaled $218,126 compared to $0 during the three months ended September 30, 2023, resulting in an increase of $218,126 or 100%. Prior to the closing of the acquisitions in February 2024, we did not have any operations expenses. Operations expenses primarily relate to our direct operations including our warehouse personnel and warehouse expenses.

During the three months ended September 30, 2024, research and development expenses was $15,000 compared to $0 for the three months ended September 30, 2023, resulting in an increase of $15,000. Prior to the closing of the acquisitions in February 2024, we did not have any research and development expenses during 2023. Research and development expense primarily relates to new product development as we continue to partner with manufacturers to bring drone component manufacturing to the United States.

During the three months ended September 30, 2024, sales and marketing expenses totaled $252,253 compared to $0 for the three months ended September 30, 2023, resulting in an increase of $252,253 or 100%. Prior to the closing of the acquisitions in February 2024, we did not have any sales and marketing expenses. Sales and marketing expenses primarily relate to advertising spend related to Rotor Riot and payroll expenses.

During the three months ended September 30, 2024, general and administrative expenses totaling $1,374,989 compared to $353,029 for the three months ended September 30, 2023, resulting in an increase of $1,021,960 or 289%. The increase primarily relates to stock compensation expense during quarter that we did not have in the previous year, an increase in expenses related to closing the IPO including legal and accounting fees, additional transition and integration related expenses, and the costs related to operating Fat Shark and Rotor Riot.

Net Loss

Our net loss for the three months ended September 30, 2024, totaled $2,144,250 compared to $353,674 for the three months ended September 30, 2023, resulting in an increase in net loss of $1,790,576 or 506%. The increase in net loss primarily relates to stock compensation expense taken during the period, the $685,151 loss on debt extinguishment, of which $663,250 was non-cash, in connection with the $1.0 million debt exchange for Series C preferred shares. In addition, the increase in general and administrative expenses related to closing the initial public offering (the “IPO”) and the increased operations and sales and marketing expenses we incurred since the acquisition from Fat Shark and Rotor Riot. This was partially offset by generating gross margin related to the revenue and cost of goods sold from sales for Fat Shark and Rotor Riot. In the fourth quarter of 2024 we expect to complete our valuation and identification of any intangible assets related to the acquisitions of Fat Shark and Rotor Riot. For any identified intangibles, we will begin to amortize during the fourth quarter which will result in a non-cash charge going forward. However, and until we complete our valuation on intangibles, the amount is uncertain, and the future amortization may or may not be material. After the identification and valuation of intangibles is complete, we will complete our impairment analysis on goodwill and the identified intangibles during the fourth quarter. While the amount is uncertain, we expect that our goodwill impairment could be material.

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Results of Operations – Nine months Ended September 30, 2024 compared to the Nine months Ended September 30, 2023

Revenue

During the nine months ended September 30, 2024 we generated revenues totaling $3,561,303 compared to $0 during the nine months ended September 30, 2023, representing an increase of $3,561,303 or 100%. We did not generate any revenues until the closing of the acquisitions of Fat Shark and Rotor Riot on February 16, 2024. Accordingly, our revenues for the nine months ending September 30, 2024 are affected by not having any revenues for half of the first quarter. Revenues relate to completed and fulfilled product sales during the period through our Rotor Riot retail channel and from our B2B wholesale through Fat Shark.

Cost of Goods Sold

During the nine months ended September 30, 2024, we incurred cost of goods sold of $2,569,209 compared to $0 during the nine months ended September 30, 2023, resulting in an increase of $2,569,209 or 100%. Similar to revenues, we did not incur any cost of goods sold until the closing of the acquisitions on February 16, 2024. Cost of goods sold primarily relate to product costs from our sales, but also include certain shipping and other direct product costs.

Gross Margin

During the nine months ended September 30, 2024, our gross margin was $992,094 compared to $0 during the nine months ended September 30, 2023, resulting in an increase of $992,094 or 100%. Our gross margin, as a percentage of sales, totaled 28% during the nine months ended September 30, 2024, compared to 0% during the nine months ended September 30, 2023. We anticipate our gross margin to fluctuate period to period depending on certain promotions and products that are sold during the period and the margins we generated during the quarter are in line with our expectations and normal operating margins.

Operating Expenses

During the nine months ended September 30, 2024, operations expenses totaled $544,220 compared to $0 during the nine months ended September 30, 2023, resulting in an increase of $544,220 or 100%. Prior to the closing of the acquisitions in February 2024, we did not have any operations expenses. Operations expenses primarily relate to our direct operations including our warehouse personnel and warehouse expenses.

During the nine months ended September 30, 2024, research and development expenses totaled $42,078 compared to $0 for the nine months ended September 30, 2023, resulting in an increase of $42,078 or 100%. Prior to the closing of the acquisitions in February 2024, we did not have any research and development expenses during 2023. Research and development expense primarily relates to new product development as we continue to partner with manufacturers to bring drone component manufacturing to the United States.

During the nine months ended September 30, 2024, sales and marketing expenses totaled $795,643 compared to $0 for the nine months ended September 30, 2023, resulting in an increase of $795,643 or 100%. Prior to the closing of the acquisitions in February 2024, we did not have any sales and marketing expenses. Sales and marketing expenses primarily relate to advertising spend related to Rotor Riot and payroll expenses.

During the nine months ended September 30, 2024, general and administrative expenses totaling $3,728,749 compared to $1,965,469 for the nine months ended September 30, 2023, resulting in an increase of $1,763,280 or 90%. The increase relates to increased expenses related to closing the IPO including legal and accounting fees, additional transition and integration related expenses, and the costs related to operating Fat Shark and Rotor Riot.

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Net Loss

Our net loss for the nine months ended September 30, 2024, totaled $4,862,490 compared to $1,966,876 for the nine months ended September 30, 2023, resulting in an increase in net loss of $2,895,614 or 147%. The increase in net loss primarily relates the increase in general and administrative expenses related to closing the IPO with additional increase in expenses for operations, sales and marketing expenses we incurred since the acquisition from Fat Shark and Rotor Riot, and other expenses of $743,381 related to interest expense and a large non-cash loss on debt extinguishment during the period. This was partially offset by generating gross margin related to the revenue and cost of goods sold from sales for Fat Shark and Rotor Riot. In the fourth quarter of 2024 we expect to complete our valuation and identification of any intangible assets related to the acquisitions of Fat Shark and Rotor Riot. For any identified intangibles, we will begin to amortize during the fourth quarter which will result in a non-cash charge going forward. However, and until we complete our valuation on intangibles, the amount is uncertain, and the future amortization may or may not be material. After the identification and valuation of intangibles is complete, we will complete our impairment analysis on goodwill and the identified intangibles during the fourth quarter. While the amount is uncertain, we expect that our goodwill impairment could be material.

Cash Flow Analysis

Prior to the closing of our IPO and the acquisitions of Fat Shark and Rotor Riot, we did not have any cash inflows from operations and all cash outflows related to our activities related to our IPO. Our future cash flows from operating activities will be significantly impacted by revenues received, our investment in sales and marketing to drive growth, and general and administrative expenses related to operating a public company. Our ability to meet future liquidity needs will be driven by our operating performance and the extent of continued investment in our operations. Failure to generate sufficient revenues and related cash flows could have a material adverse effect on our ability to meet our liquidity needs and achieve our business objectives.

Operating Activities

Net cash used in operating activities was $2,718,513 during the nine months ended September 30, 2024, compared to net cash used in operating activities of $1,382,538 during the nine months ended September 30, 2023, representing an increase of $1,335,975 or 97%. This increase in net cash used primarily resulted from our increase in net loss of $2,895,614 and an increase in prepaid expenses of $319,532, accounts receivable of $73,109, other assets of $62,850, offset by a decrease in inventory of $337,562, an increase in accounts payable and accrued expenses of $681,414, other liabilities of $153,020 and non-cash expenses of $1,378,790.

Investing Activities

Net cash used in investing activities was $852,801 during the nine months ended September 30, 2024 compared to net cash used in investing activities of $3,164 during the nine months ended September 30, 2023, representing an increase of $849,637. This increase in net cash used related to the $1,000,000 we paid to purchase Fat Shark and Rotor Riot, offset by $147,199 in cash acquired as compared to $3,164 used for purchase of computer equipment during 2023.

Financing Activities

Net cash provided by financing activities totaled $4,362,313 during the nine months ended September 30, 2024, compared to net cash used in financing activities of $376,702 during the nine months ended September 30, 2023, resulting in an increase in net cash provided by financing activities of $4,739,015. The increase primarily relates to proceeds received from our IPO of $5,000,000, offset by change in deferred offering costs and other IPO related expenses of $260,985.

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Liquidity and Capital Resources

As of September 30, 2024, we had current assets totaling $4,517,325 primarily consisting of cash balances of $1,685,772, inventory of $1,453,042 and prepaid deposits for inventory of $1,140,511. Our current liabilities as of September 30, 2024 totaled $2,018,255, primarily consisting of accounts payable and accrued expenses of $1,032,637 and customer deposits and other current liabilities of $985,618. Our net working capital as of September 30, 2024 was $2,499,070.

On October 29, 2024, we completed a Private Placement for the sale of 1,286,184 shares of Common Stock at a price of $1.52 per share for aggregate gross proceeds of $1.95 million before deducting fees to the Placement Agent and other expenses payable by us in connection with the Private Placement. We retained approximately $1.7 million in net proceeds.

In November and December 2024, the Company issued 369,000 shares of common stock in the aggregate related to the exercise of warrants and received cash proceeds of $896,850.

As of December 3, 2024, we have approximately $3.4 million in cash. We believe that the net proceeds from our 2024 financings and revenues, the Private Placement, exercise of warrants and existing cash balances will be sufficient to fund our current operating plans through at least the next 12 months. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate. We do not anticipate any significant cost increases post the Fat Shark and Rotor Riot acquisitions and with consideration of the combined companies’ net low and cash position, we expect we will have sufficient working capital to support our operations for at least 12 months.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Fair value of assets acquired and liabilities assumed in business combination

The Fat Shark and Rotor Riot acquisitions are accounted for as a business combination under ASC 805. We recognized the assets acquired and liabilities assumed at fair value as of the date of acquisition. We have not yet completed our evaluation of the fair value for determining the unallocated purchase price between goodwill and other intangible assets. Such amounts are subject to adjustment during the one-year measurement period. The fair value will be determined based on assumptions used in valuations and estimates determined by management, which are subjective.

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Impairment of goodwill and long-lived assets

Goodwill represents the future economic benefit arising from other assets acquired in an acquisition that are not individually identified and separately recognized. Goodwill represents costs in excess of fair values assigned to the underlying identifiable net assets of acquired businesses. Intangible assets from acquired business are recognized at fair value on the acquisition date. We are continuing our evaluation of the fair value of the assets acquired and liabilities assumed from the Fat Shark and Rotor Riot acquisition, and we have not yet determined the unallocated purchase price between goodwill and other intangible assets. Goodwill is tested for impairment at least annually at the reporting unit level or whenever events or changes in circumstances indicate that goodwill might be impaired.

Valuation of Inventory

Our policy for valuation of inventory requires us to evaluate the net realizable value of our inventory using various reference measures including current product selling prices, as well as evaluating for excess quantities and obsolescence. We may be required to record inventory write-downs if actual inventory values are less favorable than those estimates by management.

Stock Based Compensation

Certain employees and directors have received grants of restricted Common Stock in our company. Other employees received grants of stock options in our Company. These awards are accounted for in accordance with guidance prescribed for accounting for equity-based compensation. Based on this guidance and the terms of the awards, the awards are equity classified.

The fair value of restricted stock awards is based on the fair value of the Company’s Common Stock on the date of grant and expensed over the vesting period.

The fair value of each stock option award is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, and the risk-free interest rate over the expected life of the option. The expected volatility was determined considering comparable companies historical stock prices as a peer group for the fiscal year the grant occurred and prior fiscal years for a period equal to the expected life of the option. The risk-free interest rate was the rate available from the St. Louis Federal Reserve Bank with a term equal to the expected life of the option. The expected life of the option was estimated based on a mid-point method calculation.

In addition, the Company issued shares of our Common Stock in 2023 to consultants for services performed. Prior to our IPO in February 2024, we were a private company with no active public market for our Common Stock. Therefore, we have periodically determined the overall value of our Company and the estimated per share fair value of our common equity at their various dates and valuations based on a per share valuation using the private funding transactions as an estimate. These values and estimates are subjective.

Warrant Classification and Fair Value

The Company classifies warrants issued for the purchase of shares of its Common Stock as either equity or liability instruments based on an assessment of the specific terms and conditions of each respective contract. The assessment considers whether the warrants are freestanding financial instruments or embedded in a host instrument, whether the warrants meet the definition of a liability pursuant to ASC 480, whether the warrants meet the definition of a derivative under ASC 815, and whether the warrants meet all of the requirements for equity classification under ASC 815. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

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For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their fair value. The fair value of the warrant liability is determined using the binomial option pricing model the binomial option pricing model which values the liability on the stock price at the grant date, the estimate volatility of the stock, the expected term until exercise, the risk-free interest rate over the expected term, certain estimates and probabilities of different outcomes.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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MANAGEMENT

The following table sets forth information regarding our current directors and executive officers:

Name	Age	Position

Dr. Allan Evans	41	Chief Executive Officer and Director

Brian Hoff	38	Chief Financial Officer

Andrew Camden	33	Chief Operating Officer

Robert Lowry	65	Director

Sanford Rich	66	Director

Jeffrey Thompson	59	Director

Cristina A. Colón, Esq.	37	Director

Biographies

Dr. Allan Evans, Chief Executive Officer and Chairman of the Board of Directors

Dr. Allan Evans was appointed to serve as the Chief Executive Officer and a director of the Company effective December 4, 2023. Prior to becoming our Chief Executive Officer, Dr. Evans was the Chief Operating Officer of Red Cat from January 2021 to November 2023 and was the Chief Executive Officer of Fat Shark. As part of his compensation package with Red Cat, Dr. Evans beneficially owns 1,443,395 shares of Common Stock and 875,000 unvested options in Red Cat. Dr. Evans is a serial entrepreneur with a history of founding and leading technological innovation. He has extensive experience in overseeing different emerging technologies. From August 2017 to October 2020, Dr. Evans served as a board member for Ballast Technologies, a company that specialized in technology for location-based entertainment. In November 2012, he co-founded Avegant, a technology company focused on developing next generation display technology to enable previously impossible augmented reality experiences. He led design, development, and initial production of the Glyph head mounted display and oversaw technology research and patent strategy while serving as Chief Technology Officer of Avegant until 2016. Dr. Evans has 47 pending or issued patents that cover a range of technologies from implantable medical devices to mixed reality headsets. Academically, his work has an h-index of 15, an i-index of 28, and has been cited in more than 1,000 publications. He has extensive experience with new technologies, engineering, business development, and corporate strategy, and his expertise in these areas strengthens the Company’s collective knowledge and capabilities.

Dr. Evans’ management and public company experience, his experience in the drone business and his role as Chief Executive Officer of the Company, led to his appointment as a director.

Brian Hoff, Chief Financial Officer

Mr. Hoff has served as the Company’s Chief Financial Officer since November 2022. Prior to that, he served as the Chief Financial Officer of Auddia, Inc. (Nasdaq: AUUD), a technology company focused on audio media, from April 2021 to October 2022. He served as Vice President and Controller at STACK Infrastructure, a digital infrastructure company, from October 2019 to April 2021, and as Controller at Coalfire, a cybersecurity company, from November 2011 until October 2019.

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Andrew Camden, Chief Operation Officer

Mr. Camden, who became our Chief Operating Officer on March 4, 2024, has been President of Rotor Riot since 2018. Prior to that, he worked for four years as an engineer for General Motors.

Cristina A. Colón, Esq., Director

Ms. Colón has served as a director of the Company since August 2022. Ms. Colón has been the owner of Cinmarc & Associates LLC, a public housing consulting firm, since 2018 and has served as its President since August 2021. Ms. Colón has also been the owner/operator Café de La Plaza, a restaurant located in Palmas del Mar, Puerto Rico, since 2009. From 2019 to 2021, Ms. Colón served as an investor relations specialist at OptimizeRX, a medical technology company. Ms. Colón’s experience as an entrepreneur and her marketing and investor relations experience led to her appointment as a director. Ms. Colon is also a lawyer in Puerto Rico and Florida.

Robert Lowry, Director

Mr. Lowry has served as a director of the Company since August 2022. Mr. Lowry has been the owner of Sebring Assisted Living Facility since 1998, and the owner of Homestead Assisted Living Facility since 2007. Mr. Lowry’s experience as a business entrepreneur and his experience in operational finance led to his appointment as a director.

Sanford Rich, Director

Mr. Rich serves as director and Audit Committee member of the Company since January 31, 2024. Since March 2012, Mr. Rich has served as a director of Aspen Group, Inc. and since November 29, 2019, as Audit Committee Chairman. From August 2, 2017 to June 23, 2019, Aspen Group, Inc. had its common stock listed on the Nasdaq Capital Market and from June 24, 2019 to March 23, 2023, Aspen Group, Inc. had its common stock listed on Nasdaq Global Market, after which it voluntarily withdrew to focus on its core business and save money. Since January 2016, Mr. Rich has served as the Executive Director of the New York City Board of Education Retirement System. Mr. Rich also served as a member of the Investor Advisory Group of the PCAOB for a term from June 1, 2022 to December 31, 2023. From November 2012 to January 2016, Mr. Rich served as the Chief of Negotiations and Restructuring for the Pension Benefit Guaranty Corporation (a United States Government Agency). Mr. Rich was selected as a director for his 40 years of experience in the financial sector and his experience serving on the audit committees of public companies.

Jeffrey Thompson, Director

Mr. Thompson has served as a director of the Company since inception in 2019. He served as the Company’s principal executive officer from inception until April 2022. Mr. Thompson has been President and Chief Executive Officer of Red Cat since May 15, 2019. In 2016, Mr. Thompson founded Red Cat Propware Inc., a provider of cloud-based analytics, storage, and services for drone aircraft, and served as its Chief Executive Officer until May 15, 2019 when it was acquired by Red Cat. Mr. Thompson’s management and public company experience, his experience in the drone business and his role as President and Chief Executive Officer of Red Cat, led to his appointment as a director.

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CORPORATE GOVERNANCE

Composition of our Board

Our Board currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board has determined that all of our present directors are independent, in accordance with standards under the NYSE Listing Rules, other than Dr. Evans and Mr. Thompson. Our Board determined that, under the NYSE Listing Rules, Dr. Evans is not an independent director because he is the Chief Executive Officer of the Company. It has also been determined that Mr. Thompson is not an independent director, having previously been Chief Executive Officer of the Company in the last three years.

Our Board has determined that Mr. Lowry, Mr. Rich, and Ms. Colón are independent under the NYSE Listing Rules’ independence standards for Audit Committee members. Our Board has also determined that they are independent under the NYSE Listing Rules independence standards for Compensation Committee members and for Governance and Nominating committee members.

Committees of the Board

Audit Committee

The Audit Committee currently consists of Mr. Rich (Chair), Mr. Lowry, and Ms. Colón. Each member of the Audit Committee is an independent director as defined by the rules of the SEC and NYSE American. The Audit Committee has the sole authority and responsibility to select, evaluate and engage independent auditors for the Company. The Audit Committee reviews with the auditors and with the Company’s financial management all matters relating to the annual audit of the Company.

The Audit Committee monitors the integrity of our financial statements, monitors the independent registered public accounting firm’s qualifications and independence, monitors the performance of our internal audit function and the auditors, and monitors our compliance with legal and regulatory requirements. The Audit Committee also meets with our auditors to review the results of their audit and review of our annual and interim financial statements.

The Audit Committee plans to meet at least on a quarterly basis to discuss with management the annual audited financial statements and quarterly financial statements and meets from time to time to discuss general corporate matters.

Audit Committee Financial Expert

Our Board determined that Mr. Rich is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC, in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee currently consists of Mr. Lowry (Chair), Ms. Colón, and Mr. Rich each of whom are independent directors. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of the Company’s executive officers, and administers the Company’s Equity Incentive Plan (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers).

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The Compensation Committee will meet in executive session to determine the compensation of the Chief Executive Officer of the Company. In determining the amount, form, and terms of such compensation, the Committee will consider the annual performance evaluation of the Chief Executive Officer conducted by the Board in light of company goals and objectives relevant to Chief Executive Officer compensation, competitive market data pertaining to Chief Executive Officer compensation at comparable companies, and such other factors as it deems relevant, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.

In addition, subject to existing agreements, the Compensation Committee is authorized to determine the salaries, bonuses, and other matters relating to compensation of the executive officers of the Company using similar parameters. It may set performance targets for determining periodic bonuses payable to executive officers. It is also authorized to review and make recommendations to the Board regarding executive and employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a Board appointed committee with authority to administer a particular plan). In addition, the Compensation Committee approves the compensation of non-employee directors and reports it to the full Board.

The Compensation Committee also reviews and makes recommendations with respect to stockholder proposals related to compensation matters.

The Compensation Committee may, in its sole discretion and at the Company’s cost, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Nominating Committee”) consists of Ms. Colón (Chair), Mr. Lowry, and Mr. Rich, each of whom meets the independence requirements of all other applicable laws, rules and regulations governing director independence, as determined by the Board.

The Nominating Committee has the authority to identify individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommend to the Board the director nominees for the next annual meeting of shareholders at which directors are to be elected; recommend to the Board candidates to fill any vacancies on the Board; develops, recommend to the Board, and reviews the corporate governance guidelines applicable to the Company; and oversees the evaluation of the Board and management.

It is authorized to consider and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Nominating Committee has the authority to conduct, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Nominating Committee.

In selecting and recommending candidates for election to the Board or appointment to any committee of the Board, the Nominating Committee does not believe that it is appropriate to select nominees through mechanical application of specified criteria. Rather, the Nominating Committee shall consider such factors at it deems appropriate, including, without limitation, the following: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the Company’s industry; experience as a board member of another publicly-held company; diversity as required by the NYSE Rules; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors of the Company; practical and mature business judgment; and composition of the Board (including its size and structure).

The Nominating Committee will develop and recommend to the Board a policy regarding the consideration of director candidates recommended by the Company’s shareholders and procedures for submission by shareholders of director nominee recommendations.

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The Nominating Committee oversees the evaluation of the Board and management. It also develops and recommends to the Board a set of corporate governance guidelines applicable to the Company, which the Nominating Committee shall periodically review and revise as appropriate. In discharging its oversight role, the Nominating Committee is empowered to investigate any matter brought to its attention.

Board Diversity

While we do not have a formal policy on diversity, the Board considers diversity to include race, ethnicity, gender as well as the skill set, background, reputation, type and length of business experience of the Board members as well as a particular nominee’s contributions to that mix. The Board believes that diversity brings a variety of ideas, judgments and considerations that benefit the Company and its shareholders. Although there are many other factors, the Board seeks individuals with experience on operating and growing businesses.

Board Leadership Structure

Allan Evans serves as the Chairman of the Board and actively interfaces with management, the Board and counsel regularly. We believe that Dr. Evans’s experience as an entrepreneur and Chief Executive Officer of a drone company will help the Company with the challenges faced by us at this stage – seeking to expand the B2B business, implementing our business and marketing plans, and continuing and managing our growth. We believe that Mr. Evans, Mr. Thompson, and the other members of the Board will assist the Company’s management with both the operational aspects as well as the strategic aspects of our business. We believe the Company’s partnership with Red Cat can be enhanced with Dr. Evans and Mr. Thompson as the Chief Executive Officer of each respective company.

Board Risk Oversight

The Company’s risk management function is overseen by the Board. The Company’s management keeps the Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks. Allan Evans, Chairman of the Board, works closely together with the other members of the Board when material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, the Company’s independent directors may conduct the assessment. Presently, the primary risks affecting us are our liquidity and the lack of revenue.

Family Relationships

There are no family relationships among any of our officers or directors. Dr. Evans’ sister is the Chief Financial Officer of Red Cat.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of the Company’s employees, including the Company’s Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to the Company’s directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations and the prompt reporting of illegal or unethical behavior, and accountability for adherence to the Code of Ethics. We will provide a copy, without charge, to anyone that requests a copy of our Code of Ethics in writing by contacting 4677 L B McLeod Rd, Suite J, Orlando, FL 32811, Attention: Corporate Secretary.

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Insider Trading Arrangements and Policies

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted our Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us.

Hedging

Under the Company’s Insider Trading Policy, all officers, directors and certain identified employees are prohibited from engaging in hedging transactions.

Clawback Policy

Additionally, our Board has adopted a policy relating to recovery of erroneously awarded compensation (a “Clawback Policy”) in accordance with the rules of the NYSE American, to recoup “excess” incentive compensation, if any, earned by current and former executive officers as determined by the Board in accordance with the definition in Section 10Dof the Exchange Act during a three year look back period in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the securities laws (with no fault required).

In addition, under our 2022 Equity Incentive Plan (the “Plan”) we generally grant equity awards to our officers, employees and independent directors which provide for clawback of profits and cancellation of awards in the event the grantee engages in certain wrongful conduct

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EXECUTIVE COMPENSATION

Executive Compensation Overview

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during our fiscal year 2023. Our named executive officers, or the Named Executive Officers, for the year ended December 31, 2023, are:

•	Allan Evans, our Chief Executive Officer;

•	Brandon Torres Declet, our former Chief Executive Officer; and

•	Brian Hoff, our Chief Financial Officer

Unusual Machines Summary Compensation Table Year Ended December 31, 2023

The following table contains information about the compensation paid to or earned by each Officer (each a “Named Executive Officer”) with during the two most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	All Other Compensation ($) (2)	Total ($)
Allan Evans (1)	2023	20,833	–	–	–	20,833
Chief Executive Officer	2022	–	–	–	–	–

Brandon Torres Declet (2)	2023	229,167	–	64,344	62,500	356,011
Former Chief Executive Officer	2022	80,000	–	–	–	80,000

Brian Hoff (3)	2023	250,000	–	–	–	250,000
Chief Financial Officer	2022	41,667	–	–	–	41,667

________________________

(1)	Mr. Evans was appointed Chief Executive Officer in December 2023 and did not serve during the 2022 fiscal year.

(2)	Mr. Declet was appointed Chief Executive Officer in May 2022 and resigned from the Board and as Chief Executive Officer in November 2023. Mr. Declet executed a termination agreement pursuant to which he received three months of salary as severance and three months of medical and insurance premiums. Mr. Declet also received 16,086 shares of our Common Stock.

(3)	Mr. Hoff was appointed Chief Financial Officer in November 2022.

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Fat Shark and Rotor Riot Summary Compensation Information

Set forth below is summary compensation information similar to that set forth above, but reflecting amounts paid, payable or allocable to Fat Shark or Rotor Riot for executive officers of one or both of those entities who exceeded the enumerated threshold and which the Company anticipates hiring as an executive officer of the Company (directly or through Fat Shark or Rotor Riot) in connection with the acquisition of those entities in the Business Combination (the “Business Combination Officers”). The compensation information relates to the fiscal year end April 30, 2023 and 2022, respectively. Mr. Camden was appointed our Chief Operating Officer on March 4, 2024.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Total ($)
Andrew Camden	2023	90,000	–	–	–		90,000
President of Rotor Riot	2022	72,500	–	–	259,483	(2)	331,983

_________________

(1)	Represents principal position(s) held at Red Cat, Fat Shark and/or Rotor Riot.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of 10-year options to purchase 100,000 shares of Red Cat common stock at an exercise price of $2.60, which become fully vested on June 7, 2024.

Outstanding Equity Awards at December 31, 2023

There were no outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

On April 30, 2024, the Company issued 937,249 restricted shares of Common Stock to executive officers and board members of the Company. The shares of restricted stock were granted under the Company’s Plan. The restricted shares issued to executive officers are subject to pro rata forfeiture through February 14, 2025.

On May 2, 2024, the Company issued an additional 40,650 of restricted shares of Common Stock to Allan Evans, the Company’s CEO related to an agreed upon reduction of cash compensation. The shares of restricted stock were granted under the Company’s Plan.

On November 5, 2024, the Board of the Company awarded each of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer 50,000 restricted shares of the Company’s Common Stock under the Plan as bonuses following the improvement in our liquidity resulting from the Private Placement. The bonuses are subject to clawback pursuant to the Company’s Clawback Policy.

Employment Agreements

Consulting Agreement for the Services of Dr. Allan Evans, Chief Executive Officer

On December 4, 2023, the Board appointed Allan Evans as the Company’s Chief Executive Officer. On April 30, 2024, the Board approved the Company entering into a two-year Management Services Agreement (the “Consulting Agreement”) with 8 Consulting LLC (the “Consultant”) for the services of Mr. Evans, whereby the Consultant will cause Mr. Evans to perform his services as the Company’s Chief Executive Officer and the Consultant will be compensated on behalf of Mr. Evans by the Company in connection with his performance of such services. The Consulting Agreement allows Mr. Evans to receive favorable tax benefits as a resident of the Commonwealth of Puerto Rico who will perform such services in Puerto Rico. Pursuant to the Consulting Agreement, Mr. Evans will perform the duties and responsibilities that are customary for a chief executive officer of a public company that either have revenues similar to the Company on a pro forma basis as reflected in the Prospectus filed with the SEC on February 15, 2024, or if pre-revenues, are an active and on-going business that are performing pre-revenue activities similar to a biotech company which is engaged in active research and/or the overseeing of clinical trials. The Consultant will cause Mr. Evans, as Chief Executive Officer, (i) to undertake primary responsibility for managing all aspects of the Company and overseeing the preparation of all reports, registration statements and other filings required filed by the Company with the SEC and executing the certifications required the Sarbanes Oxley Act of 2002 and the rules of the SEC as the principal executive officer of the Company; (ii) attend investor meetings and road shows in connection with the Company’s fundraising and investor relations activities; (iii) to report to the Board; (iv) to perform services for such subsidiaries of the Company as may be necessary.

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The Consultant receives a $250,000 fee per year payable in monthly installments. In addition, the Consultant was granted 488,000 fully vested shares of restricted Common Stock, which Mr. Evans is deemed to beneficially own indirectly. The grant of restricted Common Stock was made under the Company’s Plan. The shares of restricted Common Stock are subject to pro rata forfeiture from February 14, 2024 until February 14, 2025, in the event that Mr. Evans is terminated or ends his services to the Company for any reason other than death or disability, as defined in the Internal Revenue Code. The Company and Mr. Evans previously entered into an Offer Letter dated November 27, 2023, under which he would serve as the Company’s Chief Executive Officer effective as of December 4, 2023. The Consulting Agreement terminates and replaces the Offer Letter dated November 27, 2023.

The primary differences will be that we will not withhold federal income taxes from Dr. Evan’s compensation but will report his compensation on Form 1099 rather than W-2. He also will not participate in our health insurance plan or receive other benefits limited to employees. Both the Consultant and Dr. Evans are domiciled in Puerto Rico.

Employment Agreement with Brian Hoff, Chief Financial Officer

The Employment Agreement with Mr. Hoff effective November 1, 2022 provides that he will serve as the Chief Financial Officer of the Company on an at will basis. In August 2023, the Employment Agreement was amended (the “First Hoff Amendment”) to increase the percentage of RSUs from 1% to 3% (as discussed below). Pursuant to his Employment Agreement, Mr. Hoff receives an annual base salary of $250,000. In addition, Mr. Hoff’s Employment Agreement entitles him to the following:

•	Eligibility to earn an annual bonus of 50% of his annual base salary based on key performance indicators, as set forth in a bonus plan that is to be established, approved, administered and determined by the Board and the Chief Executive Officer.

•	A cash and/or equity bonus of up to $125,000 upon the closing of each successful acquisition. With the closing of the IPO, he received a $125,000 bonus.

•	A cash bonus and/or equity bonus equal to up to $125,000 upon the completion of a capital raise event, defined as a second offering, a private placement offering, an at-the-market offering, a private investment in public equity offering.

•	A grant of RSUs equal to 3% of the outstanding Common Stock of the Company (after giving effect to the First Hoff Amendment). The RSUs will vest on the earlier of (i) a secondary offering, (ii) a Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5), or (iii) the one-year anniversary of the consummation of the Offering. Although the grant was to become effective 30 days following the closing of the Fat Shark and Rotor Riot acquisition, no grant has occurred.

Additionally, under his Employment Agreement, if Mr. Hoff is terminated by the Company without Cause or terminates his employment for Good Reason, he will be entitled to six months’ annual base salary and COBRA premiums, as well as accelerated vesting of 100% of the then unvested RSUs, if applicable.

For this purpose, Good Reason is generally defined as (i) any reduction in his base salary, (ii) any material diminution of his authorities, titles or offices, (iii) being required to report to anyone other than the Chief Executive Officer, (iv) a request by the Company to relocate, or (v) material breach of his Employment Agreement without cure after 30 days’ written notice.

Cause is generally defined as (i) failure to perform his material duties under the Employment Agreement, following 30 days’ written notice without cure, (ii) willful misconduct or gross negligence or breach of a fiduciary duty owed to the Company, (iii) conviction of our guilty pleas to a felony or other criminal offense involving moral turpitude, (iv) any act or omission involving dishonesty, disloyalty, or fraud causing or reasonably expected to cause significant economic harm to the Company, or (v) material breach of his Employment Agreement without cure after 30 days’ written notice.

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Employment arrangement with Andrew Camden, Chief Operating Officer

Our Board appointed Mr. Camden, Chief Operating Officer on March 4, 2024, and agreed to pay him a salary of $150,000 per year pursuant to an oral agreement. His base salary was increased to $200,000 per year effective September 1, 2024.

Non-Employee Director Compensation

Our non-employee directors did not receive any cash or equity compensation from the Company for the year ended December 31, 2023.

On April 30, 2024, the Company issued the non-employee directors listed in the table below restricted shares of our Common Stock under the Company’s Plan. The shares are fully vested and were granted for services as a member of the Board and, where applicable, committee chair or committee membership. The directors also received a cash grant during the quarter of $16,250 for committee members and $15,000 for non-committee members.

Director	Amount of Restricted Common Stock
Cristina Colon	27,083
Sanford Rich	27,083
Robert Lowry	27,083
Jeffrey Thompson	25,000

On July 30, 2024, under the Company’s Plan the Company issued the non-employee directors listed in the table below the equity portion of their quarterly compensation. Each of the directors received a vested restricted stock grant for services as a director (and where applicable, committee member) during the quarter ended June 30, 2024. The shares of restricted Common Stock were subject to each director executing the Company’s standard Restricted Stock Agreement, which occurred on July 29, 2024.

Director	Amount of Restricted Common Stock
Cristina Colon	6,052
Sanford Rich	6,052
Robert Lowry	6,052
Jeffrey Thompson	5,587

The directors also received a cash grant for the quarter of $5,416.67 for committee members and $5,000 for non-committee members.

On October 22, 2024, the Company issued the non-employee directors listed in the table below the equity and cash portions of their quarterly compensation for services as a director during the quarter ended September 30, 2024. The shares of restricted Common Stock are fully vested and were granted under the Company’s Plan. The amount of restricted Common Stock issued was based on the quoted trading price as of the close of the market as of October 22, 2024.

Director	Amount of Restricted Common Stock	Amount of Cash
Cristina Colón	7,472	$5,416.67
Sanford Rich	7,472	$5,416.67
Robert Lowry	7,472	$5,416.67
Jeffrey Thompson	6,897	$5,000

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MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock issued is quoted on the NYSE American under the symbol “UMAC.” On December 3, 2024, the last reported sale price of our Common Stock on the NYSE American was $11.85.

Stockholders

As of October 7, 2024, there were approximately 953 holders of record of our Common Stock. These numbers are based on the actual number of holders registered at such date and does not include holders whose shares are held in “street name” by brokers and other nominees.

Dividends

We have never paid a cash dividend on our Common Stock since inception. The payment of dividends may be made at the discretion of our Board, and will depend upon, but not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

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RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2022, to which we were a party or will be party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest. As permitted by the SEC rules, discussion of employment relationships or transactions involving the Company’s executive officers and directors, and compensation solely resulting from such employment relationships or transactions, or service as a director of the Company, as the case may be, has been omitted to the extent disclosed in the Executive Compensation or the Director Compensation section of this annual report, as applicable.

On October 30, 2024, Allan Evans, the Company’s Chief Executive Officer and Sanford Rich and Robert Lowry, each a member of the Company’s Board, invested an aggregate of $250,000 in the Private Placement on identical terms to the other Investors.

On April 30, 2024 (“Grant Date”), the Company’s board of directors approved the Company entering into a two-year Consulting Agreement with the Consultant for the services of our Chief Executive Officer, Dr. Allan Evans, whereby the Consultant agreed to cause Dr. Evans to perform his services as the Company’s Chief Executive Officer and the Consultant will be compensated on behalf of Dr. Evans by the Company in connection with his performance of such services. See “Executive Compensation – Employment Agreements.” The Agreement allows Dr. Evans to receive favorable tax benefits as a resident of the Commonwealth of Puerto Rico who will perform such services in Puerto Rico.

In February 2024, the Company completed the acquisitions to purchase Fat Shark and Rotor Riot from Red Cat. Jeffrey Thompson is the founder and current Chief Executive Officer of Red Cat. Mr. Thompson is also the founder, prior Chief Executive Officer and current member on the Board of Unusual Machines. Prior to the acquisition, Mr. Thompson held 328,500 shares of Common Stock in Unusual Machines, which represented approximately 10% prior to the acquisition and IPO.

On December 8, 2023, our former Chief Executive Officer, Brandon Torres Declet, and the Company executed a termination agreement (the “Termination Agreement”) pursuant to which Mr. Declet received three months of salary severance and three months of medical and insurance premiums. In lieu of 603,208 RSUs that Mr. Declet was to be granted post IPO, Mr. Declet received 16,086 shares of our Common Stock in January 2024.

In November 2022, we entered into the Purchase Agreement, as amended with Red Cat and Jeffrey Thompson, the Company’s former Chief Executive Officer and President and current director, pursuant to which, among other things, Mr. Thompson and the Company agreed to indemnification obligations, which shall survive for a period of nine months, subject to certain limitations, which includes a basket of $250,000 before any claim can be asserted and a cap equal to the value of 100,000 shares of our Common Stock owned by him to secure any indemnification obligations, which stock is our sole remedy, except for fraud. Our then Chief Executive Officer negotiated the terms of the Purchase Agreement on an arms’ length basis with Joe Freedman who was the head of Red Cat’s Special Committee. The transaction was ultimately approved by the Company’s and Red Cat’s Board. On March 8, 2023, a majority of the disinterested Red Cat shareholders approved the transactions contemplated in the Purchase Agreement in a special meeting. Mr. Thompson recused himself from such vote.

Related Party Transaction Policy

Pursuant to our Audit Committee Charter, as amended on October 3, 2024, our Audit Committee reviews all transactions on an ongoing basis for any potential conflicts of interest, and approves, if appropriate, all “Related Party Transactions” of the Company which are required to be disclosed under Item 404 of SEC Regulation S-K.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 3, 2024 by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all executive officers and directors as a group.

Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o Unusual Machines, Inc., 4677 L B McLeod Rd., Suite J, Orlando Florida, 32811.

The percentages below are calculated based on 13,914,018 shares of Common Stock issued and outstanding.

Name and Address of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned (1)(2)	Percentage of Beneficial Ownership (1)(2)
Named Executive Officers and Directors:
Allan Evans (3)	Common Stock	735,228	5.28%
Brian Hoff	Common Stock	343,000	2.47%
Jeffrey Thompson	Common Stock	325,984	2.34%
Sanford Rich (4)	Common Stock	184,485	1.33%
Robert Lowry (5)	Common Stock	106,397	0.76%
Cristina Colón	Common Stock	45,434	0.33%
All executive officers and directors as a group (7 persons)	Common Stock	1,740,528	12.51%

(1)	Based upon the Company’s stock transfer records and Form 4s filed by the Named Executive Officers and directors with the SEC.
(2)	The numbers and percentages outstanding in these columns, exclude:

•	428,000 shares of our Common Stock, issuable upon full conversion of Series A Convertible Preferred Stock (the “Series A”). The Series A can be converted to Common Stock upon written notice to the Company subject to certain ownership blockers.
•	315,000 shares of our Common Stock, issuable upon the full conversion of Series C Convertible Preferred Stock (the “Series C”). The Series C can be converted to Common Stock upon written notice to the Company.
•	315,000 shares of our Common Stock, issuable upon the full exercise of warrants to the Principal Stockholders.
•	1,121,710 shares issuable upon the full exercise of the Warrants issued to the Selling Stockholders except for the Principal Stockholders
(3)	Includes 65,789 underlying shares of Common Stock upon exercise of the Warrants.
(4)	Includes 65,789 underlying shares of Common Stock upon exercise of the Warrants.
(5)	Includes 32,895 underlying shares of Common Stock upon exercise of the Warrants.

69

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.01 per share, of which 13,914,018 shares are outstanding as of December 3, 2024, and 10,000,000 shares of “blank check” preferred stock, par value $0.01 per share, of which no shares are outstanding, other than the Series A, and Series C, described below, as of the date of this Prospectus.

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, and the Certificates of Designation setting forth the terms of our Series A and Series C, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of outstanding Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to any voting rights of any preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. Our Common Stock has no redemption or sinking fund provisions. The rights, preferences and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that the Board may designate and issue in the future. All outstanding shares of Common Stock are fully paid and non-assessable.

“Blank Check” Preferred Stock

Pursuant to our Articles of Incorporation, our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series. Our Articles of Incorporation provide that our Board has the authority, without further action by the shareholders, to designate and issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Preferred stock may be designated and issued without authorization of shareholders unless such authorization is required by applicable law, the rules of the principal market or other securities exchange on which our stock is then listed or admitted to trading.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

Series A Convertible Preferred Stock

We have 428 shares of Series A outstanding as of the date of this prospectus. After September 30, 2024, 3,822 shares of Series A were converted into 3,822,000 shares of common stock. Each share of Series A is convertible into 1,000 shares of our Common Stock at the election of the holder The Series A ranks senior to both the Company’s Common Stock and any other series of preferred stock with respect to the preferences as to dividends, distributions, and payments, upon the liquidation, dissolution, and winding up of the Company. Each share of Series A may be converted into 1,000 shares of the Company’s Common Stock. The Series A has a conversion beneficial ownership limitation of 4.99%, or 9.99% upon election of the holder upon at least 61 days written notice to the Company. The Series A has no voting rights and has no other special rights other than the conversion feature.

70

Series B Convertible Preferred Stock

As of September 30, 2024, we had 50 shares of Series B. After September 30, 2024, 50 shares of Series B were converted into 250,000 shares of common stock and as of the date of this prospectus we did not have any Series B shares outstanding.

Series C Convertible Preferred Stock

We have 105 outstanding shares of Series C as of the date of this prospectus. After September 30, 2024, 105 shares of Series C were converted into 315,000 shares of common stock. Each share of Series C is convertible into 3,000 shares of our Common Stock at the election of the holder. The Series C has a beneficial ownership limitation of 4.99%, or 9.99% upon election of the holder of the Series C upon at least 61 days written notice. The terms of the Certificate of Designations, Preferences, and Rights of the Series C (the “Series C COD”) prohibit the Company from effectuating any conversion of the Series C to the extent such Series C holders or any of their affiliates would beneficially own over 19.9% of the Company’s Common Stock outstanding as of August 21, 2024, or such lesser percentage as determined by the NYSE American, until the Company receives approval. The Series C has no voting rights, except as required by law and as expressly provided in the Series C COD.

Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws, and Nevada Law

Certain provisions in our Articles of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Advance Notice Requirements for Director Nominations.

Our Bylaws will provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that, in the event that the date of such meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting of our stockholders, a notice to be timely must be so delivered not later than the close of business 10 days following the earlier of (i) the day on which notice of the date of the annual meeting was mailed or (i) the day public disclosure of the date of the annual meeting was made. In the case of a special meeting of the stockholders called for the purpose of electing directors, a notice to be timely must be so delivered not later than the close of business 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our Bylaws also will specify certain requirements as to the form and content of a notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Special Meeting Limitations

Under our Bylaws, unless otherwise provided by law or our Articles of Incorporation, special meetings of the stockholders may be called only by (i) the Chairman of our Board; (ii) our Chief Executive Officer or President; or (iii) a majority of our Board.

71

Jurisdiction and Venue

Section 7(a) of our Articles of Incorporation provides that lawsuits involving the Company and its internal affairs, including derivative actions brought on behalf of the Company by its stockholders under Nevada law, be governed by the laws of Nevada and providing that resulting proceedings be heard exclusively in the courts located in Clark County, Nevada, which may make actions against or on behalf of the Company more difficult to litigate by stockholders. Similarly, Section 7(b) of our Articles of Incorporation provide the United States federal courts with exclusive jurisdiction over claims brought under the Securities Act. The effect of this provision is that an action under the Securities Act with respect to the Company may only be brought in the federal courts, whereas absent such provision the federal state courts would otherwise have concurrent jurisdiction over such a matter. Further, Section 7(c) provides for the United States District Court for the District of Nevada as the exclusive venue for any cause of action under either the Securities Act or the Exchange Act, meaning such federal court is the only court in which such a case may be brought and heard.

These provisions, together with provisions of the Nevada Revised Statutes, could have the effect of delaying, deferring or preventing an attempted takeover or change of control of the Company, or making such an attempt more difficult. Additionally, while the Delaware Supreme Court has upheld a similar provision, it remains unclear how a Nevada court would interpret and whether it would enforce some of these provisions, resulting in added uncertainty. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and that there is uncertainty as to whether a state or federal court would enforce these charter provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equity Stock Transfer whose address is 237 West 37th Street, Suite 602, New York, New York 10018, and whose telephone number is (212) 575-5757.

72

LEGAL MATTERS

The validity of the securities being offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A. an independent registered public accounting firm, which includes an explanatory paragraph about the Company’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of this Registration Statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this Prospectus, you should refer to this Registration Statement and the exhibits filed as part of that document. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at https://unusualmachines.com/investors and you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this Prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Unusual Machines, Inc., 4677 LB McLeod Rd., Suite J, Orlando, FL 32811 or contacting us at +1 855-921-4600.

73

UNUSUAL MACHINES, INC.

INDEX TO FINANCIAL STATEMENTS

Unusual Machines, Inc. Unaudited Interim Financial Statements
Consolidated Condensed Balance Sheets at September 30, 2024 and December 31, 2023	F-25
Unaudited Consolidated Condensed Statements of Operations for the three and nine months ended September 30, 2024 and 2023	F-26
Unaudited Consolidated Condensed Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2024 and 2023	F-27
Unaudited Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	F-29
Notes to Unaudited Consolidated Condensed Financial Statements	F-30

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Unusual Machines, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Unusual Machines, Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Restatement

As discussed in Note 9 to the financial statements, the 2023 and 2022 financial statements, as originally audited by a predecessor auditor, have been restated to correct certain errors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined there were no critical audit matters.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2024

Boca Raton, Florida

August 9, 2024

F-1

Unusual Machines, Inc.

Balance Sheets

	December 31,
	2023	2022
	(As restated – Note 9)	(As restated – Note 9)
ASSETS
Current assets:
Cash	$894,773	$3,099,422
Other current assets	120,631	39,375
Total current assets	1,015,404	3,138,797

Property and equipment, net	1,254	3,690
Deferred offering costs	512,758	87,825
Other assets	–	100,000
Total non-current assets	514,012	191,515

Total assets	$1,529,416	$3,330,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$114,497	$131,931
Total current liabilities	114,497	131,931

Stockholders’ equity:
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 190 and 140 shares issued and outstanding at December 31, 2023 and 2022, respectively	2	1
Common stock - $0.01 par value, 500,000,000 authorized and 3,217,255 and 3,392,250 shares issued and outstanding at December 31, 2023 and 2022, respectively	32,173	33,923
Additional paid in capital	5,315,790	4,714,041
Accumulated deficit	(3,933,046)	(1,549,584)
Total stockholders’ equity	1,414,919	3,198,381

Total liabilities and stockholders’ equity	$1,529,416	$3,330,312

See accompanying independent auditor’s report and notes to the financial statements.

F-2

Unusual Machines, Inc.

Statements of Operations

	Year Ended December 31,
	2023	2022
	(As restated – Note 9)	(As restated ‐ Note 9)

Revenue	$–	$–

Cost of goods sold	–	–

Gross profit	–	–

Operating expenses:
Research and development	–	91,325
General and administrative	2,377,862	1,079,715
Depreciation and amortization	5,600	885
Total operating expenses	2,383,462	1,171,925

Loss from operations	(2,383,462)	(1,171,925)

Other income:
Interest income	–	148
Total other income	–	148

Net loss before income tax	(2,383,462)	(1,171,777)

Income tax benefit (expense)	–	–

Net loss	$(2,383,462)	$(1,171,777)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.72)	$(0.29)

Weighted average common shares outstanding
Basic and diluted	3,307,118	4,051,205

See accompanying independent auditor’s report and notes to financial statements.

F-3

Unusual Machines, Inc.

Statements of Changes in Stockholders’ Equity (As restated – Note 9)

For the Years Ended December 31, 2023 and 2022

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Value	Shares	Value	Capital	Deficit	Total
Balance, December 31, 2021	–	$–	4,036,000	$40,360	$4,257,605	$(377,807)	$3,920,158

Issuance of common stock for cash	–	–	56,250	563	449,437	–	450,000
Conversion to preferred stock	140	1	(700,000)	(7,000)	6,999	–	–
Net loss	–	–	–	–	–	(1,171,777)	(1,171,777)

Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$(1,549,584)	$3,198,381

Issuance of common shares for services	–	–	75,005	750	599,250	–	600,000
Conversion to preferred shares	50	1	(250,000)	(2,500)	2,499	–	–
Net loss	–	–	–	–	–	(2,383,462)	(2,383,462)

Balance, December 31, 2023	190	$2	3,217,255	$32,173	$5,315,790	$(3,933,046)	$1,414,919

See accompanying independent auditor’s report and notes to financial statements.

F-4

Unusual Machines, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2023	2022
	(As restated – Note 9)	(As restated – Note 9)

Cash flows from operating activities:
Net loss	$(2,383,462)	$(1,171,777)
Depreciation	5,600	885
Stock compensation expense	600,000	–
Change in assets and liabilities:
Accounts receivable	–	945
Other assets	18,744	(139,375)
Accounts payable and accrued expenses	(17,434)	120,131
Net cash used in operating activities	(1,776,552)	(1,189,191)

Cash flows from investing activities
Related party receivable	–	45,222
Purchases of property and equipment	(3,164)	(4,575)
Net cash provided by (used in) investing activities	(3,164)	40,647

Cash flows from financing activities:
Proceeds from common stock receivable	–	99,900
Issuance of common stock	–	450,000
Deferred offering costs	(424,933)	(87,825)
Net cash provided by (used in) financing activities	(424,933)	462,075

Net increase (decrease) in cash	(2,204,649)	(686,469)

Cash, beginning of year	3,099,422	3,785,891

Cash, end of year	$894,773	$3,099,422

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income tax	$–	$–

See accompanying independent auditor’s report and notes to financial statements.

F-5

Unusual Machines, Inc.

Notes to Financial Statements

For the Years Ended December 31, 2023 and 2022

Note 1 – Organization and nature of business

Unusual Machines, Inc. (“the Company”) is a Nevada corporation engaged in the commercial drone industry. The Company was a Puerto Rican corporation when it closed its IPO, as defined below. On April 22, 2024, the Company reincorporated as a Nevada corporation.

On February 16, 2024, the Company closed its Initial Public Offering (the “IPO”) of 1,250,000 shares of common stock at a public offering price of $4.00 per share (“IPO Price”). The shares are traded on NYSE American. Simultaneous with the closing of the IPO, the Company acquired Fat Shark Holdings Ltd. (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot”) from Red Cat Holdings, Inc. (“Red Cat”). See Note 8 for additional details.

Note 2 – Summary of significant accounting policies

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and such results could be material. The financial statements include some amounts that are based on management's best estimates and judgments. Significant estimates in 2023 and 2022 include stock compensation and deferred tax assets.

Cash

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2023 or December 31, 2022.

The Company maintains cash deposits at a financial institution that is insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. At December 31, 2023 and December 31, 2022, the Company had approximately $0.6 million and $2.8 million, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of the financial institutions with which it invests.

Deferred offering costs

The Company deferred direct incremental costs associated with its ongoing initial public offering (“IPO”). The Company capitalized $424,933 and $87,825 during the years ended December 31, 2023 and 2022, respectively. Total deferred offering costs were $512,758 as of December 31, 2023. Deferred offering costs consist of primarily legal, advisory, and consulting fees incurred in connection with the formation and preparation of the IPO. After consummation of the IPO in February 2024, total deferred offering costs of $640,445 were recorded as a reduction to additional paid-in capital generated as a result of the offering.

F-6

Note Receivable

At December 31, 2021, the Company had a loan receivable due from Rotor Riot LLC, a related party, of $45,222. The loan did not bear interest. The amount was fully repaid in 2022.

Property and equipment, net

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets of three years.

Fair Values, Inputs and Valuation Techniques for Financial Assets and Liabilities, and Related Disclosures

The fair value measurements and disclosure guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In accordance with this guidance, the Company has categorized its recurring basis financial assets and liabilities into a three-level fair value hierarchy based on the priority of the inputs to the valuation technique.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The guidance establishes three levels of the fair value hierarchy as follows:

Level 1: Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Disclosures for Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

The Company's financial instruments mainly consist of cash, current assets, accounts payable and accrued expenses. The carrying amounts of cash, current assets, accounts payable and accrued expenses approximates fair value due to the short-term nature of these instruments.

Revenue Recognition

The Company will recognize revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including:

Step 1: Identify the contract with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when (or as) the Company satisfies a performance obligation at a point in time.

The Company did not have any revenue during the years ended December 31, 2023 and 2022.

F-7

Research and Development

Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development costs, materials, and a proportionate share of overhead costs.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realizable in the future.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a part of income tax expense.

Stock-Based Compensation

Stock options are valued using the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined based on the Black-Scholes Model using inputs reflecting our estimates of expected volatility, term and future dividends. The Company recognizes forfeitures as they occur. The fair value of stock grants is based on our stock price on the date of grant. Compensation costs are recognized on a straight-line basis over the service period which is the vesting term.

Net Loss per Share

Basic and diluted net loss per share is calculated based on the weighted-average of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net loss per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive.

Recent Accounting Pronouncements

In November 2023, new accounting guidance was issued that updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (the “CODM”) and included within each reported measure of a segment's profit or loss. This new guidance also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The new guidance is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The new guidance is required to be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. On January 1, 2024, the Company adopted ASC 280, Segment Reporting. The Company currently operates a single segment and the Company does not anticipate any net effect related to the adoption.

In December 2023, new accounting guidance was issued related to income tax disclosures. The new guidance requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The new guidance is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This new guidance will likely not result in additional required disclosures when adopted.

F-8

Note 3 – Other Assets

Other current and non-current assets at December 31 included:

	2023	2022
Current assets:
Prepaid insurance	$20,631	$39,375
Deposit related to Rotor Riot, LLC and Fat Shark, Ltd. acquisitions	100,000	–
Total current assets	$120,631	$39,375

Non-current assets:
Deposit related to Rotor Riot, LLC and Fat Shark, Ltd. acquisitions	$–	$100,000
Total non-current assets	$–	$100,000

Note 4 – Property and equipment, net

Property and equipment consist of assets with an estimated useful life greater than one year. Property and equipment are reported net of accumulated depreciation, and the reported values are periodically assessed for impairment. Property and equipment as of December 31 was as follows:

	2023	2022
Computer equipment	$7,738	$4,575
Accumulated depreciation	(6,484)	(885)
Total property and equipment, net	$1,254	$3,690

Depreciation expense totaled $5,600 and $885 for the year ended December 31, 2023 and 2022, respectively.

Note 5 – Earnings Per Share and Stockholders’ Equity

Earnings per Share

Basic net loss per share is computed by dividing net loss, which is allocated based upon the proportionate amount of weighted average shares outstanding, to each class of stockholder’s stock outstanding during the period. For the calculation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans.

Outstanding securities not included in the computation of diluted net loss per share because their effect would have been anti-dilutive include 950,000 and 700,000 shares of Series B Preferred Stock, as converted as of December 31, 2023 and 2022, respectively.

Preferred Stock

The preferred stock par value is $0.01. The Series B preferred stock is convertible into common stock at a ratio of 5,000 shares of common stock for each share of Series B stock held, subject to certain limitations. Series B preferred shares are not entitled to vote on any matters submitted to shareholders of the Company.

F-9

On December 13, 2022, the Company issued 140 Series B preferred shares in connection with the cancellation of 700,000 shares of common stock.

On June 1, 2023, the Company issued an additional 50 Series B preferred shares in connection with the cancellation of 250,000 shares of common stock.

Series B preferred shares outstanding at December 31, 2023 totaled 190 which are convertible into 950,000 shares of common stock.

Series B preferred shares outstanding at December 31, 2022 totaled 140 which are convertible into 700,000 shares of common stock.

Common Stock

The common stock par value is $0.01.

2023 Transactions

On March 7, 2023, the Company issued 75,000 shares of common stock to an investment banking firm (“Revere”) as a fee for the termination of the January 2023 engagement with Revere. These shares were allocated by Revere to some of the Company’s existing shareholders. The Company recorded $600,000 of stock compensation expense related to the issuance of the shares valued at $8.00 per share, which was based on the most recent private sale of common stock for the Company.

On July 10, 2023, the Company’s Board of Directors approved a 1-for-2 reverse stock split of our issued and outstanding shares of common stock. In accordance with Staff Accounting Bulletin Topic 4.C, the Company has given retroactive effect to reverse stock split. In addition and in accordance with FASB ASC 260, Earnings Per Share, the Company has retroactively adjusted the computations of basic and diluted share calculations.

2022 Transactions

The Company issued 56,250 shares of common stock during the year ended December 31, 2022 for gross proceeds of $450,000.

The Company received $99,900 of proceeds in 2022 related to stocks issued as of December 31, 2021, which was recorded as a subscription receivable asset at December 31, 2021.

On December 14, 2022, the Company amended its Articles of Incorporation to, among other things, increase the number of authorized shares of common stock from 90,000,000 to 500,000,000.

Note 6 – Business Combination

Fat Shark and Rotor Riot

On November 21, 2022, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”), as amended, with Red Cat Holdings, Inc. (“Red Cat,”) and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat, pursuant to which the Company agreed to purchase Red Cat’s consumer business consisting of Fat Shark Holdings, Ltd. (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot”) (the “Business Combination”) for a total of $20.1 million (the “Purchase Price”). Fat Shark and Rotor Riot are in the business of designing and marketing consumer drones and first-person-view (“FPV”) goggles. Rotor Riot is also a licensed authorized reseller of consumer drones manufactured by third-parties. The Purchase Price was comprised of (i) $1.1 million in cash, (ii) a $2.0 million promissory note issued by the Company to Red Cat, and (iii) $17.0 million of the Company’s common stock and subject to certain working capital adjustments. See Note 10 – Subsequent Events for additional information.

F-10

Note 7 – Related Party Transactions

In November 2022, the Company entered into the Purchase Agreement, as amended with Red Cat and Jeffrey Thompson, the Company’s former Chief Executive Officer and President and current director and also the current Chief Executive Officer of Red Cat, pursuant to which, among other things, Mr. Thompson and the Company have agreed to indemnification obligations, which shall survive for a period of nine months from February 16, 2024, subject to certain limitations, which includes a basket of $250,000 before any claim can be asserted and a cap equal to the value of 100,000 shares of our common stock owned by him to secure any indemnification obligations, which stock is our sole remedy, except for fraud. Our prior Chief Executive Officer, Mr. Brandon Torres Declet, negotiated the terms of the Purchase Agreement on an arms’ length basis with Joe Freedman who was the head of Red Cat’s Special Committee. The transaction was ultimately approved by the Company’s and Red Cat’s board of directors. On March 8, 2023, a majority of the disinterested Red Cat shareholders approved the transactions contemplated in the Purchase Agreement in a special meeting. Mr. Thompson recused himself from such vote.

In February 2024, the Company completed the acquisitions to purchase Fat Shark and Rotor Riot from Red Cat. Jeffrey Thompson is the founder and current Chief Executive Officer of Red Cat. Mr. Thompson is also the founder, prior Chief Executive Officer and current member on the Board of Directors of Unusual Machines. Prior to the acquisition, Mr. Thompson held 328,500 shares of common stock in Unusual Machines, which represented approximately 10% prior to the acquisition and IPO.

Note 8 – Income Taxes

The Company was incorporated and based in Puerto Rico, as of and for the years ended December 31, 2023 and 2022. As such, the Company is not subject to taxation by the United States as Puerto Rico has its own taxing authority. Since inception, the Company has incurred net losses in each year of operations. The current provision for the reporting periods presented in these financial statements consisted of a tax benefit against which the Company applied a full valuation allowance, resulting in no current provision for income taxes.

As of December 31, 2023 and 2022, the Company had gross net operating losses of approximately $3.9 million and $1.5 million, respectively. Deferred tax assets related to the future benefit of these net operating losses for tax purposes totaled approximately $0.7 million and $0.3 million, respectively, calculated using the base Puerto Rico corporate tax rate of 18.5%. Since the Company has not generated revenue or operating profit since inception, the Company has applied a full valuation allowance against our deferred tax assets as of December 31, 2023 and 2022. Since the Company has reincorporated as a Nevada corporation in April 2024, the use of net operating losses may be limited. A reconciliation of income taxes at the effective statutory rate and the provision for income taxes was as follows:

	2023	2022
Puerto Rico statutory rate	18.5%	18.5%
Effects of:
State and local taxes	–%	–%
Change in valuation allowance	(18.5)%	(18.5)%
Effective rate	–%	–%

The Company continuously monitors its current and prior filing positions in order to determine if any unrecognized tax positions should be recorded. The analysis involves considerable judgement and is based on the best information available. For the periods ended December 31, 2023 and 2022, the Company is not aware of any positions which require an uncertain tax position liability.

F-11

Note 9 – Restatement of Previously Issued Financial Statements

On April 16, 2024, the Company changed their independent PCAOB-registered accounting firm and terminated its engagement with their prior auditor. On May 3, 2024, the Securities and Exchange Commission (“SEC”) issued an order that instituted a cease-and-desist against the Company’s previous auditor, which stated that all necessary Exchange Act Filings presented must be audited by a qualified, independent, PCAOB-registered public accountant. As a result, the Company’s previously issued financial statements for the years ended December 31, 2023 and 2022 were required to be re-audited.

The Company engaged a new, an independent and registered accounting firm, to re-audit the Company’s previously issued financial statements. During the Company’s re-audits, it was noted that certain transactions were not recorded in the correct period, certain accounts should have been classified as a non-current asset rather than a current asset, stock compensation expense of $600,000 related to the March 7, 2023 common stock issuance was not recorded and deferred offering costs were classified as an operating activity rather than a financing activity. Expenses totaling $81,800 were originally recorded in 2022 but related to 2021 expenses and expenses totaling $10,993 were originally recorded in 2023 but related to 2022 expenses.

With this restatement, the transactions previously recorded in the incorrect period have been updated to the correct period, classifications on the balance sheet and cash flow statement have been corrected and the stock compensation previously not recorded has been properly recorded.

The following presents reconciliations of the impacted financial statement line items as filed to the restated amounts as of December 31, 2023 and 2022 and for the years then ended. The previously reported amounts reflect those included in the Original Filing of our Annual Report on Form 10-K as of and for the years ended December 31, 2023 filed with the SEC on March 22, 2024. These amounts are labeled “As Filed” in the tables below. The amounts labeled “Restatement Adjustments” represent the effects of these restatements due to the timing differences, balance sheet reclassifications and stock compensation expense.

F-12

Balance Sheet as of December 31, 2023
	As Filed	Restatement Adjustments	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$894,773	$–	$894,773
Deferred offering costs	512,758	(512,758)	–
Other current assets	120,631	–	120,631
Total current assets	1,528,162	(512,758)	1,015,404

Non-current assets:
Property and equipment, net	1,254	–	1,254
Deferred offering costs	–	512,758	512,758
Other assets	–	–	–
Total non-current assets	1,254	512,758	514,012

Total assets	$1,529,416	$–	$1,529,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$114,497	$–	$114,497
Total current liabilities	114,497	–	114,497

Stockholders’ equity:
Series B preferred stock , par	2	–	2
Common stock, par	32,173	–	32,173
Additional paid in capital	4,715,790	600,000	5,315,790
Accumulated deficit	(3,333,046)	(600,000)	(3,933,046)
Total stockholders’ equity	1,414,919	–	1,414,919

Total liabilities and stockholders’ equity	$1,529,416	$–	$1,529,416

F-13

Statement of Operations for the Year Ended December 31, 2023
	As Filed	Restatement Adjustments	As Restated

Revenue	$–	$–	$–

Cost of goods sold	–	–	–

Gross profit	–	–	–

Operating expenses:
Research and development	–	–	–
General and administrative	1,788,855	589,007	2,377,862
Depreciation and amortization	5,600	–	5,600
Total operating expenses	1,794,455	589,007	2,383,462

Loss from operations	(1,794,455)	(589,007)	(2,383,462)

Other income:
Interest income	–	–	–
Total other income	–	–	–

Net loss before income tax	(1,794,455)	(589,007)	(2,383,462)

Income tax benefit (expense)	–	–	–

Net loss	$(1,794,455)	(589,007)	$(2,383,462)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.54)	(0.18)	$(0.72)

Weighted average common shares outstanding
Basic and diluted	3,307,118	–	3,307,118

F-14

Statements of Changes in Stockholders’ Equity – As Filed – For the Year Ended December 31, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,538,591)	$3,209,374

Issuance of common shares for services	–	–	75,005	750	(750)	–	–	–
Conversion to preferred shares	50	1	(250,000)	(2,500)	2,499	–	–	–
Net loss	–	–	–	–	–	–	(1,794,455)	(1,794,455)

Balance, December 31, 2023	190	$2	3,217,255	$32,173	$4,715,790	$–	$(3,333,046)	$1,414,919

Statements of Changes in Stockholders’ Equity – Restatement Adjustments – For the Year Ended December 31, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2022	–	$–	–	$–	$–	$–	$(10,993)	$(10,993)

Issuance of common shares for services	–	–	–	–	600,000	–	–	600,000
Conversion to preferred shares	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	(589,007)	(589,007)

Balance, December 31, 2023	–	$–	–	$–	$600,000	$–	$(600,000)	$–

Statements of Changes in Stockholders’ Equity – As Restated – For the Year Ended December 31, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,549,584)	$3,198,381

Issuance of common shares for services	–	–	75,005	750	599,250	–	–	600,000
Conversion to preferred shares	50	1	(250,000)	(2,500)	2,499	–	–	–
Net loss	–	–	–	–	–	–	(2,383,462)	(2,383,462)

Balance, December 31, 2023	190	$2	3,217,255	$32,173	$5,315,790	$–	$(3,933,046)	$1,414,919

F-15

Statement of Cash Flows for the Year Ended December 31, 2023
	As Filed	Restatement Adjustments	As Restated

Cash flows from operating activities:
Net loss	$(1,794,455)	$(589,007)	$(2,383,462)
Depreciation	5,600	–	5,600
Stock compensation expense	–	600,000	600,000
Change in assets and liabilities:
Accounts receivable	–	–	–
Deferred offering costs	(424,933)	424,933	–
Other current assets	18,744	–	18,744
Accounts payable and accrued expenses	(6,441)	(10,993)	(17,434)
Net cash used in operating activities	(2,201,485)	424,933	(1,776,552)

Cash flows from investing activities
Purchases of property and equipment	(3,164)	–	(3,164)
Net cash used in investing activities	(3,164)	–	(3,164)

Cash flows from financing activities:
Deferred offering costs	–	(424,933)	(424,933)
Net cash used in financing activities	–	(424,933)	(424,933)

Net increase (decrease) in cash	(2,204,649)	–	(2,204,649)

Cash, beginning of year	3,099,422	–	3,099,422

Cash, end of year	$894,773	$–	$894,773

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–	$–
Cash paid for income tax	$–	$–	$–

In addition, amounts were restated in the following footnote:

Note 5 – Earnings Per Share and Stockholders’ Equity

F-16

Balance Sheet as of December 31, 2022
	As Filed	Restatement Adjustments	As Restated

ASSETS
Current assets:
Cash and cash equivalents	$3,099,422	$–	$3,099,422
Deferred offering costs	87,825	(87,825)	–
Other current assets	139,375	(100,000)	39,375
Total current assets	3,326,622	(187,825)	3,138,797

Non-current assets:
Property and equipment, net	3,690	–	3,690
Deferred offering costs	–	87,825	87,825
Other assets	–	100,000	100,000
Total non-current assets	3,690	187,825	191,515

Total assets	$3,330,312	$–	$3,330,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$120,938	$10,993	$131,931
Total current liabilities	120,938	10,993	131,931

Stockholders’ equity:
Series B preferred stock , par	1	–	1
Common stock, par	33,923	–	33,923
Additional paid in capital	4,714,041	–	4,714,041
Accumulated deficit	(1,538,591)	(10,993)	(1,549,584)
Total stockholders’ equity	3,209,374	(10,993)	3,198,381

Total liabilities and stockholders’ equity	$3,330,312	$–	$3,330,312

F-17

Statement of Operations for the Year Ended December 31, 2022
	As Filed	Restatement Adjustments	As Restated

Revenue	$–	$–	$–

Cost of goods sold	–	–	–

Gross profit	–	–	–

Operating expenses:
Research and development	91,325	–	91,325
General and administrative	1,150,522	(70,807)	1,079,715
Depreciation and amortization	885	–	885
Total operating expenses	1,242,732	(70,807)	1,171,925

Loss from operations	(1,272,732)	70,807	(1,171,925)

Other income:
Interest income	148	–	148
Total other income	148	–	148

Net loss before income tax	(1,242,584)	70,807	(1,171,777)

Income tax benefit (expense)	–	–	–

Net loss	$(1,242,584)	$70,807	$(1,171,777)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.31)	$0.02	$(0.29)

Weighted average common shares outstanding
Basic and diluted	4,006,007	45,198	4,051,205

F-18

Statements of Changes in Stockholders’ Equity – As Filed – For the Year Ended December 31, 2022

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2021	–	$–	3,776,000	$37,760	$2,268,240	$1,892,065	$(296,007)	$3,902,058

Issuance of common stock for cash	–	–	316,250	3,163	2,438,802	(1,892,065)	–	549,900
Conversion to preferred stock	140	1	(700,000)	(7,000)	6,999	–	–	–
Net loss	–	–	–	–	–	–	(1,242,584)	(1,242,584)

Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,538,591)	$3,209,374

Statements of Changes in Stockholders’ Equity – Restatement Adjustments – For the Year Ended December 31, 2022

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2021	–	$–	260,000	$2,600	$1,989,365	$(1,892,065)	$(81,800)	$18,100

Issuance of common stock for cash	–	–	(260,000)	(2,600)	(1,989,365)	1,892,065	–	(99,900)
Conversion to preferred stock	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	70,807	70,807

Balance, December 31, 2022	–	$–	–	$–	$–	$–	$(10,993)	$(10,993)

Statements of Changes in Stockholders’ Equity – As Restated – For the Year Ended December 31, 2022

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2021	–	$–	4,036,000	$40,360	$4,257,605	$–	$(377,807)	$3,920,158

Issuance of common stock for cash	–	–	56,250	563	449,437	–	–	450,000
Conversion to preferred stock	140	1	(700,000)	(7,000)	6,999	–	–	–
Net loss	–	–	–	–	–	–	(1,171,777)	(1,171,777)

Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,549,584)	$3,198,381

F-19

Statement of Cash Flows for the Year Ended December 31, 2022
	As Filed	Restatement Adjustments	As Restated

Cash flows from operating activities:
Net loss	$(1,242,584)	$70,807	$(1,171,777)
Depreciation	885	–	885
Change in assets and liabilities:
Accounts receivable	945	–	945
Deferred offering costs	(87,825)	87,825	–
Other current assets	(24,153)	(115,222)	(139,375)
Accounts payable and accrued expenses	120,938	(807)	120,131
Net cash used in operating activities	(1,231,794)	42,603	(1,189,191)

Cash flows from investing activities
Related party receivable	–	45,222	45,222
Purchases of property and equipment	(4,575)	–	(4,575)
Net cash provided by (used in) investing activities	(4,575)	45,222	40,647

Cash flows from financing activities:
Proceeds from common stock receivable	–	99,900	99,900
Issuance of common stock	549,900	(99,900)	450,000
Deferred offering costs	–	(87,825)	(87,825)
Net cash provided by financing activities	549,900	(87,825)	462,075

Net increase (decrease) in cash	(686,469)	–	(686,469)

Cash, beginning of year	3,785,891	–	3,785,891

Cash, end of year	$3,099,422	$–	$3,099,422

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–	$–
Cash paid for income tax	$–	$–	$–

F-20

Note 10 – Subsequent Events

Fat Shark and Rotor Riot Acquisition

On February 16, 2024, the Company closed on the acquisitions of both Fat Shark and Rotor Riot from Red Cat and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat (the “Business Combination”). Fat Shark and Rotor Riot are in the business of designing and marketing consumer drones and first-person-view (“FPV”) goggles. Rotor Riot is also a licensed authorized reseller of consumer drones manufactured by third-parties.

The Company specializes in the production and sale of small drones and essential components and with the acquisitions of Fat Shark and Rotor Riot, it brings brand recognition and a strong curated retail channel in the FPV drone market segment. This Business Combination is a realization of the Company’s strategy to build its business both organically and through strategic acquisitions that leverage our retail business to onshore production of critical drone components. With the transition to onshoring production of drone components, the Company intends to expand into B2B channels for customers that require a domestic supply chain.

The Business Combination was based on a share purchase agreement (the “Purchase Agreement”) that was executed on November 21, 2022. From November 21, 2022 to February 16, 2024, the Purchase Agreement was subject to several amendments and subject to certain working capital adjustments. Under the terms of the Purchase Agreement, as amended, the consideration paid for the acquired assets consisted of (i) $1.0 million in cash and a cash deposit of $0.1 million made in 2022, (ii) issuance of a $4.0 million 18 month promissory note to Red Cat after a working capital adjustment made in July 2024, and (iii) the issuance of 4,250,000 shares of the Company’s common stock, which represented approximately 48.66% of the outstanding common stock of the Company on February 16, 2024, after the effect of the issued shares (collectively the “Consideration Paid”). The Company has currently valued the Red Cat common stock at $4.00 per share which represents the IPO price of the Company’s common stock on February 15, 2024. Accordingly, the value of the Consideration Paid is equal to $22,100,000.

The acquisitions met the definition of a business combination under ASC 805, Business Combinations, and therefore the assets acquired and liabilities assumed are accounted for at fair value. The Company has not completed its evaluation of the fair value of assets acquired and liabilities assumed of Fat Shark and Rotor Riot for the purpose of its 2024 fiscal year financial reporting and as such has not fully determined the unallocated purchase price between goodwill and other intangible assets. Such amounts are subject to adjustment during the one-year measurement period.

The following represents the fair value allocation of Fat Shark and Rotor Riot Purchase Price:

Cash	$147,200
Accounts receivable (approximates contractual value)	6,798
Inventories (on hand and prepaid)	2,611,583
Other current assets	10,892
Right of use asset - operating	378,430
Other long-term assets	59,426
Goodwill and intangible assets (unallocated purchase price)	19,666,086

Total assets	22,880,415

Accounts payable and accrued liabilities	287,544
Customer deposits	114,441
Operating lease liability – current and long-term	378,430
Total liabilities	780,415

Total purchase price	$22,100,000

F-21

Initial goodwill and intangible assets relate to Fat Shark and Rotor Riot being FPV market leaders and their well-known and established brands within the industry. Combining these entities and their existing customer base along with Unusual Machines strategy of extending to B2B sales of drone components will provide strategic advantage. The Company will evaluate the amount of goodwill and intangibles that are expected to be deductible for tax purposes once the unallocated purchase price is finalized.

The table below presents the results as reported by the Company and unaudited pro forma results of the Company, assuming that the acquisition of Fat Shark and Rotor Riot at the beginning of each period are as follows. The unaudited pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the periods presented (in thousands, except per share data):

	For the Year Ended		For the Year Ended
	December 31, 2023		December 31, 2022
	As Reported	Proforma (unaudited)	As Reported	Proforma (unaudited)
Revenue	$–	$4,682	$–	$4,890
Gross profit/(loss)	–	549,739	–	784
Loss from operations	(2,383)	(5,005)	(1,172)	(2,572)
Other expense	–	56	0	36
Net loss	$(2,383)	$(5,061)	$(1,172)	$(2,608)
Net earnings per share:
Basic	$(0.72)	$(0.58)	$(0.29)	$(0.27)

This unaudited consolidated pro forma financial information is presented for informational purposes only. The unaudited consolidated pro forma adjustments are based on preliminary estimates, information available and certain assumptions, and may be revised as additional information becomes available. In addition, the unaudited pro forma financial information does not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition.

The unaudited pro forma financial information for the periods presented includes adjustments to: 1) eliminate intercompany revenue and associated cost of sales for sales of product from Fat Shark to Rotor Riot, 2) to adjust fair value for certain Fat Shark inventory as if the acquisition had occurred as of the beginning of the respective periods and 3) to include acquisition related expenses in 2023 that were incurred in 2024.

Nevada Reincorporation

On April 19, 2024, the Company entered into an Agreement and Plan of Merger with its wholly owned subsidiary, Unusual Machines, Inc., a Nevada corporation (“UMAC Nevada”), pursuant to which the Company agreed to merge with and into UMAC Nevada with UMAC Nevada continuing as the surviving corporation in the merger. The merger was consummated on April 22, 2024. As a result, the Company reincorporated from Puerto Rico to Nevada.

F-22

Management Services Agreement

On April 30, 2024 (“Grant Date”), the Company’s board of directors approved the Company entering into a two-year Management Services Agreement (the “Agreement”) with 8 Consulting LLC (the “Consultant”) for the services of our Chief Executive Officer, Dr. Allan Evans, whereby the Consultant will cause Dr. Evans to perform his services as the Company’s Chief Executive Officer and the Consultant will be compensated on behalf of Dr. Evans by the Company in connection with his performance of such services. The Agreement allows Dr. Evans to receive favorable tax benefits as a resident of the Commonwealth of Puerto Rico who will perform such services in Puerto Rico. Pursuant to the Agreement, Dr. Evans will perform the duties and responsibilities that are customary for a chief executive officer of a public company that either have revenues similar to the Company on a pro forma basis as reflected in the Prospectus filed with the SEC on February 15, 2024, or if pre-revenues, are an active and on-going business that are performing pre-revenue activities. The Consultant will cause Dr. Evans, as Chief Executive Officer, (i) to undertake primary responsibility for managing all aspects of the Company and overseeing the preparation of all reports, registration statements and other filings required filed by the Company with the SEC and executing the certifications required the Sarbanes Oxley Act of 2002 and the rules of the SEC as the principal executive officer of the Company; (ii) attend investor meetings and road shows in connection with the Company’s fundraising and investor relations activities; (iii) to report to the Company’s board of directors; (iv) to perform services for such subsidiaries of the Company as may be necessary.

The Consultant will receive a $250,000 fee per year payable in monthly installments. In addition, the Consultant was granted 488,000 fully vested shares of restricted common stock. The fair value of the shares was based on the quoted trading price on the Grant Date and will be recognized over the service period (see below). The grant of restricted common stock was made under the Company’s 2022 Equity Incentive Plan. The shares of restricted common stock are subject to pro rata forfeiture from February 14, 2024 until February 14, 2025, in the event that Dr. Evans is terminated or ends his services to the Company for any reason other than death or disability, as defined in the Internal Revenue Code. The Company and Dr. Evans previously entered into an Offer Letter dated November 27, 2023, under which he would serve as the Company’s Chief Executive Officer effective as of December 4, 2023. The Agreement terminates and replaces the Offer Letter dated November 27, 2023.

Equity Incentive Plan Issuances

On April 30, 2024, the Board of the Company approved the grant of restricted shares of common stock to the following executive officers of the Company set forth on the table below in such amounts and with vesting set forth opposite their respective names. The shares of restricted common stock were granted under the Company’s 2022 Equity Incentive Plan. The shares of restricted stock are subject to pro rata forfeiture from February 14, 2024 until February 14, 2025, in the event that any executive officer is terminated or ends his services to the Company for any reason other than death or disability, as defined in the Internal Revenue Code. On May 2, 2024, the Board of the Company approved another grant of restricted shares of common stock to Mr. Evans (through 8 Consulting LLC) in exchange for a $50,000 per year fee reduction. The fee disclosed above is after the $50,000 credit. The fair value per share was based on the quoted trading price as of the close of the market as of the different grant dates and the value will be recognized over the period the shares are subject to forfeiture (see below).

Executive Officer	Amount of Restricted Common Stock	Vesting	Fair Value Per Share	Aggregate Fair Value
Allan Evans through 8 Consulting LLC	488,000	Fully vested	$1.20	$585,600
Allan Evans through 8 Consulting LLC	40,650	Fully vested	$1.23	$50,000
Brian Hoff	293,000	50% vested and 50% vests on January 1, 2025	$1.20	$351,600
Andrew Camden	50,000	Fully vested	$1.20	$60,000

F-23

In addition, on April 30, 2024, the Board of the Company approved the grant of fully vested restricted shares of common stock to the following directors of the Company set forth on the table below, in such amounts set forth opposite their respective names, for their services as a director and, where applicable, as a Committee Chair. The shares of restricted common stock were granted under the Company’s 2022 Equity Incentive Plan. The fair value per share was based on the quoted trading price as of the close of the market as of the grant date.

Director	Fair Value Per Share	Amount of Restricted Common Stock	Aggregate Fair Value
Cristina Colón	$1.20	27,083	$32,500
Robert Lowry	$1.20	27,083	$32,500
Sanford Rich	$1.20	27,083	$32,500
Jeffrey Thompson	$1.20	25,000	$30,000

On July 30, 2024, the Board of the Company issued non-employee directors set forth in the table below, the equity portion of their quarterly compensation. Each of the directors received a vested restricted stock grant for services as a director (and where applicable, committee member) during the quarter ended June 30, 2024. The shares of restricted common stock were granted under the Company’s 2022 Equity Incentive Plan and was subject to each director executing the Company’s standard Restricted Stock Agreement, which occurred on July 29, 2024. The fair value per share was based on the quoted trading price as of the close of the market as of July 17, 2024. The directors also received a cash grant for the quarter of $5,416.67 for committee members and $5,000 for non-committee members.

Director	Fair Value Per Share	Amount of Restricted Common Stock	Aggregate Fair Value
Cristina Colón	$1.79	6,052	$10,833
Robert Lowry	$1.79	6,052	$10,833
Sanford Rich	$1.79	6,052	$10,833
Jeffrey Thompson	$1.79	5,587	$10,000

Working Capital Adjustment

On July 22, 2024 the Company finalized its working capital adjustment related to the acquisitions of Fat Shark and Rotor Riot for an additional $2.0 million and a total Purchase Price of $22.1 million. The additional $2.0 million was added to the existing note payable for a total of $4.0 million and extended the maturity date to November 30, 2025 and the goodwill and intangible assets was increased by $2.0 million.

Series A Convertible Preferred Stock

Effective July 16, 2024, the Company filed a Certificate of Designations, Preferences and Rights of the Series A Convertible Stock with the Nevada Secretary of State. On July 22, 2024, Red Cat entered into an Exchange Agreement with the Company pursuant to which Red Cat exchanged 4,250,000 shares of the Company’s common stock, par value $0.01 per share for 4,250 shares of the Company’s newly designated Series A Convertible Preferred Stock (the “Series A”). Red Cat then sold the Series A and the New Notes to two investors on July 22, 2024.

F-24

Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,685,772	$894,773
Accounts Receivable	79,907	–
Inventory	1,453,042	–
Prepaid inventory	1,140,511	–
Other current assets	158,093	120,631
Total current assets	4,517,325	1,015,404

Non-current assets:
Property and equipment, net	741	1,254
Deferred offering costs	–	512,758
Operating lease right-of-use assets	340,389	–
Goodwill and intangible assets	19,666,086	–
Total non-current assets	20,007,216	514,012

Total assets	$24,524,541	$1,529,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,032,636	$114,497
Operating lease liabilities	65,089	–
Deferred revenue	300,517	–
Warrant liabilities	308,964	–
Derivative liability – convertible note conversion option	311,048	–
Total current liabilities	2,018,254	114,497

Long-term liabilities
Convertible note	3,000,000	–
Operating lease liabilities – long term	280,285	–

Total liabilities	5,298,539	114,497

Commitments and contingencies (See note 13)

Stockholders’ equity:
Series A preferred stock - $0.01 par value, 4,250 authorized and 4,250 and 0 shares issued and outstanding on September 30, 2024 and December 31, 2023, respectively	43	–
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 50 and 190 shares issued and outstanding on September 30, 2024 and December 31, 2023, respectively	1	2
Series C preferred stock - $0.01 par value, 3,000 authorized and 210 and 0 shares issued and outstanding on September 30, 2024 and December 31, 2023, respectively	2	–
Common stock - $0.01 par value, 500,000,000 authorized and 6,184,983 and 3,217,255 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	61,850	32,173
Additional paid in capital	27,959,642	5,315,790
Accumulated deficit	(8,795,536)	(3,933,046)
Total stockholders’ equity	19,226,002	1,414,919

Total liabilities and stockholders’ equity	$24,524,541	$1,529,416

See accompanying condensed unaudited notes to the consolidated condensed financial statements.

F-25

Unusual Machines, Inc.

Consolidated Condensed Statement of Operations

For the Three and Nine months Ended September 30, 2024 and 2023

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
				(Restated – Note 14)
Revenues	$1,531,264	$–	$3,561,303	$–

Cost of goods sold	1,131,777	–	2,569,209	–

Gross profit	399,487	–	992,094	–

Operating Expenses
Operations	218,126	–	544,220	–
Research and development	15,000	–	42,078	–
Sales and marketing	252,253	–	795,643	–
General and administrative	1,374,989	353,029	3,728,749	1,965,469
Depreciation and amortization	171	645	513	1,407
Total operating expenses	1,860,539	353,674	5,111,203	1,966,876
Operating loss	(1,461,052)	(353,674)	(4,119,109)	(1,966,876)

Other Income (Expense)
Interest income	180	–	180	–
Interest expense	(41,465)	–	(101,648)	–
Loss on debt extinguishment	(685,151)	–	(685,151)	–
Change in fair value of derivatives and warrant liabilities	43,238	–	43,238	–
Other (Income) Expense	(683,198)	–	(743,381)	–

Net loss	$(2,144,250)	$(353,674)	$(4,862,490)	$(1,966,876)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.30)	$(0.11)	$(0.63)	$(0.59)

Weighted average common shares outstanding
Basic and diluted	7,147,866	3,217,255	7,749,285	3,337,402

See accompanying condensed unaudited notes to the consolidated condensed financial statements.

F-26

Unusual Machines, Inc.

Consolidated Condensed Statement of Changes in Stockholders’ Equity

For the Nine months Ended September 30, 2024 and 2023

(Unaudited)

Nine months Ended September 30, 2023 (Restated – Note 14)

	Series A, Preferred Stock		Series B, Preferred Stock		Series C, Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, December 31, 2022	–	$–	140	$1	–	$–	3,392,250	$33,923	$4,714,041	$(1,549,584)	$3,198,381

Issuance of common shares for services	–	–	–	–	–	–	75,005	750	599,250	–	600,000
Net loss	–	–	–	–	–	–	–	–	–	(1,177,904)	(1,177,904)
Balance, March 31, 2023	–	$–	140	$1	–	$–	3,467,255	$34,673	$5,313,291	$(2,727,488)	$2,620,477

Conversion of preferred stock	–	–	50	1	–	–	(250,000)	(2,500)	2,499	–	–
Net loss	–	–	–	–	–	–	–	–	–	(435,298)	(435,298)
Balance, June 30, 2023	–	$–	190	$2	–	$–	3,217,255	$32,173	$5,315,790	$(3,162,786)	$2,185,179

Net loss	–	–	–	–	–	–	–	–	–	(353,674)	(353,674)
Balance, September 30, 2023	–	$–	190	$2	–	$–	3,217,255	$32,173	$5,315,790	$(3,516,460)	$1,831,505

continued

F-27

Nine months Ended September 30, 2024

	Series A, Preferred Stock		Series B, Preferred Stock		Series C, Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, December 31, 2023	–	$–	190	$2	–	$–	3,217,255	$32,173	$5,315,790	$(3,933,046)	$1,414,919

Issuance of common shares as settlement	–	–	–	–	–	–	16,086	161	64,183	–	64,344
Issuance of common shares, initial public offering, net of offering costs	–	–	–	–	–	–	1,250,000	12,500	3,837,055	–	3,849,555
Issuance of common shares, business combination	–	–	–	–	–	–	4,250,000	42,500	16,957,500	–	17,000,000
Conversion of preferred shares	–	–	(120)	(1)	–	–	600,000	6,000	(5,999)	–	–
Net loss	–	–	–	–	–	–	–	–	–	(1,106,002)	(1,106,002)
Balance, March 31, 2024	–	$–	70	$1	–	$–	9,333,341	$93,334	$26,168,529	$(5,039,048)	$21,222,816

Conversion of preferred shares	–	–	(20)	–	–	–	100,000	1,000	(1,000)	–	–
Issuance of common shares, equity incentive plan	–	–	–	–	–	–	977,899	9,779	(9,779)	–	–
Stock compensation expense - vested stock	–	–	–	–	–	–	–	–	346,854	–	346,854
Stock option compensation expense	–	–	–	–	–	–	–	–	14,389	–	14,389
Net loss	–	–	–	–	–	–	–	–	–	(1,612,238)	(1,612,238)
Balance, June 30, 2024	–	$–	50	$1	–	$–	10,411,240	$104,113	$26,518,993	$(6,651,286)	$19,971,821

Issuance of common shares, equity incentive plan	–	–	–	–	–	–	23,743	237	(237)	–	–
Exchange of common shares for Series A preferred	4,250	43	–	–	–	–	(4,250,000)	(42,500)	42,457	–	–
Exchange of convertible note for Series C preferred	–	–	–	–	210	2	–	–	999,998	–	1,000,000
Stock compensation expense – vested stock	–	–	–	–	–	–	–	–	375,345	–	375,345
Stock option compensation expense	–	–	–	–	–	–	–	–	23,086	–	23,086
Net loss	–	–	–	–	–	–	–	–	–	(2,144,250)	(2,144,250)
Balance, September 30, 2024	4,250	$43	50	$1	210	$2	6,184,983	$61,850	$27,959,642	$(8,795,536)	$19,226,002

See accompanying condensed unaudited notes to the consolidated condensed financial statements.

F-28

Unusual Machines, Inc.

Consolidated Condensed Statement of Cash Flows

For the Nine months Ended September 30, 2024 and 2023

(Unaudited)

	Nine months Ended September 30,
	2024	2023
		(Restated – Note 14)
Cash flows from operating activities:
Net loss	$(4,862,490)	$(1,966,876)
Depreciation	513	1,407
Stock compensation expense as settlement	64,344	600,000
Stock compensation expense	759,673	–
Change in fair value for warrant and derivative liabilities	(43,239)	–
Loss on debt extinguishment, non-cash component	663,250	–
Change in assets and liabilities:
Accounts receivable	(73,109)	–
Inventory	337,562	–
Prepaid inventory	(319,532)	–
Other assets	(29,100)	33,750
Accounts payable and accrued expenses	630,595	(50,819)
Operating lease liabilities	(33,056)	–
Customer deposits and other current liabilities	186,076	–
Net cash used in operating activities	(2,718,513)	(1,382,538)

Cash flows from investing activities
Cash portion of consideration paid for acquisition of businesses; net of cash received	(852,801)	–
Purchase of property & equipment	–	(3,164)
Net cash used in investing activities	(852,801)	(3,164)

Cash flows from financing activities:
Proceeds from issuance of common shares	5,000,000	–
Common share issuance offering costs	(637,687)	(376,702)
Net cash provided by (used in) financing activities	4,362,313	(376,702)

Net increase (decrease) in cash	790,999	(1,762,404)

Cash, beginning of period	894,773	3,099,422

Cash, end of period	$1,685,772	$1,337,018

Supplemental disclosures of cash flow information:
Non-cash consideration paid for assets acquired and liabilities assumed	$19,000,000	$–
Deferred acquisition costs	$100,000	$–
Deferred offering costs recorded as reduction of proceeds	$512,758	$–

See accompanying condensed unaudited notes to the consolidated condensed financial statements.

F-29

Unusual Machines, Inc.

Notes to Consolidated Condensed Financial Statements

For the Period Ended September 30, 2024

Note 1 – Organization and nature of business

Unusual Machines, Inc. (“the Company”) is a Nevada corporation engaged in the commercial drone industry. The Company reincorporated from Puerto Rico to Nevada on April 22, 2024.

On February 16, 2024, the Company closed its Initial Public Offering (the “IPO”) of 1,250,000 shares of common stock at a public offering price of $4.00 per share (“IPO Price”). The shares are traded on NYSE American. Simultaneous with the closing of the IPO, the Company acquired Fat Shark Holdings Ltd. (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot”) from Red Cat Holdings, Inc. (“Red Cat”) (See Note 3).

Note 2 – Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements include accounts of the Company and its wholly owned subsidiaries, Fat Shark and Rotor Riot since the acquisitions on February 16, 2024. Intercompany transactions and balances have been eliminated upon consolidation.

Unaudited interim financial information

The consolidated condensed financial statements of the Company included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from this Quarterly Report, as is permitted by such rules and regulations. Accordingly, these condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A, for the year ended December 31, 2023. The results for any interim period are not necessarily indicative of results for any future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and such results could be material.

The financial statements include some amounts that are based on management's best estimates and judgments. Significant estimates reflected in these financial statements include those used to (i) determine stock-based compensation, (ii) the fair value of assets acquired and liabilities assumed in business combinations and the value of shares issued as consideration, (iii) reserves and allowances related to accounts receivable, inventory and sales, (iv) the evaluation of long-term assets, including goodwill, for impairment, (v) the fair value of lease liabilities and related right of use assets, the fair value of embedded conversion option derivatives and warrant liabilities, and (vi) the warranty liability reserve.

F-30

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash deposits in multiple commercial banks and financial services companies. These financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. At September 30, 2024 and December 31, 2023, the Company had approximately $1.4 million and $0.6 million, respectively, in excess of federally insured limits. The Company continually monitors its position with, and the credit quality of the financial institutions with which it invests.

Accounts Receivable, net

The Company carries its accounts receivable at invoiced amounts. Upon the closing of the acquisitions in February 2024 when we acquired accounts receivable, the Company adopted ASC 326, Financial Instruments – Credit Losses, which the Company evaluates all credit losses as of the reporting date. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a history of past write-offs and collections and current credit conditions. Accounts are written-off as uncollectible at the discretion of management. At September 30, 2024 and December 31, 2023, the Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established.

Inventory

Inventories, which consist of finished goods, are stated at the lower of cost or net realizable value, and are measured using the first-in, first-out method. Cost components include direct materials and direct labor, as well as in-bound freight. At each balance sheet date, the Company evaluates the net realizable value of its inventory using various reference measures including current product selling prices, as well as evaluating for excess quantities and obsolescence.

Deferred offering costs

The Company deferred direct incremental costs associated with its IPO. The Company capitalized $127,687 and $376,702 during the nine months ended September 30, 2024 and 2023 prior to the IPO, respectively and the deferred offering costs were $512,758 as of December 31, 2023. Deferred offering costs consist of primarily legal, advisory, and consulting fees incurred in connection with the formation and preparation of the IPO. After consummation of the IPO, total deferred offering costs of $640,445 were recorded as a reduction to additional paid-in capital generated as a result of the offering.

Property and equipment, net

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from two to five years.

Leases

The Company has adopted Accounting Standards Codification (ASC) 842, “Leases” which requires the recognition of assets and liabilities associated with lease agreements. As of February 16, 2024, the date of the acquisition, the Company recognized a lease liability obligation of $378,430 and a right-of-use asset for the same amount related to the lease in Orlando, FL.

F-31

The Company determines if a contract is a lease or contains a lease at inception. Operating lease liabilities are measured, on each reporting date, based on the present value of the future minimum lease payments over the remaining lease term. The Company's leases do not provide an implicit rate. Therefore, the Company used an effective discount rate of 11.49% based on its last debt financings. Operating lease assets are measured by adjusting the lease liability for lease incentives, initial direct costs incurred and asset impairments. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term with the operating lease asset reduced by the amount of the expense. Lease terms may include options to extend or terminate a lease when they are reasonably certain to occur.

Goodwill and Long-lived Assets

Goodwill represents the future economic benefit arising from other assets acquired in an acquisition that are not individually identified and separately recognized. The Company tests goodwill for impairment in accordance with the provisions of ASC 350, Intangibles – Goodwill and Other, (“ASC 350”). Goodwill is tested for impairment at least annually at the reporting unit level or whenever events or changes in circumstances indicate that goodwill might be impaired. ASC 350 provides that an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if an entity concludes otherwise, then it is required to perform an impairment test. The impairment test involves comparing the estimated fair value of a reporting unit with its book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than book value, then an impairment loss is recognized in an amount equal to the amount that the book value of the reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

The estimate of fair value of a reporting unit is computed using either an income approach, a market approach, or a combination of both. Under the income approach, we utilize the discounted cash flow method to estimate the fair value of a reporting unit. Significant assumptions inherent in estimating the fair values include the estimated future cash flows, growth assumptions for future revenues (including gross margin, operating expenses, and capital expenditures), and a rate used to discount estimated future cash flow projections to their present value based on estimated weighted average cost of capital (i.e., the selected discount rate). Management’s assumptions are based on historical data, supplemented by current and anticipated market conditions, estimated growth rates, and management’s plans. Under the market approach, fair value is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate and consider risk profiles, size, geography, and diversity of products and services.

The Company reviews long-lived assets, including tangible assets and other intangible assets with definitive lives, for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360, “Impairment or Disposal of Long-Lived Assets”. ASC 360 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Fair Values, Inputs and Valuation Techniques for Financial Assets and Liabilities, and Related Disclosures

The fair value measurements and disclosure guidance defines fair value and establishes a framework for measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In accordance with this guidance, the Company has categorized its recurring basis financial assets and liabilities into a three-level fair value hierarchy based on the priority of the inputs to the valuation technique.

F-32

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The guidance establishes three levels of the fair value hierarchy as follows:

Level 1: Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The following table details the fair value measurements of the Company’s financial liabilities as of September 30, 2024:

	Total	Level 1	Level 2	Level 3
Warrant liabilities	$308,964	$–	$–	$308,964
Derivative liability – convertible note conversion option	311,048	–	–	311,048
Total	$620,012	$–	$–	$620,012

Changes in Level 3 financial instruments are as follows:

	December 31,	Purchases, Issuances and	Change in	September 30,
	2023	Settlements	Fair Value	2024
Warrant liabilities	$–	$315,303	$(6,339)	$308,964
Derivative liability – convertible note conversion option	–	347,947	(36,899)	311,048
Total	$–	$663,250	$(43,238)	$620,012

Disclosures for Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

The Company's financial instruments mainly consist of cash, receivables, current assets, accounts payable, accrued expenses, debt, and derivative liabilities. The carrying amounts of cash, receivables, current assets, accounts payable, accrued expenses and current debt approximates fair value due to the short-term nature of these instruments.

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Accrued Warranty

Fat Shark products are warranted against defects in materials and workmanship for a period of two years from the date of shipment. If a defect arises during the warranty period, Fat Shark will either (i) repair the affected product at no charge using new parts or parts that are equivalent to new in performance and reliability; (ii) exchange the affected product with a functionally equivalent product; or (iii) refund the original purchase price for the affected product. Allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires the Company to make estimates of product warranty claim rates and expected costs to repair or to replace the products under warranty. The Company currently establishes warranty reserves based on historical warranty costs for each product line combined with liability estimates based on the prior 24 months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from the Company’s estimates, adjustments to recognize the additional cost of sales may be required in future periods. Historically the warranty accrual and the expense amounts have been immaterial. The warranty liability is included in accrued expenses on the accompanying consolidated balance sheets and amounted to $19,080 and $0 as of September 30, 2024 and December 31, 2023, respectively.

Rotor Riot does not provide any warranty of any kind for any of the equipment it sells or otherwise distributes. Consumers assume all risk for any products purchased or received from Rotor Riot.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, issued by the Financial Accounting Standards Board (“FASB”). This standard includes a comprehensive evaluation of factors to be considered regarding revenue recognition including:

Step 1: Identify the contract with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when (or as) the Company satisfies a performance obligation at a point in time.

The Company receives revenues from the sale of products from both retail distributers and individual consumers. Sales revenue is recognized when the products are shipped and the price is fixed or determinable, no other significant obligations of the Company exist and collectability is probable. Revenue is recognized when the title to the products has been passed to the customer, which is the date the products are shipped to the customer. This is the date the performance obligation has been met.

Deferred Revenue

Deferred revenue relates to (i) orders placed, but not yet fulfilled and (ii) customer tickets purchased related to the Company’s Rampage event, in which tickets are sold in advance and recognized when the event takes place. All deferred revenue is expected to be recognized within one year. Deferred revenue related to orders placed, but not yet fulfilled totaled $300,517 and $0 as of September 30, 2024 and December 31, 2023, respectively.

Cost of Goods Sold

Cost of goods sold includes inventory costs, direct packaging costs and production related depreciation, if any.

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Shipping and Handling Costs

Shipping and handling costs incurred for products shipped to customers are included in general and administrative expenses and amounted to $123,690 since February 16, 2024, the date of the acquisition, through September 30, 2024. The Company did not incur shipping and handling costs in the nine months ended September 30, 2023. Shipping and handling costs charged to customers are included in sales.

Research and Development

Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development costs, materials, and a proportionate share of overhead costs.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realizable in the future.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a part of income tax expense.

The Company’s current provision for the nine months ending September 30, 2024 and 2023 consisted of a tax benefit against which we applied a full valuation allowance, resulting in no current provision for income taxes. Since the Company has not generated an operating profit since inception, there are no deferred tax assets other than a net operating loss carryforward offset by a valuation allowance as of September 30, 2024 and December 31, 2023.

Stock-Based Compensation

Stock options are valued using the estimated grant-date fair value method of accounting in accordance with ASC Topic 718, Compensation – Stock Compensation. Fair value is determined based on the Black-Scholes Model using inputs reflecting our estimates of expected volatility, expected term and future dividends. The Company recognizes forfeitures as they occur. The fair value of restricted stock is based on our quoted stock price or other fair value indicators on the date of grant. Compensation cost is recognized on a straight-line basis over the service period which is typically the vesting term.

Warrants

The Company accounts for warrants to purchase shares of its common stock in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The Company classifies warrants issued for the purchase of shares of its common stock as either equity or liability instruments based on an assessment of the specific terms and conditions of each respective contract. The assessment considers whether the warrants are freestanding financial instruments or embedded in a host instrument, whether the warrants meet the definition of a liability pursuant to ASC 480, whether the warrants meet the definition of a derivative under ASC 815, and whether the warrants meet all of the requirements for equity classification under ASC 815. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

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For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants classified as liabilities are recognized as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss.

Embedded Conversion Option Derivative

The Company accounts for embedded debt conversion features in accordance with the guidance in ASC 815, Derivatives and Hedging (“ASC 815”). If the embedded debt conversion feature is not clearly and closely related to the debt host, then it is required to be bifurcated from the host contract and accounted for separately as a derivative liability. The derivative liability is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date, thereafter. Changes in the estimated fair value of the derivative are recognized as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss. This assessment, which requires the use of professional judgment, is conducted at the time of Note issuance and as of each subsequent quarterly period end date while the Note is outstanding.

Net Loss per Share

Basic and diluted net loss per share is calculated based on the weighted-average of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net loss per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive.

Segment Reporting

Since the acquisitions of Fat Shark and Rotor Riot, the Company operates with one reportable segment. The Company bases its reportable segment based on how our Chief Operating Decision Maker manages the business, makes resource allocations and operating decisions, and evaluates operating performance.

Recent Accounting Pronouncements

In November 2023, new accounting guidance was issued that updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (the “CODM”) and included within each reported measure of a segment's profit or loss. This new guidance also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The new guidance is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The new guidance is required to be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. On January 1, 2024, the Company adopted ASC 280, Segment Reporting. The Company currently operates a single segment and the Company does not anticipate any net effect related to the adoption.

In December 2023, new accounting guidance was issued related to income tax disclosures. The new guidance requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The new guidance is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This new guidance will likely not result in additional required disclosures when adopted.

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Note 3 – Acquisitions

Fat Shark and Rotor Riot

On February 16, 2024, the Company closed on the acquisitions of both Fat Shark and Rotor Riot from Red Cat and Jeffrey Thompson, the founder and Chief Executive Officer of Red Cat (the “Business Combination”) (See Note 12 – Related Party Transactions for additional information). Fat Shark and Rotor Riot are in the business of designing and marketing consumer drones and first-person-view (“FPV”) goggles. Rotor Riot is also a licensed authorized reseller of consumer drones manufactured by third parties.

The Company specializes in the production and sale of small drones and essential components and with the acquisitions of Fat Shark and Rotor Riot, it brings brand recognition and a strong curated retail channel in the FPV drone market segment. This Business Combination is a realization of the Company’s strategy to build its business both organically and through strategic acquisitions that leverage our retail business to onshore production of critical drone components. With the transition to onshoring production of drone components, the Company intends to expand into B2B channels for customers that require a domestic supply chain.

The Business Combination was based on a share purchase agreement (the “Purchase Agreement”) that was executed on November 21, 2022. From November 21, 2022 to February 16, 2024, the Purchase Agreement was subject to several amendments and subject to certain working capital adjustments. Under the terms of the Purchase Agreement, as amended, the consideration paid for the acquired assets consisted of (i) $1.0 million in cash and a cash deposit of $0.1 million made in 2022, (ii) issuance of a $4.0 million 18 month promissory note to Red Cat (see Note 8 “Convertible Note” for further details), and (iii) the issuance of 4,250,000 shares of the Company’s common stock, which represented approximately 48.66% of the outstanding common stock of the Company on February 16, 2024, after the effect of the issued shares (collectively the “Consideration Paid”). The Company valued the Red Cat common stock at $4.00 per share which represents the IPO price of the Company’s common stock on February 15, 2024. Accordingly, the value of the Consideration Paid is equal to $22,100,000.

The acquisitions met the definition of a business combination under ASC 805, Business Combinations, and therefore the assets acquired, and liabilities assumed are accounted for at fair value. The Company has not completed its evaluation of the fair value of assets acquired and liabilities assumed of Fat Shark and Rotor Riot for the purpose of its 2024 fiscal year financial reporting and as such has not fully determined the unallocated purchase price between goodwill and other intangible assets. Such amounts are subject to adjustment during the one-year measurement period.

The following represents the fair value allocation of Fat Shark and Rotor Riot Purchase Price:

Cash	$147,200
Accounts receivable (approximates contractual value)	6,798
Inventories (on hand and prepaid)	2,611,583
Other current assets	10,892
Right of use asset – operating	378,430
Other long-term assets	59,426
Goodwill and intangible assets (unallocated purchase price)	19,666,086

Total assets	22,880,415

Accounts payable and accrued liabilities	287,544
Customer deposits	114,441
Operating lease liability – current and long-term	378,430
Total liabilities	780,415

Total purchase price	$22,100,000

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Initial goodwill and intangible assets relate to Fat Shark and Rotor Riot being FPV market leaders and their well-known and established brands within the industry. Combining these entities and their existing customer base along with Unusual Machines’ strategy of extending to B2B sales of drone components will provide a strategic advantage. The Company will evaluate the amount of goodwill and intangibles that are expected to be deductible for tax purposes once the unallocated purchase price is finalized.

The results of Fat Shark and Rotor Riot have been included in the Consolidated Financial Statements from the date of acquisition. The table below presents the results as reported by the Company and unaudited pro forma results of the Company, assuming that the acquisition of Fat Shark and Rotor Riot at the beginning of each period are as follows. The unaudited pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the periods presented (in thousands, except per share data):

	For the Nine months Ended		For the Nine months Ended
	September 30, 2024		September 30, 2023
	As Reported	Proforma (unaudited)	As Reported	Proforma (unaudited)
Revenue	$3,561	$4,056	$–	$4,115
Gross profit/(loss)	992	1,024	–	705
Loss from operations	(4,119)	(4,163)	(1,967)	(3,209)
Other expense	(743)	(743)	–	51
Net loss	$(4,862)	$(4,906)	$(1,967)	$(3,260)
Net earnings per share:
Basic	$(0.63)	$(0.63)	$(0.59)	$(0.37)

This unaudited consolidated pro forma financial information is presented for informational purposes only. The unaudited consolidated pro forma adjustments are based on preliminary estimates, information available and certain assumptions, and may be revised as additional information becomes available. In addition, the unaudited pro forma financial information does not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition.

The unaudited pro forma financial information from the beginning of the periods presented until the acquisition date includes adjustments to: 1) eliminate intercompany revenue and associated cost of sales for sales of product from Fat Shark to Rotor Riot, 2) to adjust fair value for certain Fat Shark inventory as if the acquisition had occurred as of the beginning of the respective periods and 3) to include acquisition related expenses in the Q1 ’23 that were incurred in Q1 ’24.

Note 4 – Inventories

Inventories, consisting solely of finished goods, totaled $1,453,042 and $0 as of September 30, 2024 and December 31, 2023, respectively. In addition, the Company had prepaid deposits for inventory totaling $1,140,511 and $0 as of September 30, 2024 and December 31, 2023, respectively.

Note 5 – Other Current Assets

Other current assets included as of:

	September 30, 2024	December 31, 2023
Deposit related to Rotor Riot, LLC and Fat Shark, Ltd. acquisitions	$–	$100,000
Prepaid insurance	94,500	20,631
Rent deposit	59,426	–
Other prepaid expenses	4,167	–
Total other current assets	$158,093	$120,631

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Note 6 – Property and Equipment, net

Property and equipment consist of assets with an estimated useful life greater than one year. Property and equipment are reported net of accumulated depreciation, and the reported values are periodically assessed for impairment. Property and equipment as of:

	September 30, 2024	December 31, 2023
Computer equipment	$7,738	$7,738
Accumulated depreciation	(6,997)	(6,484)
Total property and equipment, net	$741	$1,254

Depreciation expense totaled $513 and $1,407 for the nine months ended September 30, 2024 and 2023, respectively.

Note 7 – Operating Leases

As identified in Note 3 “Acquisitions”, the acquired businesses, specifically Rotor Riot, has entered into a five-year operating lease for approximately 6,900 square feet of warehouse and office space in Orlando, Florida. The lease commenced in November 2023 and expires in October 2028. The Company has valued the ROUA and the associated liability, as of February 15, 2024, at $378,430. The Company has no finance leases. Operating lease expense totaled $65,716 from the date of acquisition through the period ended September 30, 2024. The following is a summary of future lease payments required under the five-year lease agreement:

Year	Future Lease Payments	Operating Lease Discount	Operating Lease Liability
2024	$24,796	$(9,412)	$15,384
2025	101,133	(33,313)	67,820
2026	105,177	(25,468)	79,709
2027	109,037	(15,985)	93,052
2028	94,185	(4,776)	89,409
Total	$434,327	$(88,954)	$345,374

Supplemental Information
Weighted average remaining lease term (in years)	4.08
Weighted average discount rate	11.49%

Note 8 – Promissory and Convertible Notes

In February 2024 and in conjunction with the acquisition of Fat Shark and Rotor Riot, as discussed in Note 3, the Company issued a promissory note (“Note”) with Red Cat Holdings, Inc. (“Red Cat”) for $2.0 million. In July 2024, the Company finalized its working capital adjustment with Red Cat which increased the overall purchase price by an additional $2.0 million. In accordance with ASC 470, Debt, the additional $2.0 million was treated as a modification that was not treated as a debt extinguishment and expenses related to the debt were expensed as incurred. The additional $2.0 million was added to the existing Note and was reflected as an adjustment to the opening purchase price and was included in the opening balance sheet as of February 16, 2024 as an increase to goodwill and intangible assets. Accordingly, the Note was amended to increase the principal amount of the Note to $4.0 million.

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Subsequently and in July 2024, in conjunction with a private sale of Red Cat’s common stock and its promissory note to two accredited investors (“Investors”), the Company issued new notes to the Investors (the “July Notes”) and cancelled the original Note. The July Notes contained 8% per annum interest. In addition, the maturity date of the July Notes was extended to November 30, 2025, subject to certain conditions.

On August 21, 2024, the Company entered into two exchange agreements with the Investors, under which the Investors exchanged their respective 8% July Notes for new 4% Convertible Notes (the “August Notes”). Pursuant to the exchange agreements, the Investors exchanged the $4,000,000 of July Notes for an aggregate of (i) $3,000,000 for the August Notes, (ii) 210 shares of Series C preferred stock, which converts into 630,000 shares of the Company’s common stock, and (iii) 630,000 warrants with a five-year term and an exercise price of $1.99 per share, subject to certain adjustments. The July Notes were cancelled as a part of the exchange agreement. In accordance with ASC 470, since the August Notes were considered a greater than 10% change from the July Notes and a substantive conversion option was added to the August Notes, this exchange was treated as a debt extinguishment.

The August Notes bear interest at 4% annually with interest payable monthly and the principal due on November 30, 2025. The August Notes are convertible into common stock at a fixed $1.99 per share, except in the Event of Default as defined in the August Notes, which the conversion price for an Event of Default Conversion is calculated at a 10% discount of the average three-day volume-weighted average price prior to the conversion date. The Company recognized a loss on debt extinguishment of $685,151 during the three and nine months ended September 30, 2024 related to the August Notes. The loss on extinguishment related to the August Notes include $315,303 fair value related to the warrant liability issued, $347,947 fair value related to the optional conversion feature derivative liability of the remaining principal balance, and $21,901 cash fees paid for legal costs related to the August Notes. The Company used the binomial option pricing method for calculating the derivative fair value related to the warrants and optional conversion feature (see Note 9 – Derivative Liabilities).

Total interest expense for the nine months ended September 30, 2024 was $101,619 The Company had accrued interest of $5,004 as of September 30, 2024 related to the August Notes.

Note 9 – Derivative Liabilities

The fair value of the derivative liabilities are determined using the binomial option pricing model which values the liability on the stock price at the grant date, the estimate volatility of the stock, the risk-free interest rate over the expected term, and certain estimates and probabilities of different outcomes. Changes in the fair value of the derivative is recorded in the income statement in other income and expense on a quarterly basis.

Derivative liability – conversion option

In August 2024 and in conjunction with the issuance of the August Notes as discussed in Note 8 – Convertible Note, the Company recorded a derivative liability related to the optional conversion feature (“Conversion Derivative”) in accordance with ASC 815 as it is not clearly and closely related to the host contract and the embedded debt conversion feature meets the definition of a liability due to a potential variable amount of shares that may be issued upon conversion. The initial fair value on August 21, 2024 for the Conversion Derivative was $347,947. The Conversion Derivative fair value as of September 30, 2024 was $311,048 and the Company recorded a change in fair value of derivative liabilities of $36,899 during the three months ended September 30, 2024.

Warrant Liability

In August 2024 and in conjunction with the issuance of the August Notes as discussed in Note 8 – Convertible Note, the Company issued warrants that include specific provisions and obligations including a fundamental transaction provision that may require a cash payment to the holder upon a triggering event, that in accordance with ASC 815, require the warrants to be classified as a liability. The initial fair value on August 21, 2024 for the Warrant Liability was $315,303 and as of September 30, 2024 the fair value is $308,964 and the Company recorded a change in fair value of derivative liabilities of $6,340 for the three months ended September 30, 2024.

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Note 10 – Earnings Per Share and Stockholders’ Equity

Earnings per Share

Outstanding securities not included in the computation of diluted net loss per share because their effect would have been anti-dilutive include 4,250,000 and 0 shares of Series A Convertible Preferred Stock (the “Series A”), as converted as of September 30, 2024 and 2023, respectively. 250,000 and 950,000 shares of Series B Convertible Preferred Stock (the “Series B”), as converted as of September 30, 2024 and 2023, respectively. 630,000 and 0 shares of Series C Convertible Preferred Stock (the “Series C”), as converted as of September 30, 2024 and 2023, respectively. 330,000 of stock options issued to employees as of September 30, 2024, 62,500 of common stock representative warrants issued to the underwriter associated with the February 2024 IPO, 630,000 warrants issued related to the debt conversion, and 1,507,538 shares of common stock, as converted, associated with the Note discussed in Note 8 “Convertible Note”.

Preferred Stock

The preferred stock par value is $0.01.

The Series A is convertible into common stock at a ratio of 1,000 shares of common stock for each share of Series A stock held, subject to certain limitations. The Series A shares are not entitled to vote on any matters submitted to shareholders of the Company.

The Series B is convertible into common stock at a ratio of 5,000 shares of common stock for each share of Series B stock held, subject to certain limitations. The Series B shares are not entitled to vote on any matters submitted to shareholders of the Company.

The Series C is convertible into common stock at a ratio of 3,000 shares of common stock for each share of Series C stock held, subject to certain limitations. The Series C shares are not entitled to vote on any matters submitted to shareholders of the Company.

On July 22, 2024, the Company’s principal shareholder, Red Cat sold all of its securities in the Company to the two unaffiliated third-party Investors. As part of the transaction and just prior to the above sale, Red Cat entered into an Exchange Agreement with the Company pursuant to which Red Cat exchanged 4,250,000 shares of the Company’s common stock for 4,250 shares of the Company’s Series A. The Series A shares can be convertible back into the same amount of shares of common stock as of the date of the original exchange, and as a result the Company did not recognize any gain or loss related to the exchange.

On August 21, 2024, the Company entered into two exchange agreements with the Investors, under which each investor exchanged an aggregate of $1,000,000 of their Notes for an aggregate of 210 shares of the Company’s Series C and 630,000 warrants (see Note 11 – Share Based Awards).

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Subsequent to the IPO but prior to September 30, 2024, certain shareholders converted 140 shares of Series B into 700,000 shares of common stock. The Company canceled the 140 shares of Series B upon the conversion.

On June 1, 2023, the Company issued an additional 50 Series B shares in connection with the cancellation of 250,000 shares of common stock.

Preferred shares outstanding at September 30, 2024 and December 31, 2023 were as follows:

Preferred Series	Shares as of September 30, 2024	Shares as converted, as of September 30, 2024	Shares as of December 31, 2023	Shares, as converted, as of December 31, 2023
Series A	4,250	4,250,000	–	–
Series B	50	250,000	190	950,000
Series C	210	630,000	–	–

Common Stock

The common stock par value is $0.01.

2024 Transactions

On January 2, 2024, the Company issued 16,086 shares of common stock to its prior Chief Executive Officer as a part of a separation agreement and recognized compensation expense of $64,344 or $4 per share, the value of the IPO in February 2024.

On February 16, 2024 the Company completed its IPO and issued 1,250,000 shares of common stock at the IPO Price for total net proceeds of $3,849,555. The Company incurred $510,000 direct deduction from proceeds, $127,687 in cash disbursements related to offering costs in the nine months ended September 30, 2024 and $512,758 in prior year paid and deferred offering costs as of December 31, 2023 for a total of $1,150,445 offering costs, associated with the IPO which consisted of underwriter, legal, accounting, and other associated filing fees. These costs have been recorded as a reduction of the gross proceeds from the IPO in stockholder’s equity. The Company also incurred additional costs related to warrants to purchase 62,500 shares of common stock issued to the underwriters as partial compensation for services rendered in connection with the IPO, which is preliminarily valued at $250,000 as of the date of the IPO using the IPO Price of $4 per share. The Company is planning to value the warrants using a Black-Scholes valuation model but has not completed this workflow. Any change to the fair value of the warrants would have no change to the Company’s financial statements since the value of the warrants would only impact the “offering costs” and thus entry would be to adjust “Additional Paid-In Capital – Common Stock” and “Additional Paid-In Capital – Warrants”. The warrants are exercisable for common stock at a price of $5.00 per share (125% of the IPO Price) at any time beginning on August 15, 2024 through and including February 16, 2029, the expiration date.

Simultaneously with its IPO and as a part of the Purchase Agreement as discussed in Note 3, the Company issued Red Cat 4,250,000 shares of common stock as consideration of the business combination. These were subsequently exchanged into 4,250 Series A preferred shares as discussed above. As agreed in the Purchase Agreement, $17.0 million of the purchase price would be issued in common stock based on the IPO price of $4.00 per share.

Subsequent to the IPO and prior to September 30, 2024, the Company issued 700,000 shares of common stock related to certain shareholders converting 140 Series B shares into common stock.

On April 30, 2024, the Company issued 937,249 restricted shares of common stock to executive officers and board members of the Company. The shares of restricted stock were granted under the Company’s 2022 Equity Incentive Plan. The restricted shares issued to executive officers are subject to pro rata forfeiture through February 14, 2025.

On May 2, 2024, the Company issued an additional 40,650 of restricted shares of common stock to Allan Evans, the Company’s CEO related to an agreed upon reduction of compensation. The shares of restricted stock were granted under the Company’s 2022 Equity Incentive Plan (the “Plan”).

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The April 30, 2024 and May 2, 2024 shares were valued at $1.20 and $1.23 per share, respectively for a total of $1,174,698 to be recognized pro-rata over the vesting period through February 14, 2015 which is the forfeiture period. Stock compensation expense of $679,699 was recognized during the nine months ended September 30, 2024. Unrecognized stock compensation expense related to these shares is $496,661 as of September 30, 2024.

On July 22, 2024, Red Cat sold all of its securities in the Company to two accredited investors in a private transaction. As part of the transaction, Red Cat entered into an Exchange Agreement with the Company pursuant to which Red Cat exchanged 4,250,000 shares of the Company’s common stock for 4,250 shares of the Company’s Series A. There was no gain or loss on this exchange as both the common and preferred shares were determined to have the same fair value as of the exchange date.

On July 30, 2024, the Company issued 23,743 immediately vested restricted shares of common stock to board members of the Company. The shares of restricted stock were granted under the Plan. The shares were valued at $1.79 per share, which was the value of the Company’s common stock on the date of grant, respectively for a total of $42,500 to be recognized as stock compensation expense during the three months ended September 30, 2024.

2023 Transactions

On March 7, 2023, the Company issued 75,000 shares of common stock to an investment banking firm (“Revere”) as a fee for the termination of the January 2023 engagement with Revere. These shares were allocated by Revere to some of the Company’s existing shareholders. The Company recorded $600,000 of stock compensation expense related to the issuance of the shares valued at $8.00 per share, which was based on the most recent private sale of common stock for the Company.

On July 10, 2023, the Company’s Board of Directors approved a 1-for-2 reverse stock split of our issued and outstanding shares of common stock. In accordance with Staff Accounting Bulletin Topic 4.C, the Company has given retroactive effect to reverse stock split. In addition, and in accordance with FASB ASC 260, Earnings Per Share, the Company has retroactively adjusted the computations of basic and diluted share calculations.

Note 11 – Share Based Awards

Stock Options

The Plan allows the Company to incentivize key employees and directors with long term compensation awards such as stock options, restricted stock, and other similar types of awards. The Plan is authorized to issue 1,461,876 of awards and has an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2025 and ending in 2032 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors.

During the nine months ended September 30, 2024, the Company’s board of directors approved the grant of 330,000 stock options under the Plan to certain employees. The stock options are subject to certain vesting provisions.

The following table presents the activity for stock options outstanding:

	Non-Qualified Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding - December 31, 2023	–	$–	–	–
Granted	330,000	1.24	9.59	$99,200
Forfeited/canceled	–	–	–	–
Exercised	–	–	–	–
Outstanding – September 30, 2024	330,000	$1.24	9.59	$99,200

F-43

The range of assumptions used to calculate the fair value of options granted during the nine months ended September 30, 2024 was:

Exercise Price	$1.20 – 1.79
Stock Price on date of grant	$1.20 – 1.79
Risk-free interest rate	4.080- 4.71%
Dividend yield	–
Expected term (years)	6.11
Volatility	129.45 – 143.46%

The Company recognized $37,475 in stock-based compensation expense related to stock options during the nine months ended September 30, 2024. As of September 30, 2024, there was $335,686 of unrecognized stock-based compensation expense related to unvested stock options to be recognized over the remaining vesting term through 2028.

Restricted Stock

The following table presents the activity for restricted stock outstanding:

	Restricted	Awards	Awards
	Stock	Vested	Unvested
Outstanding - December 31, 2023	–	–	–
Granted	1,001,642	501,253	500,389
Forfeited/canceled	–	–	–
Outstanding – September 30, 2024	1,001,642	501,253	500,389

The Company recognized $722,200 in stock-based compensation expense related to restricted stock during the nine months ended September 30, 2024. As of September 30, 2024, there was $496,661 of unrecognized stock-based compensation expense related to unvested restricted stock to be recognized over the remaining vesting term through February 15, 2025.

Warrants

The following table presents the activity for warrants outstanding as of September 30, 2024:

Weighted
	Warrants	Average
	Outstanding	Exercise Price
Outstanding - December 31, 2023	–	$–

Granted	692,500	2.26
Forfeited/cancelled/restored	–	–
Exercised	–	–
Outstanding – September 30, 2024	692,500	$2.26

As discussed in Note 10, “Earnings Per Share and Stockholders’ Equity”, in connection with the IPO, the Company issued 62,500 representative warrants to its underwriters to purchase shares of common stock. The representative warrants have an exercise price of $5.00 or can be exercised through a cashless exercise feature.

F-44

As discussed in Note 8, “Convertible Note”, in connection with the exchange of the $1,000,000 of the Note Payable balance, the Company issued 630,000 warrants to the Investors to purchase shares of common stock. The warrants have an exercise price of $1.99.

All warrants outstanding have a weighted average remaining contractual life of approximately 4.85 years as of September 30, 2024. The intrinsic value of the warrants at September 30, 2024 is $0 as the share price of the Company’s common stock is lower than the strike price of the warrants.

Note 12 – Related Party Transactions

In November 2022, the Company entered into the Purchase Agreement, as amended with Red Cat and Jeffrey Thompson, the Company’s former Chief Executive Officer and President and current director and also the current Chief Executive Officer of Red Cat, pursuant to which, among other things, Mr. Thompson and the Company have agreed to indemnification obligations, which shall survive for a period of nine months from February 16, 2024, subject to certain limitations, which includes a basket of $250,000 before any claim can be asserted and a cap equal to the value of 100,000 shares of our common stock owned by him to secure any indemnification obligations, which stock is our sole remedy, except for fraud. Our prior Chief Executive Officer, Mr. Brandon Torres Declet, negotiated the terms of the Purchase Agreement on an arms’ length basis with Joe Freedman who was the head of Red Cat’s Special Committee. The transaction was ultimately approved by the Company’s and Red Cat’s board of directors. On March 8, 2023, a majority of the disinterested Red Cat shareholders approved the transactions contemplated in the Purchase Agreement in a special meeting. Mr. Thompson recused himself from such vote.

In February 2024, the Company completed the acquisitions to purchase Fat Shark and Rotor Riot from Red Cat. Jeffrey Thompson is the founder and current Chief Executive Officer of Red Cat. Mr. Thompson is also the founder, prior Chief Executive Officer and current member on the Board of Directors of Unusual Machines. Prior to the acquisition, Mr. Thompson held 328,500 shares of common stock in Unusual Machines, which represented approximately 10% prior to the acquisition and IPO.

On April 30, 2024 (“Grant Date”), the Company’s board of directors approved the Company entering into a two-year Management Services Agreement (the “Agreement”) with 8 Consulting LLC (the “Consultant”) for the services of our Chief Executive Officer, Dr. Allan Evans, whereby the Consultant agreed to cause Dr. Evans to perform his services as the Company’s Chief Executive Officer and the Consultant will be compensated on behalf of Dr. Evans by the Company in connection with his performance of such services. The Agreement allows Dr. Evans to receive favorable tax benefits as a resident of the Commonwealth of Puerto Rico who will perform such services in Puerto Rico. Pursuant to the Agreement, Dr. Evans will perform the duties and responsibilities that are customary for a chief executive officer of a public company that either have revenues similar to the Company on a pro forma basis as reflected in the Prospectus filed with the SEC on February 15, 2024, or if pre-revenues, are an active and on-going business that are performing pre-revenue activities. The Consultant agreed to cause Dr. Evans, as Chief Executive Officer, (i) to undertake primary responsibility for managing all aspects of the Company and overseeing the preparation of all reports, registration statements and other filings required filed by the Company with the SEC and executing the certifications required the Sarbanes Oxley Act of 2002 and the rules of the SEC as the principal executive officer of the Company; (ii) attend investor meetings and road shows in connection with the Company’s fundraising and investor relations activities; (iii) to report to the Company’s board of directors; (iv) to perform services for such subsidiaries of the Company as may be necessary.

The Consultant receives a $250,000 fee per year payable in monthly installments. In addition, the Consultant was granted 488,000 fully vested shares of restricted common stock. The fair value of the shares was $585,600 based on the $1.20 quoted trading price on the Grant Date and will be recognized over the service period (see below). The grant of restricted common stock was made under the Company’s 2022 Equity Incentive Plan. The shares of restricted common stock are subject to pro rata forfeiture from February 14, 2024 until February 14, 2025, in the event that Dr. Evans is terminated or ends his services to the Company for any reason other than death or disability, as defined in the Internal Revenue Code. The Company and Dr. Evans previously entered into an Offer Letter dated November 27, 2023, under which he would serve as the Company’s Chief Executive Officer effective as of December 4, 2023. The Agreement terminates and replaces the Offer Letter dated November 27, 2023.

Note 13 – Commitments and Contingencies

As part of the business combination that occurred on February 14, 2024, the Company acquired a five-year operating lease for approximately 6,900 square feet of warehouse and office space in Orlando, Florida. The lease commenced in November 2023 and expires in October 2028. See Note 7 – Operating Leases for additional information.

Note 14 – Restatement of Previously Issued Financial Statements

On April 16, 2024, the Company changed their independent PCAOB-registered accounting firm and terminated its engagement with their prior auditor. On May 3, 2024, the Securities and Exchange Commission (“SEC”) issued an order that instituted a cease-and-desist against the Company’s previous auditor, which required the Company to obtain new auditors and re-audit its financial statements for the years ended December 31, 2023 and 2022.

F-45

The Company engaged a new, an independent and registered accounting firm, to re-audit the Company’s previously issued financial statements. During the Company’s re-audits, it was noted that certain transactions were not recorded in the correct period, stock compensation expense of $600,000 related to the March 7, 2023 common stock issuance was not recorded and deferred offering costs were classified as an operating activity rather than a financing activity. Expenses totaling $10,993 were originally recorded in 2023 but related to 2022 expenses.

With this restatement, the transactions previously recorded in the incorrect period have been updated to the correct period, classifications on the statements of cash flow have been corrected and the stock compensation previously not recorded has been properly recorded.

The following presents reconciliations of the impacted financial statement line items as filed to the restated amounts as of September 30, 2023 and for the periods then ended. The previously reported amounts reflect those included in the registration statements the Company filed with the Securities and Exchange Commission on February 1, 2024. These amounts are labeled “As Filed” in the tables below. The amounts labeled “Restatement Adjustments” represent the effects of these restatements due to the timing differences and stock compensation expense.

Statement of Operations for the Nine months Ended September 30, 2023
	As Filed	Restatement Adjustments	As Restated

Revenue	$–	$–	$–

Cost of goods sold	–	–	–

Gross profit	–	–	–

Operating expenses:
Research and development	–	–	–
General and administrative	1,376,462	589,007	1,965,469
Depreciation and amortization	1,407	–	1,407
Total operating expenses	1,377,869	589,007	1,966,876

Loss from operations	(1,377,869)	(589,007)	(1,966,876)

Other income:
Interest income	–	–	–
Total other income	–	–	–

Net loss before income tax	(1,377,869)	(589,007)	(1,966,876)

Income tax benefit (expense)	–	–	–

Net loss	$(1,377,869)	$(589,007)	$(1,966,876)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.41)	$(0.17)	$(0.59)

Weighted average common shares outstanding
Basic and diluted	3,337,402	–	3,337,402

F-46

Statements of Changes in Stockholders’ Equity – As Filed – For the Nine months Ended September 30, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,538,591)	$3,209,374

Issuance of common shares	–	–	75,005	750	(750)	–	–	–
Conversion to preferred shares	50	1	(250,000)	(2,500)	2,499	–	–	–
Net loss	–	–	–	–	–	–	(1,377,869)	(1,377,869)

Balance, September 30, 2023	190	$2	3,217,255	$32,173	$4,715,790	$–	$(2,916,460)	$1,831,505

Statements of Changes in Stockholders’ Equity – Restatement Adjustments – For the Nine months Ended September 30, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2022	–	$–	–	$–	$–	$–	$(10,993)	$(10,993)

Issuance of common shares	–	–	–	–	600,000	–	–	600,000
Conversion to preferred shares	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	(589,007)	(589,007)

Balance, September 30, 2023	–	$–	–	$–	$600,000	$–	$(600,000)	$–

Statements of Changes in Stockholders’ Equity – As Restated – For the Nine months Ended September 30, 2023

	Series B, Preferred Stock		Common Stock		Additional Paid-In	Stocks to be	Accumulated
	Shares	Value	Shares	Value	Capital	Issued	Deficit	Total
Balance, December 31, 2022	140	$1	3,392,250	$33,923	$4,714,041	$–	$(1,549,584)	$3,198,381

Issuance of common shares	–	–	75,005	750	599,250	–	–	600,000
Conversion to preferred shares	50	1	(250,000)	(2,500)	2,499	–	–	–
Net loss	–	–	–	–	–	–	(1,966,876)	(1,966,876)

Balance, September 30, 2023	190	$2	3,217,255	$32,173	$5,315,790	$–	$(3,516,460)	$1,831,505

F-47

Statement of Cash Flows for the Nine months Ended September 30, 2023

	As Filed	Restatement Adjustments	As Restated

Cash flows from operating activities:
Net loss	$(1,377,869)	$(589,007)	$(1,966,876)
Depreciation	1,407	–	1,407
Stock compensation expense	–	600,000	600,000
Change in assets and liabilities:
Accounts receivable	–	–	–
Deferred offering costs	(376,702)	376,702	–
Other current assets	33,750	–	33,750
Accounts payable and accrued expenses	(39,826)	(10,993)	(50,819)
Net cash used in operating activities	(1,759,240)	376,702	(1,382,538)

Cash flows from investing activities
Purchases of property and equipment	(3,164)	–	(3,164)
Net cash used in investing activities	(3,164)	–	(3,164)

Cash flows from financing activities:
Deferred offering costs	–	(376,702)	(376,702))
Net cash provided by financing activities	–	(376,702)	(376,702))

Net increase (decrease) in cash	(1,762,404)	–	(1,762,402)

Cash, beginning of period	3,099,422	–	3,099,422

Cash, end of period	$1,337,018	$–	$1,337,018

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–	$–
Cash paid for income tax	$–	$–	$–

F-48

Note 15 – Subsequent Events

Quarterly Grants to our Board of Directors

On October 22, 2024, the Company issued non-employee directors listed in the table below the equity portion of their quarterly compensation. Each of the directors received a vested restricted stock grant for services as a director (and where applicable, committee member) during the quarter ended September 30, 2024. The shares of restricted common stock were granted under the Company’s 2022 Equity Incentive Plan and was subject to each director executing the Company’s standard Restricted Stock Agreement. The fair value per share was based on the quoted trading price as of the close of the market as of October 22, 2024.

Director	Fair Value Per Share	Amount of Restricted Common Stock	Aggregate Fair Value
Cristina Colon	$1.45	7,472	$10,833
Sanford Rich	$1.45	7,472	$10,833
Robert Lowry	$1.45	7,472	$10,833
Jeffrey Thompson	$1.45	6,897	$10,000

Private Placement Agreement

On October 29, 2024 (the “Closing Date”), the Company entered into Securities Purchase Agreements (the "SPA”) with accredited investors (each, an "Investor” and together the "Investors”) for a private placement offering ("Private Placement”), for aggregate gross proceeds of $1.95 million before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement. The Company intends to use the net proceeds of approximately $1.7 million of the Private Placement for working capital and general corporate purposes. As part of the Private Placement, the Company issued an aggregate of 1,286,184 units at a per unit purchase price of $1.52 per unit. Each unit consists of one share of common stock, par value $0.01 per share (the "Common Stock”) and one warrant to purchase one share of the Company’s Common Stock at an exercise price of $1.99 per share (each an "Investor Warrant”) and collectively, the Investor Warrants”). The Investor Warrants have a term of five and a half years from the Closing Date and may not be exercised for 180 days after the Closing Date and are exercisable at $1.99 per share, subject to certain limitations and adjustments set forth in the Investor Warrants. Allan Evans, the Company’s Chief Executive Officer and Sanford Rich and Robert Lowry, each a member of the Company’s board of directors, invested an aggregate of $250,000 in the Private Placement on identical terms to the other Investors.

On November 5, 2024, the Board of Directors of the Company awarded each of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operation Officer 50,000 restricted shares of the Company’s Common Stock under the Plan as bonuses related to the Private Placement. The restricted shares are valued at $1.96 per share, the closing price of our common stock as of the date of the grant, for a total value of $98,000 for each of the Company’s Officers. The bonuses are subject to the Company’s clawback Policy.

F-49

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC registration fee	$1,500
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Transfer agent fees and expenses	3,000
Miscellaneous	5,000
Total	$44,500

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The laws of Nevada provides for discretionary indemnification for each person who serves as or at our request as an officer, director, employee, or agent. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director, officer, employee, or agent. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he/she must not have had a reasonable cause to believe his conduct was unlawful. Such discretionary indemnification must be determined by the stockholders, the board of directors my majority vote of a quorum not including those who were parties to the action, suit, or proceeding, or, in certain circumstances, independent legal counsel in a written opinion. Notwithstanding the above, our Articles of Incorporation further provides that our Bylaws and any agreements cannot provide for the advancement of expenses incurred relating to or arising from proceedings in which we assert a direct claim against an indemnitee or in a proceeding where an indemnitee asserts a direct claim against us.

Our Articles of Incorporation provide that our Company shall indemnify its officers, directors, and agents to the fullest extent permitted by applicable law, and as provided for in the Company’s Bylaws and agreements.

Our Articles of Incorporation further provide that the liability of our directors and offices shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

II-1

RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of all securities that we have sold during the last three years without registration under the Securities Act of 1933, as amended (the “Securities Act”).

On December 1, 2021, we closed a private offering and sold 6,250 shares of Common Stock at a price of $8.00 per share for total proceeds of $50,000. The shares were issued pursuant to the exemption provided under Rule Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On December 30, 2021, we closed a private offering and sold 241,250 shares of Common Stock at a price of $8.00 per share for total proceeds of $1,930,000. The shares were issued pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On January 10, 2022, we closed a private offering and sold 43,750 shares of Common Stock at a price of $8.00 per share for total proceeds of $350,000. The shares were issued pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On April 14, 2022, we closed a private offering and sold 12,500 shares of Common Stock at a price of $8.00 per share for total proceeds of $100,000. The shares were issued pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On December 13, 2022, the Company issued 140 Series B to three accredited investors in connection with the cancellation of 700,000 shares of Common Stock. The Series B preferred stock is convertible into Common Stock at a ratio of 5,000 shares of Common Stock for each share of Series B stock held, subject to certain limitations. The Series B is not entitled to vote on any matters submitted to stockholders of the Company. These issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

On March 7, 2023, we issued 75,000 shares of our Common Stock to the investors in a July 27, 2022 private placement. The shares were issued at the request of Revere Securities as partial consideration for its agreement to modify its engagement letter with the Company. The shares were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On June 1, 2023, the Company issued 50 Series B preferred shares to an accredited investor in connection with the cancellation of 250,000 shares of Common Stock. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On January 2, 2024, the Company issued 16,086 shares of our Common Stock to Brandon Torres Declet as part of severance the Company and Mr. Declet agreed to pursuant to Mr. Declet’s Termination Agreement. The shares were issued pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On February 16, 2024, the Company issued 4,250,000 shares of the Company’s Common Stock to Red Cat The shares were exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 28, 2024, the Company issued 175,000 shares of our Common Stock to an accredited investor in connection with a conversion of 35 shares of our Series B. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On March 12, 2024, the Company issued 175,000 shares of our Common Stock to an accredited investor in connection with a conversion of 35 shares of our Series B. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

II-2

On March 28, 2024, the Company issued 250,000 shares of our Common Stock to an accredited investor in connection with a conversion of 50 shares of our Series B. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On April 30, 2024, the Company issued 937,249 of restricted shares of our Common Stock to our executive officers and Board of Directors members under our Plan. The shares were issued pursuant to the exemption in Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On May 2, 2024, the Company issued 40,650 of shares of our Common Stock to our chief executive officer under our Plan. The shares were issued pursuant to the exemption provided Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On May 17, 2024, the Company issued 75,000 shares of our Common Stock to an accredited investor in connection with a conversion of 15 shares of our Series B. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On June 13, 2024, the Company issued 25,000 shares of our Common Stock to an accredited investor in connection with a conversion of 5 shares of our Series B. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On July 22, 2024, Red Cat entered into an Exchange Agreement with the Company pursuant to which Red Cat exchanged 4,250,000 shares of the Company’s Common Stock, or 4,250 shares of the Company’s newly designated Series A. The transaction was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

On July 30, 2024, the Company issued Common Stock to the non-employee directors listed in the table below. The shares were issued pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

Director	Amount of Common Stock
Cristina Colon	6,052
Sanford Rich	6,052
Robert Lowry	6,052
Jeffrey Thompson	5,587

On August 21, 2024, the Company issued two third-party accredited investors (i) 4% Convertible Promissory Note with an aggregate principal amount of $3,000,000 convertible into 1,507,538 shares of Common Stock, and (ii) 105 shares each of the newly-designated Series C. These issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

On October 18, 2024, the Company issued 250,000 shares of our Common Stock to an accredited investor in connection with a conversion of 50 shares of our Series B. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On October 22, 2024, the Company issued Common Stock to the non-employee directors listed in the table below. These issuances were exempt from registration under Section 3(a)(9) of the Securities Act and Rule 506(b) thereunder.

Director	Amount of Common Stock
Cristina Colón	7,472
Sanford Rich	7,472
Robert Lowry	7,472
Jeffrey Thompson	6,897

II-3

On October 29, 2024, the Company entered into Securities Purchase Agreements with accredited investors and issued an aggregate of 1,286,184 units. Each unit consisted of one share of Common Stock, par value $0.01 per share and one Warrant to purchase one share of the Company’s Common Stock at $1.99 per share. In addition, the Company issued the Placement Agent warrants to purchase 102,895 shares of our Common Stock equal to 8% of the aggregate number of shares of Common Stock sold in the Offering. All of the securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

On November 5, 2024, the Board approved the issuance of 50,000 shares of Common Stock to each of Allan Evans, the Company’s Chief Executive Officer, Brian Hoff the Company’s Chief Financial Officer and Andrew Camden, the Company’s Chief Operating Officer, as a bonus. The shares were issued pursuant to the exemption provided Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

On November 7, 2024, the Company issued 400,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 400 shares of the Company’s Series A Convertible Preferred Stock. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On November 12, 2024, the Company issued 275,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 275 shares of the Company’s Series A Convertible Preferred Stock. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On November 27, 2024, the Company issued 900,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 900 shares of the Company’s Series A Convertible Preferred Stock and 540,000 shares of the Company’s common stock to another accredited investor in connection with a conversion of 540 shares of the Company’s Series A Convertible Preferred Stock. In addition, the Company issued 45,250 shares of the Company’s common stock to Dominari Securities, LLC in connection with a warrant exercise of 45,250 warrant shares and received cash proceeds in the amount of $226,250. The issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

On November 29, 2024, the Company issued 1,075,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 1,075 shares of the Company’s Series A Convertible Preferred Stock and 632,000 shares of the Company’s common stock to another accredited investor in connection with a conversion of 632 shares of the Company’s Series A Convertible Preferred Stock. In addition, the Company issued 8,750 shares of the Company’s common stock to Revere Securities, LLC in connection with a warrant exercise of 8,750 warrant shares and received cash proceeds in the amount of $43,750. The issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

Between December 2, 2024 and December 3, 2024, the Company issued 845,135 shares of the Company’s common stock to an accredited investor in connection with the conversion of $1,681,818 of a 4% Convertible Promissory Note due November 30, 2025 at a conversion price of $1.99 and 662,403 shares of the Company’s common stock to another accredited investor in connection with a conversion of $1,318,182 of a 4% Convertible Promissory Note due November 30, 2025 at a conversion price of $1.99. The issuance was exempt from registration under Section 3(a)(9) of the Securities Act.

On December 3, 2024, the Company issued 315,000 shares of the Company’s common stock to an accredited investor in connection with a conversion of 105 shares of the Company’s Series C Convertible Preferred Stock. In addition, the Company issued 315,000 shares of the Company’s common stock to an accredited investor in connection with a warrant exercise of 315,000 warrant shares and received cash proceeds in the amount of $626,850. The issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

II-4

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	Filing Date
1.1	Form of Underwriting Agreement, dated February 14, 2024, by and between Unusual Machines, Inc. and Dominari Securities, LLC +		8-K	1.1	2/16/24
2.1	Agreement and Plan of Merger by and between Unusual Machines, Inc., a Puerto Rico corporation and Unusual Machines, Inc., a Nevada corporation		8-K	2.1	4/23/24
3.1	Articles of Incorporation		8-K	3.1	4/23/24
3.1(a)	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock		8-K	3.1	7/22/24
3.1(b)	Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock		8-K	3.3	4/23/24
3.1(c)	Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock		8-K	3.1	8/22/24
3.2	Amended and Restated Bylaws		8-K	3.2	10/8/24
3.3	Form of Common Stock Certificate		8-K	3.4	4/23/24
4.1	Revised Form of Representatives Warrant		S-1/A	10.7	2/1/24
4.2	Form of Representatives Warrant		8-K	4.1	2/16/24
4.3	Form of 8% Promissory Note +		8-K	4.1	7/22/24
4.4	4% Convertible Promissory Note – Titan Multi-Strategy Fund I, Ltd. +		S-1	10.20	9/11/24
4.5	4% Convertible Promissory Note – Eleven Ventures LLC +		S-1	10.21	9/11/24
4.6	Common Stock Purchase Warrant – Titan Multi-Strategy Fund I, Ltd. +		S-1	10.22	9/11/24
4.7	Common Stock Purchase Warrant – Eleven Ventures LLC +		S-1	10.23	9/11/24
4.8	Form of Common Stock Purchase Warrant		8-K	10.4	10/30/24
4.9	Form of Placement Agent Warrant		8-K	10.5	10/30/24
5.1	Legal Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.		S-1	5.1	11/27/24
10.1	Share Purchase Agreement+		S-1	10.1	3/14/23
10.1(a)	Amended and Restated Amendment No. 1 to Share Purchase Agreement		S-1/A	10.2	5/3/23
10.1(b)	Amendment No. 2 to Share Purchase Agreement		S-1/A	10.3	8/7/23
10.1(c)	Amendment No. 3 to Share Purchase Agreement		S-1/A	10.4	9/19/23
10.1(d)	Amendment No. 4 to Share Purchase Agreement		S-1/A	10.5	12/15/23
10.2	Security Agreement		S-1	10.3	3/14/23
10.3	Employment Agreement with Brian Hoff #+		S-1	10.6	3/14/23
10.3(a)	Form of Amendment No. 1 to the Employment Agreement with Brian Hoff #		S-1/A	10.11A	8/7/23
10.4	Form of Patent Assignment		S-1/A	10.6	8/7/23
10.5	Form of Trademark Assignment		S-1/A	10.7	8/7/23
10.6	Form of Non-Compete Agreement		S-1/A	10.8	8/7/23
10.7	Form of Restricted Stock Unit Agreement		S-1/A	10.18	8/7/23
10.8	Revised Form of Registration Rights Agreement		S-1/A	10.6	12/15/23
10.9	Amended 2022 Equity Incentive Plan #		S-1/A	10.11	12/15/23
10.10	Employment Offer Letter with Dr. Allan Evans#		S-1/A	10.21	12/15/23
10.11	Brandon Torres Declet Termination and Release Agreement		S-1/A	10.22	12/15/23

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10.12	Allan Evans Non-Compete Agreement		8-K	10.9	2/22/24
10.13	Management Services Agreement #		8-K	10.1	5/6/24
10.14	Form of Exchange Agreement +		8-K	10.1	7/22/24
10.15	Form of Closing Date working Capital Agreement and Consent +		8-K	10.2	7/22/24
10.16	Exchange Agreement – Titan Multi-Strategy Fund I, Ltd. +		S-1	10.24	9/11/24
10.17	Exchange Agreement – Eleven Ventures LLC +		S-1	10.25	9/11/24
10.18	Registration Rights Agreement – Titan Multi-Strategy Fund I, Ltd. +		S-1	10.26	9/11/24
10.19	Registration Rights Agreement – Eleven Ventures LLC +		S-1	10.27	9/11/24
10.20	Letter Agreement - Titan Multi-Strategy Fund I, Ltd.		8-K	10.1	10/8/24
10.21	Letter Agreement - Eleven Ventures LLC		8-K	10.2	10/8/24
10.22	Amendment No.1 to 2022 Equity Incentive Plan, as amended #		8-K	10.3	10/8/24
10.23	Form of Restricted Stock Agreement		8-K	10.1	10/24/24
10.24	Form of Securities Purchase Agreement		8-K	10.1	10/30/24
10.25	Placement Agency Agreement		8-K	10.2	10/30/24
10.26	Registration Rights Agreement		8-K	10.3	10/30/24
10.27	Form of Lock-up Agreement		8-K	10.6	10/30/24
10.28	Form of Advisory Agreement		S-1	10.28	11/27/24
21.1	List of Subsidiaries		10-K/A	21.1	8/9/24
23.1	Consent of Salberg & Company, P.A.	(1)
23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.	(2)
101.INS	Inline XBRL Instance Document	(1)
101.SCH	Inline XBRL Taxonomy Extension Schema	(1)
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase	(1)
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase	(1)
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase	(1)
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase	(1)
107	Filing Fee Table		S-1	107	11/27/24

+

Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC Staff upon request.

#	Indicates management compensatory plan, contract or agreement.

(1)	Filed herein
(2)	Contained in Exhibit 5.1

II-6

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Filing Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando Florida on December 5, 2024.

UNUSUAL MACHINES, INC.

By:	/s/ Allan Evans
Allan Evans
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allan Evans	Chief Executive Officer and Director	December 5, 2024
Allan Evans	(Principal executive officer)

/s/ Brian Hoff	Chief Financial Officer	December 5, 2024
Brian Hoff	(Principal financial and accounting officer)

/s/ Cristina Colón	Director	December 5, 2024
Cristina Colón

/s/ Jeffrey Thompson	Director	December 5, 2024
Jeffrey Thompson

/s/ Robert Lowry	Director	December 5, 2024
Robert Lowry

/s/ Sanford Rich	Director	December 5, 2024
Sanford Rich

II-8